EXHIBIT 99.1
Part II, Item 7. Management’s Discussion and
Analysis of Financial Condition and
Results of Operations

Overview	1

Forward-looking Statements	7

Critical Accounting Policies/Estimates	7

Statement of Income Analysis
Net Interest Income	14
Provision for Loan Losses	18
Non-Interest Income	18
Operating Expenses	21
Income Tax Expense	22
Fourth Quarter Results	23

Reportable Segment Results	23

Restructuring and Integration Plan	26

Statement of Condition Analysis
Assets	27
Deposits, Borrowings and Other Liabilities	30
Stockholders’ Equity	30

Off-Balance Sheet Financing Entities	32

Risk Management	33
Market Risk	33
Liquidity Risk	39
Credit Risk Management and Loan Quality	45
Operational Risk Management	51

Significant Events Subsequent to Year-End 2006	52

Recently Issued Accounting Pronouncements and Interpretations	52

Glossary of Selected Financial Terms	56

Statistical Summaries
Statements of Condition	58
Statements of Income	59
Average Balance Sheet and Summary of Net Interest Income	60
Quarterly Financial Data	62

Management’s Discussion and
Analysis of Financial Condition and
Results of Operations
The following management’s discussion and analysis (MD&A) provides you with information management believes necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the Corporation or Popular). All accompanying tables, consolidated financial statements and corresponding notes included in this “Financial Review and Supplementary Information - 2006 Annual Report” (the report) should be considered an integral part of this MD&A.
Overview
The Corporation is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Since its foundation more than a century ago, Popular has evolved from a commercial bank based in Puerto Rico to a diverse financial services company with operations in Puerto Rico, the United States, the Caribbean and Latin America. At December 31, 2006, the Corporation ranked 24th in assets and 33rd in market value of its common stock among U.S. bank holding companies based on public information gathered and published by SNL Securities.
     The Corporation operates three principal businesses or operating segments: Banco Popular de Puerto Rico, Popular North America and EVERTEC. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico (BPPR), as well as auto and equipment leasing and financing, mortgage loans, consumer lending, reinsurance and insurance agency services, and investment banking and broker-dealer services through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, Banco Popular North America (BPNA), providing a broad range of financial services and products to the communities it serves. Also, in the United States, Popular Financial Holdings, Inc. (PFH) offers mortgage and personal loans through its subsidiary Equity One, Inc., while E-LOAN, Inc. (E-LOAN) provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation strives to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. EVERTEC, Inc. (EVERTEC), the Corporation’s main subsidiary in this business segment, is the leading provider of financial transaction processing and information technology solutions in Puerto Rico and the Caribbean.
     Net income for the year ended December 31, 2006 amounted to $357.7 million, compared with $540.7 million for 2005. Popular, Inc.’s financial performance for 2006 was below market expectations primarily because of the poor performance of PFH. As described subsequently in this MD&A under the Restructuring and Integration Plan section, management performed a comprehensive strategic and financial assessment of PFH operations and, in early 2007, made a determination to exit those business lines within PFH that were underperforming. Performance in the Puerto Rico operations was satisfactory in spite of a difficult business environment, which included a recession in the local economy and the turmoil that has been affecting some sectors of the banking industry in Puerto Rico since 2005 due to restatements of financial results and regulatory enforcement actions. Some progress has been made in recovering the confidence of market participants, although the final resolution of the regulatory and accounting difficulties confronting some local banks has not yet been completed.
     The primary contributors to the Corporation’s financial performance for 2006 compared to 2005 are presented below. These items and their financial impact are explained further in this MD&A. Table A presents a five-year summary of the components of net income as a percentage of average total assets, whereas Table B presents the changes in net income applicable to common stock and earnings per common share for the last three years. In addition, Table C provides selected financial data for the past 10 years. A glossary of selected financial terms has been included at the end of this MD&A.
•	Lower net interest income on a taxable equivalent basis by $7.4 million, or less than 1%. As shown in Table D, this decline was mainly the result of a lower taxable equivalent adjustment and lower net interest margin, partially offset by an increase in average earning assets. For further information refer to the Net Interest Income and Market Risk sections of this MD&A.

•	Higher provision for loan losses by $92.5 million, primarily associated with growth in the loan portfolio and higher net charge-offs. Also, the stable to favorable trends in credit quality statistics in most lending categories experienced throughout 2005, deteriorated for some sectors in 2006. Rising loan delinquency levels were experienced due to economic conditions mainly in Puerto Rico and in the nonprime mortgage sector in the United States. Refer to the Credit Risk Management and Loan Quality section of this MD&A for a more detailed analysis of the allowance for loan losses, net charge-offs, non-performing assets and credit quality statistics.

•	Higher non-interest income by $24.2 million, or 3%, which included an increase in gains on the sale of loans related to E-LOAN’s loan production and other revenues at this subsidiary of $73.1 million. E-LOAN was acquired by the

Table A
Components of Net Income as a Percentage of Average Total Assets

	For the Year
	2006	2005	2004	2003	2002

Net interest income	2.96%	3.07%	3.45%	3.71%	3.65%
Provision for loan losses	(0.60)	(0.42)	(0.45)	(0.57)	(0.65)
Sales and valuation adjustments of investment securities	0.01	0.11	0.04	0.21	(0.01)
Gain on sale of loans	0.24	0.18	0.11	0.15	0.19
Other non-interest income	1.43	1.40	1.38	1.45	1.53

	4.04	4.34	4.53	4.95	4.71
Operating expenses	(3.08)	(2.86)	(2.94)	(3.21)	(3.23)

Net income before tax and cumulative effect of accounting change	0.96	1.48	1.59	1.74	1.48
Income tax	(0.22)	(0.32)	(0.36)	(0.38)	(0.37)
Cumulative effect of accounting change, net of tax	—	0.01	—	—	—

Net income	0.74%	1.17%	1.23%	1.36%	1.11%

Corporation in the fourth quarter of 2005. Partially offsetting these increases were lower gains on sale and valuation adjustments of investment securities by $47.8 million. The results for the year ended December 31, 2006 included $22.2 million in net gains on sale of investment securities, mainly marketable equity securities, offset by $17.9 million of unfavorable valuation adjustments for other-than-temporary impairments of investment securities available-for-sale, principally interest-only securities of PFH. This compared to $67.4 million in net gains on sale of securities for 2005, offset by $15.8 million of unfavorable valuation adjustments for other-than-temporary impairments of investment securities. Also, in 2006, there were lower fees derived from Popular Cash Express (PCE), the Corporation’s check cashing operations in the U.S. mainland. The Corporation sold, in the fourth quarter of 2005, substantially all the assets of PCE. This subsidiary represented a reduction of $27.3 million in non-interest income compared with the 2005 results. Refer to the Non-Interest Income section of this MD&A for further information by category which, in the aggregate, contributed to the favorable variance in non-interest income.

•	Higher operating expenses by $156.9 million, or 12%, principally in the categories of personnel costs, business promotion, professional fees, and equipment expenses. E-LOAN’s share of the increase in operating expenses for the year 2006 approximated $133 million. PCE contributed with a reduction of $28 million, which represents the subsidiary’s costs for year 2005. Isolating the above impact in operating expenses from E-LOAN and PCE, the Corporation’s operating expenses for the year ended December 31, 2006 increased by $52 million, or 4%, compared with the previous year. The results for 2006 also included impairment losses on long-lived assets and goodwill related to PFH in the amount of $21.4 million. These impairment charges are explained further under the caption of Popular North America in the Reportable Segment Results section of this MD&A.
     Also, the year 2006 includes $9.7 million as part of other operating expenses representing a net loss for the month of December 2005 of those subsidiaries that changed their fiscal year in 2006. After tax, this change resulted in a net loss of $6.1 million. As previously described in the Corporation’s Form 10-K for the year ended December 31, 2005, in 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period, primarily as part of a strategic plan to put in place a corporate-wide integrated financial system and to facilitate the consolidation process. The $9.7 million includes the financial results for the month of December 2005 of Popular FS, Popular Securities, Popular North America (holding company only) and certain subsidiaries of PFH. The impact of the change in fiscal year for those subsidiaries that implemented the change in 2005 was an increase in net income of $3.6 million and is presented in the consolidated statement of income for the year ended December 31, 2005 as a cumulative effect adjustment for a change in accounting principle. The change in presentation from 2005 to 2006 resulted after considering the provisions of SFAS No. 154 “Accounting Changes and Error Corrections”, which became effective for the Corporation in the first quarter of

Table B
Changes in Net Income Applicable to Common Stock and Earnings per Common Share

	2006		2005		2004
(In thousands, except per common share amounts)	Dollars	Per share	Dollars	Per share	Dollars	Per share

Net income applicable to common stock for prior year	$528,789	$1.98	$477,995	$1.79	$460,996	$1.74
Increase (decrease) from changes in:
Net interest income	3,703	0.01	48,696	0.18	90,823	0.34
Provision for loan losses	(92,488)	(0.35)	(16,615)	(0.06)	17,282	0.06
Sales and valuation adjustments of investment securities	(47,754)	(0.18)	36,859	0.14	(55,840)	(0.21)
Other non-interest income	71,964	0.27	139,645	0.53	38,601	0.15
Impairment losses on long-lived assets*	(7,232)	(0.03)	—	—	—	—
Amortization of intangibles and goodwill impairment losses	(17,037)	(0.06)	(1,735)	(0.01)	—	—
All other operating expenses	(132,604)	(0.50)	(155,453)	(0.58)	(57,929)	(0.22)
Income tax	42,029	0.16	(4,210)	(0.01)	(14,379)	(0.05)
Minority interest	—	—	—	—	435	—
Cumulative effect of accounting change	(3,607)	(0.01)	3,607	0.01	—	—

Net income before preferred stock dividends and change in average common shares	345,763	1.29	528,789	1.99	479,989	1.81
Increase in preferred stock dividends	—	—	—	—	(1,994)	(0.01)
Change in average common shares**	—	(0.05)	—	(0.01)	—	(0.01)

Net income applicable to common stock	$345,763	$1.24	$528,789	$1.98	$477,995	$1.79

*	Associated with PFH’s Restructuring and Integration Plan

**	Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan and the subscription rights offering, and the effect of stock options exercised in the years presented.

2006. As of December 31, 2006, all subsidiaries of the Corporation have aligned their year-end closings to December 31st, similar to the parent holding company.

•	Lower income tax expense by $42 million, or 28%, due to lower taxable income, offset by factors such as lower exempt interest income, net of disallowance of expenses related to exempt income. Also, results for the year 2005 were favorably impacted by higher income subject to a lower preferential capital gain tax rate, while the results for 2006 were impacted by a temporary increase in the statutory income tax rate for Banco Popular de Puerto Rico from 41.5% to 43.5%. Refer to the Income Tax section of this MD&A for additional information.

•	Total assets at December 31, 2006 amounted to $47.4 billion, or $1.2 billion lower than total assets at the same date in the previous year. Total earning assets at December 31, 2006 decreased by approximately 3% compared with December 31, 2005, in part due to a deliberate reduction in the size of the Corporation’s securities portfolio and increased loan sales. Despite the latter, loan growth was strong, primarily targeted through business efforts in the commercial and consumer arena. As of December 31, 2006, loans, the primary interest-earning asset category for the Corporation, represented a $1.0 billion or 3% growth from December 31, 2005. For more detailed information on lending activities, refer to the Statement of Condition Analysis and Credit Risk Management and Loan Quality sections of this MD&A. Investment and trading securities, the second largest component of interest-earning assets, accounted for $2.1 billion of the decline in total assets from December 31, 2005.

•	Assets at December 31, 2006 were funded principally through deposits, primarily time deposits, and short-term funds. Deposits supported approximately 52% of the asset base, while borrowings, other liabilities and stockholders’ equity accounted for approximately 48%. For additional data on funding sources refer to the Statement of Condition Analysis and Liquidity Risk sections of this MD&A.

Table C
Selected Financial Data

(Dollars in thousands, except per share data)	2006	2005	2004

CONDENSED INCOME STATEMENTS
Interest income	$3,064,441	$2,665,859	$2,216,265
Interest expense	1,636,531	1,241,652	840,754

Net interest income	1,427,910	1,424,207	1,375,511

Provision for loan losses	287,760	195,272	178,657
Sales and valuation adjustments of investment securities	4,359	52,113	15,254
Gain on sale of loans	117,421	83,297	44,168
Other non-interest income	687,705	649,865	549,349
Operating expenses	1,485,073	1,328,200	1,171,012
Income tax	106,886	148,915	144,705
Net (gain) loss of minority interest	—	—	—
Cumulative effect of accounting change, net of tax	—	3,607	—

Net income	$357,676	$540,702	$489,908

Net income applicable to common stock	$345,763	$528,789	$477,995

PER COMMON SHARE DATA*
Net income:
Basic before cumulative effect of accounting change	$1.24	$1.97	$1.79
Diluted before cumulative effect of accounting change	1.24	1.96	1.79
Basic after cumulative effect of accounting change	1.24	1.98	1.79
Diluted after cumulative effect of accounting change	1.24	1.97	1.79
Dividends declared	0.64	0.64	0.62
Book value	12.32	11.82	10.95
Market price	17.95	21.15	28.83
Outstanding shares:
Average	278,468,552	267,334,606	266,302,105
End of period	278,741,547	275,955,391	266,582,103

AVERAGE BALANCES
Net loans**	$32,078,716	$29,730,913	$25,143,559
Earning assets	44,930,391	43,245,684	37,621,648
Total assets	48,294,566	46,362,329	39,898,775
Deposits	23,264,132	22,253,069	19,409,055
Borrowings	20,545,546	20,091,520	16,954,909
Total stockholders’ equity	3,741,273	3,274,808	2,903,137

PERIOD END BALANCES
Net loans**	$32,736,939	$31,710,207	$28,742,261
Allowance for loan losses	522,232	461,707	437,081
Earning assets	43,660,568	45,167,761	41,812,475
Total assets	47,403,987	48,623,668	44,401,576
Deposits	24,438,331	22,638,005	20,593,160
Borrowings	18,533,816	21,296,299	19,882,202
Total stockholders’ equity	3,620,306	3,449,247	3,104,621

SELECTED RATIOS
Net interest yield (taxable equivalent basis)	3.44%	3.59%	3.95%
Return on average total assets	0.74	1.17	1.23
Return on average common stockholders’ equity	9.73	17.12	17.60
Dividend payout ratio to common stockholders	51.02	32.31	32.85
Efficiency ratio	67.16	62.30	59.86
Overhead ratio	47.31	38.12	40.88
Tier I capital to risk-adjusted assets	10.61	11.17	11.82
Total capital to risk-adjusted assets	11.86	12.44	13.21

*	Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data have been adjusted to reflect two stock splits effected in the form of dividends on July 8, 2004 and July 1, 1998.

**	Includes loans held-for-sale.

Year ended December 31,
2003	2002	2001	2000	1999	1998	1997

$2,034,238	$2,023,797	$2,095,862	$2,150,157	$1,851,670	$1,651,703	$1,491,303
749,550	863,553	1,039,105	1,167,396	897,932	778,691	707,348

1,284,688	1,160,244	1,056,757	982,761	953,738	873,012	783,955

195,939	205,570	213,250	194,640	148,948	137,213	110,607
71,094	(3,342)	27	11,201	638	8,933	2,268
53,572	52,077	45,633	39,673	34,890	23,036	23,315
501,344	495,028	446,156	413,186	337,388	259,277	222,015
1,113,083	1,029,002	926,209	876,433	837,482	720,354	636,920
130,326	117,255	105,280	100,797	85,120	74,671	74,461
(435)	(248)	18	1,152	2,454	328	—
—	—	686	—	—	—	—

$470,915	$351,932	$304,538	$276,103	$257,558	$232,348	$209,565

$460,996	$349,422	$296,188	$267,753	$249,208	$223,998	$201,215

$1.74	$1.31	$1.09	$0.99	$0.92	$0.83	$0.75
1.74	1.31	1.09	0.99	0.92	0.83	0.75
1.74	1.31	1.09	0.99	0.92	0.83	0.75
1.74	1.31	1.09	0.99	0.92	0.83	0.75
0.51	0.40	0.38	0.32	0.30	0.25	0.20
9.66	9.10	7.97	6.96	5.76	5.93	5.19
22.43	16.90	14.54	13.16	13.97	17.00	12.38

265,481,840	267,830,164	272,476,576	271,814,952	271,171,268	271,064,172	268,073,928
265,783,892	264,878,094	272,724,728	271,997,234	271,308,584	271,274,654	270,730,816

$20,730,041	$18,729,220	$17,045,257	$15,801,887	$13,901,290	$11,930,621	$10,548,207
32,781,355	30,194,914	26,414,204	24,893,366	22,244,959	19,261,949	17,409,634
34,674,761	31,822,390	27,957,107	26,569,755	23,806,372	20,432,382	18,419,144
17,757,968	16,984,646	15,575,791	14,508,482	13,791,338	12,270,101	10,991,557
13,835,437	12,190,076	9,805,000	9,674,547	7,825,855	6,268,921	5,874,427
2,545,113	2,150,386	2,096,534	1,884,525	1,712,792	1,553,258	1,370,984

$22,602,192	$19,582,119	$18,168,551	$16,057,085	$14,907,754	$13,078,795	$11,376,607
408,542	372,797	336,632	290,653	292,010	267,249	211,651
34,451,748	31,899,765	29,139,288	26,339,431	23,754,620	21,591,950	18,060,998
36,434,715	33,660,352	30,744,676	28,057,051	25,460,539	23,160,357	19,300,507
18,097,828	17,614,740	16,370,042	14,804,907	14,173,715	13,672,214	11,749,586
14,949,236	12,955,966	11,588,221	10,785,239	9,154,468	7,297,742	5,689,460
2,754,417	2,410,879	2,272,818	1,993,644	1,660,986	1,709,113	1,503,092

4.28%	4.19%	4.33%	4.23%	4.65%	4.91%	4.84%
1.36	1.11	1.09	1.04	1.08	1.14	1.14
19.30	16.29	14.84	15.00	15.45	15.41	15.83
27.05	30.76	33.10	32.47	31.56	28.42	25.19
60.51	60.42	59.81	61.45	63.16	62.35	61.88
37.91	41.82	41.11	41.96	48.71	49.15	49.66
12.43	9.85	9.96	10.44	10.17	10.82	12.17
13.93	11.52	11.74	12.37	12.29	13.14	14.56

•	Popular has accomplished deposit growth despite intense competitive pressures. The increase in time deposits from December 31, 2005 was mostly in retail certificates of deposits due to more aggressive campaigns. Also, during 2006, consumers once again reiterated their trust and recognition of E-LOAN’s brand name. In the third quarter of 2006, E-LOAN launched a deposit gathering campaign to raise deposits through BPNA by means of E-LOAN’s online platform. In a week, deposits raised by E-LOAN for its affiliate BPNA amounted to approximately $27 million. By the end of December 31, 2006, deposits outstanding gathered through E-LOAN reached $1.3 billion, primarily in certificates of deposit and savings accounts. The Corporation intends to continue to leverage the E-LOAN brand, technology and internet financial services platform over the next several years to complement the Corporation’s growth strategy in the U.S. operations.

•	Stockholders’ equity from December 31, 2005 to the same date in 2006 increased $171 million mainly due to earnings retention and to approximately $41 million in additional capital derived from the issuance of new shares of common stock under the subscription rights offering conducted at the end of 2005. These favorable variances were partially offset by a $40 million reduction in capital resulting from the adoption of SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans”, which requires the recording of the underfunded status of the Corporation’s pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income. Also, stockholders’ equity was reduced by a higher unrealized loss position in the valuation of the available-for-sale securities portfolio of approximately $17 million. The adoption of SFAS No. 158 effective on December 31, 2006 did not have a significant impact on the Corporation’s financial covenants. Also, it did not have an impact on the Corporation’s regulatory capital ratios. In December 2006, federal banking regulatory agencies announced an interim decision that SFAS No. 158 will not affect banking organizations’ regulatory capital. Until the agencies determine otherwise through the adoption of regulations, banks, bank holding companies, and savings associations should exclude from regulatory capital any amounts recorded in accumulated other comprehensive income resulting from the adoption and application of SFAS No. 158.

•	The Corporation’s common stock declined 15% in market value in 2006 closing at $17.95. The Corporation’s market capitalization at December 31, 2006 was $5.0 billion, compared with $5.8 billion at December 31, 2005. Popular’s cumulative total return for common stockholders, including reinvested dividends, was a positive 123.45% during the 5-year period ending December 31, 2006, which compares satisfactorily to the NASDAQ Composite Index return of 123.84% during the same period. The NASDAQ Bank Index was 160.07% for the 5-year period ending December 31, 2006. The shares of the Corporation’s common and preferred stock are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) system under the symbols BPOP and BPOPO, respectively. Table J shows the Corporation’s common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared.
     The Corporation, like other financial institutions, is subject to a number of risks, many of which are outside of management’s control, though efforts are made to manage those risks while optimizing returns. Among the risks assumed are: (1) market risk, which is the risk that changes in market rates and prices will adversely affect the Corporation’s financial condition or results of operations, (2) liquidity risk, which is the risk that the Corporation will have insufficient cash or access to cash to meet operating needs and financial obligations, (3) credit risk, which is the risk that loan customers or other counterparties will be unable to perform their contractual obligations, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. These four risks are covered in greater detail throughout this MD&A. In addition, the Corporation is subject to legal, compliance and reputational risks, among others.
     As a financial services company, the Corporation’s earnings are significantly affected by general business and economic conditions. Lending and deposit activities and fee income generation are influenced by the level of business spending and investment, consumer income, spending and savings, capital market activities, competition, customer preferences, interest rate conditions and prevailing market rates on competing products. The Corporation continuously monitors general business and economic conditions, industry-related indicators and trends, competition, interest rate volatility, credit quality indicators, loan and deposit demand, operational and systems efficiencies, revenue enhancements and changes in the regulation of financial services companies. The Corporation operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations. Also, competition with other financial institutions could adversely affect its profitability.
     The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2006, while not all inclusive, discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.
     Further discussion of operating results, financial condition and business risks is presented in the narrative and tables included herein.
Forward — Looking Statements
The information included in this report may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include descriptions of products or services, plans or objectives for future operations, and forecast of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.
     By their nature, forward-looking statements are subject to numerous assumptions, risks and uncertainties. These statements are based on management’s current expectations. Actual results may differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions, competition, fiscal and monetary policies and legislation may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of detailed forward-looking statements, refer to the Corporation’s Form 10-K filed with the U.S. Securities and Exchange Commission for the year ended December 31, 2006. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
Critical Accounting Policies / Estimates
The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles (GAAP) in the United States of America and general practices within the financial services industry. The Corporation’s significant accounting policies are described in detail in Note 1 to the consolidated financial statements and should be read in conjunction with this section.
     Critical accounting policies require management to make estimates and assumptions, which involve significant judgment about the effect of matters that are inherently uncertain and that involve a high degree of subjectivity. These estimates are made under facts and circumstances at a point in time and changes in those facts and circumstances could produce actual results that differ from those estimates. The following MD&A section is a summary of what management considers the Corporation’s critical accounting policies / estimates.
Securities’ Classification and Related Values
Management determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity (HTM) when the Corporation has the intent and ability to hold the securities to maturity. HTM securities are reported on the Corporation’s financial statements at amortized cost. Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as HTM or trading, except for equity or other securities which do not have readily available fair values, are classified as available-for-sale (AFS). Securities AFS are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in accumulated other comprehensive income (a component of stockholders’ equity). At December 31, 2006, unrealized net losses on the AFS securities, net of taxes, amounted to $155 million. Investments in equity or other securities that do not have publicly and readily determinable fair values are classified as other investment securities in the statement of condition and carried at the lower of cost or realizable value.
     The assessment of fair value applies to certain of the Corporation’s assets and liabilities, including the trading and investment portfolios. Fair values are volatile and are affected by factors such as market interest rates, technical factors affecting supply and demand, prepayment speeds and discount rates.
     Fair values for most of the Corporation’s trading and investment securities, including publicly-traded equity securities, are based on quoted market prices. If quoted market prices are not readily available, fair values are based on quoted prices of similar instruments. For information on the determination of the fair value of interest-only strips derived from securitization transactions, refer to the critical accounting policy described under the section Retained Interests on Transfers of Financial Assets — Nonprime Mortgage Loan Securitizations, in this MD&A. Significant changes in factors such as interest and prepayment rates could affect the value of the trading, AFS and HTM securities and cause the Corporation to recognize other-than-temporary impairments, thereby adversely affecting results of operations. Management assesses the fair value of its portfolio at least on a quarterly basis. Factors considered include for example, the nature of the investment, severity and duration of possible impairments, industry reports, sector credit ratings, economic environment, creditworthiness of the issuers and any guarantees, and the ability to hold the security until maturity or recovery. Any impairment that is considered other-than-temporary is recorded directly in the income statement.
     Notwithstanding the judgment required in determining the fair value of the Corporation’s assets and liabilities, management believes that its estimates of fair value are reasonable given the process of obtaining external prices, periodic reviews of internal models and the consistent application of methodologies from period to period.
Loans and Allowance for Loan Losses
Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding.
     Recognition of interest income on commercial and construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when loans are 90 days or more in arrears on payments of principal or interest, or when other factors indicate that the collection of principal and interest is doubtful. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. The Corporation adopted the standard industry practice for commercial loans of ceasing the accrual of interest at 90 days or more instead of 60 days or more, its prior policy, effective for the quarter ended March 31, 2004. Closed-end consumer loans and leases are charged-off when payments are 120 days in arrears. In the case of the Corporation’s non-bank consumer and mortgage lending subsidiaries, however, closed-end consumer loans are charged-off when payments are 180 days delinquent. Open-end (revolving credit) consumer loans are charged-off when payments are 180 days in arrears.
     One of the most critical and complex accounting estimates is associated with the determination of the allowance for loan losses. The provision for loan losses charged to current operations is based on this determination. The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, the Corporation considers a commercial loan to be impaired when the loan amounts to $250,000 or more and interest and / or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired commercial loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired commercial loans is part of the Corporation’s overall allowance for loan losses. SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses for the Corporation is based on historical net charge-offs experience by loan type and legal entity.
     The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing its assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic developments affecting companies in specific industries and specific issues with respect to single borrowers. Other factors that can affect management’s estimates are the years of historical data to include when estimating losses, the level of volatility of losses in a specific portfolio, changes in underwriting standards, financial accounting standards and loan impairment measurement, among others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold, may all affect the required level of the allowance for loan losses.
     A discussion about the process used to estimate the allowance for loan losses is presented in the Credit Risk Management and Loan Quality section of this MD&A.
Retained Interests on Transfers of Financial Assets — Nonprime Mortgage Loan Securitizations
In nonprime mortgage loan securitizations, the Corporation combines the nonprime mortgage loans that are originated or purchased in pools to serve as collateral for asset-backed securities that are issued to the public. In connection with PFH’s securitization transactions, the Corporation is party to pooling and servicing agreements in which the Corporation transfers (on a servicing retained basis) certain of the Corporation’s loans to a special purpose entity, which in turn transfers the loans to a securitization trust vehicle.
     In order to determine the proper accounting treatment for each securitization transaction, management evaluates whether or not the Corporation retained or surrendered control over the transferred assets by reference to the conditions set forth in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities — a replacement of FASB Statement No. 125.” All terms of these transactions are evaluated against the conditions set forth in this statement, including among the principal factors the isolation of transferred assets from the transferor, transferee’s right to pledge or exchange the transferred assets, and entitlement and obligation to repurchase or redeem the assets.
     When the transfer of nonprime mortgage loans is executed in a manner such that the Corporation surrenders control over the collateral and meets all required sale criteria of SFAS No. 140, the transfer is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange (“off-balance sheet securitizations”). In accordance with SFAS No. 140, a gain or loss on the sale is recognized based on the carrying amount of the financial assets involved in the transfer, allocated between the assets transferred and the retained interests based on their relative fair value at the date of transfer. In a loan securitization accounted for as a sale of assets, the Corporation normally retains the right to service the underlying mortgage loans and also retains the residual interest certificates, also referred to as interest-only strips (IOs). The estimated fair value of the securitization components is considered a critical accounting estimate as the valuation assumptions used regarding economic conditions and the makeup of the collateral, including interest rates, principal payments, prepayments and loan defaults, are highly uncertain and require a high degree of judgment.
     During 2006, the Corporation completed three off-balance sheet securitizations of nonprime mortgage loans which met the criteria for sale accounting under SFAS No. 140. Approximately, $1.0 billion in adjustable and fixed rate mortgage loans were securitized and sold by PFH during this period, with a gain on sale of approximately $19 million. As part of these transactions, the Corporation recognized mortgage servicing rights (MSRs) of $19 million and IOs of $37 million.
     When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 sales criteria, the Corporation is not permitted to derecognize the transferred financial assets and the transaction is accounted for as a secured borrowing. In these cases, the assets remain on the Corporation’s financial statements and a liability is recorded for the related asset-backed securities (“on-balance sheet securitizations”). The loans transferred to the trusts are included on the consolidated statement of condition as pledged loans held-in-portfolio. Since the Corporation retains the servicing of the loans in on-balance sheet securitizations, it recognizes MSRs at the time of securitization as they become a distinct asset that can be contractually separated from the underlying loans.
     During 2006, PFH completed three on-balance sheet securitizations involving approximately $1.2 billion in adjustable and fixed rate mortgage loans. As part of these transactions, the Corporation recognized MSRs of $17 million.
     The recorded IOs and MSRs resulting from the nonprime mortgage loan securitizations are subject to the valuation techniques described below since quoted market prices for these types of assets are not readily available because these assets are not actively traded.
Interest-only strips
IOs retained as part of off-balance sheet securitizations of nonprime mortgage loans prior to 2006 are classified as investment securities available-for-sale and are presented at fair value in the consolidated statements of condition. Related unrealized gains and losses are excluded from earnings and reported net of tax in accumulated other comprehensive income until realized, or in earnings if an unrealized loss has been determined to be other-than-temporary. PFH’s IOs classified as available-for-sale as of December 31, 2006 amounted to $49 million.
     Commencing in January 2006, the IOs derived from PFH’s newly-issued off-balance sheet securitizations are being accounted for as trading securities. As such, any valuation adjustment related to these particular IOs is being recorded as part of trading account profit (loss) in the consolidated statements of income. IOs accounted for as trading securities from PFH securitizations amounted to $37 million at December 31, 2006.
     The cash flows the Corporation receives on IOs are dependent on the interest rate environment, default and prepayment experience of the borrowers of the underlying mortgage loan collateral and the interest spread between the coupon on the underlying loans and the cost of financing, considering overcollateralization, which is designed to protect the primary security holder from credit loss on the underlying loans. As payments are received, they are applied to the cost basis of the IO. Each period, the accretable yield for each IO is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the IO.
     The fair value of the IOs for each securitization deal is determined by a third-party by using a cash flow model to calculate the present value of projected future cash flows. All economic assumptions are internally developed and provided to the third-party by the Corporation (the internal-based valuation). The assumptions, which are highly uncertain and require a high degree of judgment, include primarily market discount rates, anticipated prepayment speeds, delinquency and loss rates. The assumptions used are drawn from a combination of internal and external data sources. The principal assumptions and their sources are summarized below:
•	Prepayment rates on loan collateral are estimated by product types (adjustable and fixed rate mortgages) by analyzing internal loan collateral prepayment performance and prepayment data obtained from research reports and publications provided by industry participants.

•	Discount rates are determined based on the inherent risk associated with the specific cash flow stream and rates of return observed in the capital markets for instruments with similar cash flow characteristics.

•	Future interest rates are projected from a forward yield curve obtained from nationally recognized market data service providers, such as Bloomberg.

•	Credit losses are estimated by utilizing an industry standard predictive credit performance model and allocated over the expected life of the collateral by utilizing a default curve developed by a nationally recognized credit rating agency. Credit losses are determined for the major product types (adjustable and fixed rate mortgages) in the collateral pool being securitized and are calibrated by analyzing actual loss experience realized by the Corporation to that projected by the model for the same type of collateral.
     The assumptions set is periodically refined as data is updated, accumulated and analyzed, tools utilized for analysis become more sophisticated and market conditions change. This is based on the same framework utilized to determine the initial assumptions used to calculate fair value. Any measurement of the fair value of IOs is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.
     A third-party valuation of the fair value of the IOs, in which all economic assumptions are determined by this third-party (the external-based valuation), is obtained on a quarterly basis in connection with the preparation of the financial statements, and is used by management only as a benchmark to evaluate the adequacy of the cash flow model and the reasonableness of the assumptions and fair value estimates developed internally for the internal-based valuation. The external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when deemed necessary and agreed upon by management.
     The Corporation requires that internally determined assumptions be documented and validated quarterly, and that significant deviations in assumptions when compared with outside sources be investigated and substantiated with factual data.
     During the year ended December 31, 2006, the Corporation recorded other-than-temporary impairment losses of $17.8 million related with the IOs derived from the off-balance sheet securitizations that are classified as available-for-sale. Also, the Corporation recognized approximately $1 million in trading account losses associated with the IOs classified as trading securities.
     These unfavorable adjustments resulted from a refinement of the set of assumptions used following the framework previously described. Specifically, during 2006, three principal assumption changes were made based on changes in market conditions in the nonprime mortgage market, additional data obtained from external sources, and historical data of PFH’s collateral. The changes made and factors considered included:
•	The discount rate was increased from 14% to 16% for MSRs (associated with PFH’s securitizations) and from 15% to 17% for IOs. Given the increase in observed rates of return for risk-free securities and a corresponding increase in discount rates observed in the market for MSRs, the Corporation decided it was appropriate to increase its discount rate assumption for MSRs from 14% to 16%. This was consistent with a change made by the external-party valuator in which the discount rate was increased to 16% for MSRs after enhancing its methodology to allow for more granular analysis based on the segmentation of the collateral by credit scores.

The market for IOs is limited and relatively illiquid. As such, the derived discount rate is specific to the owner of the investment. Given the increase in risk-free rates of return, the increase in the discount rate utilized for MSRs, and other internal factors and qualitative market observations, the Corporation decided it was appropriate to increase the discount rate utilized to capitalize IOs to 17%.

•	A vectored prepayment curve was implemented during 2006 to estimate prepayment rates as opposed to a straight-line 35% CPR prepayment estimate for adjustable rate mortgages after the completion of an analysis on the behavior of the collateral. Management felt that this change, supported by static pool analysis of the loan collateral, better reflects actual loan prepayment behavior than the straight-line assumption since it more accurately captures prepayment rate volatility, especially in the first twenty-four months of the loan.

•	The assumption utilized to determine the timing of when credit losses in a particular pool of loans begin to be realized was changed from 9 to 13 months. The loss timing model previously utilized by the Corporation assumed that credit losses start to be realized after an aging period of 9 months. The monthly allocation “timing” of cumulative losses in the model is derived using a default curve developed by a nationally recognized credit rating agency as a basis for timing credit loss realization. Additionally, the Corporation applied the 9 month delay on a “point in time” basis. Essentially, losses in the model started in the 10th month from current, regardless of the age of the securitization. During 2006, the Corporation completed an analysis of historical loss timing using historical activity from PFH’s securitizations completed during 2003 through 2005. This analysis showed that losses, of a measurable amount, generally start being realized after an aging period of approximately 13-15 months. As a result, beginning in the second quarter of 2006, the Corporation began using a 13-

month aging period to better reflect historical loss timing experience. The 13-month delay period is age adjusted within the model.
     Refinements to assumptions, as well as model mechanics, are typical in the on-going modeling process. As such, enhancements to the estimation process are to be expected in the normal assumption development process. Management believes that the value of the Corporation’s IOs as of December 31, 2006 is reasonable, but no assurance can be provided that future changes in interest rates, prepayments and loss experience, or changes in the market discount rate will not require additional write-downs.
     Refer to Note 21 to the consolidated financial statements for information on the key economic assumptions used in measuring the fair value of the IOs at the dates of the securitizations and as of the end of 2006. Also, such note provides a sensitivity analysis based on immediate changes to the most critical assumptions used in determining the fair value at December 31, 2006.
Mortgage Servicing Rights
On a quarterly basis, the Corporation evaluates for impairment the carrying value of MSRs based on their estimated fair value. If the estimated fair value is less than the carrying amount, the MSRs are written down to the amount of the estimated fair value. For nonprime mortgage loan securitizations, the Corporation has defined the MSR stratum based on the predominant risk characteristics of the underlying loans: fixed or adjustable rate mortgages.
     Similar to the IOs, the Corporation estimates fair value of each MSR stratum related to the nonprime securitized loans using a third-party valuation model that calculates the present value of projected future cash flows in which all economic assumptions are determined by the Corporation. The valuation of MSRs requires the Corporation to make estimates of numerous market assumptions, such as interest rates, prepayment assumptions, servicing costs, discount rates, and the payment performance of the underlying loans. These MSRs are valued using a static interest rate simulation.
     Economic assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSRs is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.
     Third-party appraisals of the fair value of the nonprime mortgage loans’ MSRs, in which all economic assumptions are determined by the third party, are obtained on a quarterly basis, and are used by management only as a benchmark to evaluate the reasonableness of the fair value estimates made internally. These external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when validated and agreed upon by management. The Corporation requires that internally determined assumptions be documented and validated quarterly, and that significant deviations in assumptions when compared with outside sources be investigated and substantiated with factual data.
     If the Corporation determines that an MSR stratum is impaired, management analyzes certain attributes of that stratum to assess whether the impairment is temporary or permanent. If management concludes that the impairment is temporary, a valuation allowance is established and a reduction to earnings is recorded. If it is later determined that all or a portion of the temporary impairment no longer exists for a particular stratum, the valuation allowance is reduced through a recovery in earnings. Charge-offs to the valuation allowance are recorded if management concludes that the impairment is permanent. Both adjustments, permanent or temporary, impact the net earnings for the period. Any fair value in excess of the cost basis of the servicing assets for a given stratum is not recognized.
     As indicated earlier in the IOs section, during 2006, the Corporation raised the discount rate used for valuing MSRs derived from securitizations of nonprime mortgage loans from 14% to 16%. Refer to Note 21 to the consolidated financial statements for information on the key economic assumptions used in measuring the fair value of the MRSs recorded by PFH at the dates of the securitizations and as of the end of 2006. Also, Note 21 provides a sensitivity analysis based on immediate changes to the most critical assumptions used in determining the fair value at December 31, 2006.
Income Taxes
The calculation of our periodic income taxes is complex and requires the use of estimates and judgments. The Corporation has recorded two accruals for income taxes: (1) the net estimated amount currently due or to be received from taxing jurisdictions, including any reserve for potential examination issues, and (2) a deferred income tax that represents the estimated impact of temporary differences between how the Corporation recognizes assets and liabilities under GAAP, and how such assets and liabilities are recognized under the tax code. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. Differences in the actual outcome of these future tax consequences could impact the Corporation’s financial position or its results of operations. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance.

     In June 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109” (FIN 48), which prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under the new guidance, a tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. The accounting provisions of FIN 48 are effective for the Corporation beginning January 1, 2007. Management is currently evaluating the impact of FIN 48, but does not anticipate that its adoption will result in a material impact to the consolidated financial statements.
     Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes.
     SFAS No. 109, “Accounting for Income Taxes”, requires the recognition of income taxes on the unremitted earnings of subsidiaries, unless these can be remitted on a tax-free basis or are permanently invested. Certain of the Corporation’s United States subsidiaries (which are considered foreign under Puerto Rico income tax law) have never remitted retained earnings since these are necessary to carry out the Corporation’s expansion plans in the respective markets of those subsidiaries, thus considered to be permanently invested. In addition, the Corporation has no foreseeable need for the subsidiaries’ earnings given its ability to service its dividend program from the earnings of its domestic units. As of December 31, 2006, the Corporation has not accumulated deferred taxes on approximately $407 million of retained earnings held by the subsidiaries. Had the Corporation recorded a deferred tax liability on the unremitted earnings of its U.S. subsidiaries, it would have approximated $4.4 million for the year 2006 and $40.7 million on a cumulative basis at December 31, 2006.
Goodwill and Other Intangible Assets
The Corporation’s goodwill and other identifiable intangible assets having an indefinite useful life are tested for impairment based on the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets.” Intangibles with indefinite lives are evaluated for impairment at least annually and on a more frequent basis if events or circumstances indicate impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an adverse action by a regulator, an unanticipated change in the competitive environment and a decision to change the operations or dispose of a reporting unit.
     As of December 31, 2006, goodwill totaled $668 million, while other intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark, amounted to $65 million. Refer to Notes 1 and 10 to the consolidated financial statements for further information on goodwill and other intangible assets. Note 10 to the consolidated financial statements provides an allocation of goodwill by business segment.
     During the third quarter of 2006, the Corporation performed the annual goodwill impairment evaluation for the entire organization. The reporting units utilized for this evaluation were those that are one level below the business segments identified in Note 10 to the consolidated financial statements. The impairment evaluation is performed in two steps. The first step of the goodwill evaluation process is to determine if potential impairment exists in any of the Corporation’s reporting units, and is performed by comparing the fair value of the reporting units with their carrying amount, including goodwill. If required from the results of this step, a second step measures the amount of any impairment loss. The second step process estimates the fair value of the unit’s individual assets and liabilities in the same manner as if a purchase of the reporting unit was taking place. If the implied fair value of goodwill calculated in step two is less than the carrying amount of goodwill for the reporting unit, an impairment is indicated and the carrying value of goodwill is written down to the calculated value.
     In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and the dividend discount model, which is a specific approach of discounted cash flow analysis.
     The computations require management to make estimates and assumptions. Critical assumptions that are used as part of these evaluations include:
•	selection of comparable publicly traded companies, based on nature of business, location and size;

•	selection of comparable acquisition transactions;

•	the discount rate applied to future earnings, based on an estimate of the cost of equity;

•	the potential future earnings of the reporting unit;

•	market growth and new business assumptions;

•	the relative weight given to the valuations derived by the different valuation methods.
     For purposes of the market comparable approach, valuations were determined by calculating average price multiples of relevant revenue drivers from a group of companies that are comparable to the reporting unit being analyzed and applying those price multiples to the revenue drivers of the reporting unit. While the market price multiple is not an assumption, a presumption that it provides an indicator of the value of the reporting unit is inherent in the valuation. The determination of the market comparables also involves a degree of judgment.
     For purposes of the dividend discount model approach, the discounted cash flows were calculated using a combination of historical results, estimated future cash flows and the assumption that all capital in excess of regulatory minimum balances is distributed to shareholders. Any excess or deficiency of regulatory capital is added or reduced from cash flow to determine the free cash flow available to shareholders. The Corporation uses its internal Asset Liability Management Committee (ALCO) forecasts to estimate future cash flows. The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 9.06% to 19.86%.
     As indicated in the Overview section and as later described in detail in the Restructuring and Integration Plan section of this MD&A, management made a decision to exit certain operations of PFH. This determination was approved by the Corporation’s Board of Directors in January 2007. Management updated the goodwill impairment test during December 2006 based on the new business developments at PFH and business decisions being made during the fourth quarter of 2006 and beginning of 2007. As a result of this impairment analysis, the Corporation recorded $14.2 million in goodwill impairment associated with the exited operations of PFH.
     The annual goodwill impairment evaluation performed for the other reporting units indicated there was no impairment of goodwill.
     The goodwill impairment evaluation process requires the Corporation to make estimates and assumptions with regard to the fair value of the reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact the Corporation’s results of operations and the reporting units where the goodwill is recorded. However, had our estimated fair value calculated for all units evaluated using the market comparable approach been 15% lower, there would still be no indication of impairment for any of the Corporation’s reporting units.
     The valuation of the E-LOAN trademark was performed using a valuation approach called the “relief-from-royalty” method. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademarks and trade names, Popular is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademarks and trade names. The main estimates involved in the valuation of this intangible asset included the determination of:
•	an appropriate royalty rate;

•	the revenue projections that benefit from the use of this intangible;

•	the after-tax royalty savings derived from the ownership of the intangible; and

•	the discount rate to apply to the projected benefits to arrive at the present value of this intangible.
     Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value.
     The annual impairment evaluation concluded that no impairment existed in the E-LOAN trademark.
Pension and Postretirement Benefit Obligations
The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The benefit costs and obligations of these plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rate, rate of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against industry assumptions and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 22 to the consolidated financial statements.
     The Corporation periodically reviews its assumption for long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation’s largest pension plan with a market value of assets of $529 million at December 31, 2006. The expected return on plan assets is determined by considering a total fund return estimate based on a weighted average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.
     As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2007 to develop expected rates of return. This forecast reflects the actuarial firm’s expected long-term rates of return for each significant asset class or economic indicator; for example, 9.1% for large / mid-cap stocks,

5.6% for fixed income, and 2.7% inflation at January 1, 2007. The range of return developed relies both on forecasts and on broad-market historical benchmarks for expected return, correlation, and volatility for each asset class.
     As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2007 at 8.0%, similar to the expected rate assumed in 2005 and 2006.
     Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2006 amounted to $3.1 million. This included a credit of $39.4 million reflecting the expected return on assets.
     Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2007 from 8.00% to 7.50% would increase the projected 2007 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.6 million.
     As indicated in the Overview section of this MD&A, on December 31, 2006, the Corporation adopted SFAS No. 158, and commenced to account for the underfunded status of the Corporation’s pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given that the plan assets are managed, in the most part, by the fiduciary division of BPPR, which is subject to periodic audit verifications. Also, the composition of the plan assets, as disclosed in Note 22 of the consolidated financial statements, is primarily in equity and debt securities, which have readily determinable quoted market prices.
     The Corporation considers the Citigroup Pension Liability Index as a guide in the selection of the discount rate, as well as a bond matching analysis performed by the consulting actuaries. It also uses prevailing Moody’s Long-term AA Corporate Bond yield for consistency with prior years. The Corporation decided to use a discount rate of 5.75% to determine the benefit obligation at December 31, 2006, compared with 5.50% at December 31, 2005.
     A 50 basis point increase / decrease in the assumed discount rate of 5.75% as of the beginning of 2007 would decrease / increase the projected 2007 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $0.6 million and $3.0 million, respectively. The change would not affect the minimum required contribution to the Plan.
     The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2006. The Corporation had an accrual for postretirement benefit costs of $135 million at December 31, 2006. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 22 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have in the cost components and postretirement benefit obligation of the Corporation.
Statement of Income Analysis
Net Interest Income
Net interest income represents the Corporation’s primary source of earnings with 64% of total revenues (defined as net interest income plus non-interest income) for 2006. There are various factors which may cause the net interest income to fluctuate from period to period, which include interest rate volatility, the shape of the yield curve, changes in volumes and mix of earning assets and interest bearing liabilities, the repricing characteristics of these assets and liabilities, as well as derivative transactions entered into by the Corporation.
     The Corporation’s interest earning assets include investment securities and loans on which the interest is exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are investments in obligations of the U.S. Government, its agencies and government-sponsored entities, and the P.R. Commonwealth and its agencies. Also, earning assets held by the Corporation’s international banking entities, mainly collateralized mortgage obligations, are tax-exempt under Puerto Rico tax laws. To facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. In 2005, the Government of Puerto Rico approved a temporary, two-year additional tax of 2.5% for corporations, which increased the marginal tax rate from 39% to 41.5%. In addition, in 2006 the Government of Puerto Rico approved a temporary one-year additional tax of 2.0% for banking entities. As a result, the statutory income tax rates for the Corporation’s P.R. operations during the year ended December 31, 2006 were 43.5% for BPPR and 41.5% for the non-bank subsidiaries. The taxable equivalent adjustment includes the impact to the Corporation of tax-exempt income and interest expense disallowance associated to this government decree. The statutory income tax rate considered for the Corporation’s U.S. operations was 35%.
     Average outstanding investment securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective loan categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Interest income for the year ended December 31, 2006, included an unfavorable impact of $18 million, consisting principally of the amortization of loan origination costs (net of origination fees) and the amortization of net premiums on loans purchased. This negative impact was partially offset by prepayment penalty fees and late payment charges. The unfavorable impact for the years ended December 31, 2005 and 2004 amounted to $42 million and $36 million, respectively. The reduction between 2005 and 2006 was mainly the result of a lower balance of premium amortized related to mortgage loans purchased as part of the U.S. operations due to a slowdown in loan prepayments and a reduction in the volume of purchased loans.
     The year 2006 continued to present challenges similar to the ones faced during 2005. The combination of rising short-term interest rates, relatively stable long-term interest rates, and intense loan and deposit price competition has negatively impacted the Corporation’s net interest margin.
     The average key index rates for the years 2004 through 2006 were as follows:

	2006	2005	2004

Prime rate	7.96%	6.19%	4.35%
Fed funds rate	4.96	3.20	1.34
3-month LIBOR	5.20	3.57	1.62
3-month Treasury Bill	4.84	3.20	1.39
10-year Treasury	4.79	4.28	4.26
FNMA 30-year	6.32	5.72	5.60

     Table D presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2006, as compared with the same period in 2005, segregated by major categories of interest earning assets and interest bearing liabilities.
     The decrease in the investment portfolio was mainly the result of the Corporation’s de-leveraging strategy. The strategy included not replacing low yield investments that matured during 2006 and redirecting part of the proceeds from the maturity of securities to fund the growth in loans, which are generally higher yielding assets.
     The increase in average earning assets for the year ended December 31, 2006, compared with the previous year, was principally due to the 8% increase in the average loan portfolio. Commercial loans represented 77% of the total increase in average loans. Approximately 60% of the increase in average commercial loans took place in Puerto Rico, demonstrating the Corporation’s strength in this sector, while the U.S. operations accounted for approximately 40% of the total commercial loan growth, also evidencing successful lending initiatives, including those targeted to the construction sector. The average balances of mortgage loans decreased from 2005 to 2006 mainly as a result of efforts made by the Corporation to sell low yielding assets as well as a slowdown in the U.S. housing market which impacted the volume of loan originations. Refer to the Non-Interest Income section of this MD&A for information on certain major transactions involving the sale of mortgage loans during 2006. Consumer loans increased 16% primarily as a result of E-LOAN’s auto loan production, coupled with growth in the Puerto Rico operations, primarily in personal loans and credit cards. Refer to the Statement of Condition Analysis section of this MD&A for more detailed factors that contributed to the variances in the different loan portfolios.
     The increase in the volume of earning assets was funded mainly through a combination of interest bearing deposits, as well as short and long-term borrowings. See Table M for a complete detail of average deposits by category. The increase in average interest bearing deposits took place mainly in time deposits due to sales efforts and marketing initiatives, deposits gathered through E-LOAN’s platform and competitive pricing to attract deposits. Total borrowings increased primarily as a result of issuances of medium-term notes and short-term funding facilities. Furthermore, refer to the Statement of Condition Analysis and Liquidity Risk sections included in this MD&A for particular factors contributing to the rise in the Corporation’s funding activities.
     The decrease in the net interest margin for the year ended December 31, 2006, compared with the previous year, was partly attributed to the following factors:
•	The average cost of interest bearing liabilities rose, principally due to tightening in monetary policy by the Federal Reserve (FED). During 2006, the FED raised the federal funds target rate an additional 100 basis points, increasing this rate from 4.25% on December 31, 2005 to 5.25% by June 30, 2006 and remaining at that rate as of December 31, 2006.

•	There was an increase in the cost of long-term debt resulting primarily from secured debt with floating rates derived from mortgage loan on-balance sheet securitization transactions by PFH.

•	Increased cost of interest bearing deposits primarily due to growth in average time deposits, which is a higher-cost category, combined with the impact of higher costs in money market accounts and an increase in the cost of certain NOW accounts with floating rates. The competitive environment for deposit retention experienced during 2005 continued in 2006, and as a result contributed to the increase in cost.
     Partially offsetting these unfavorable variances were the following contributors:
•	The yield for commercial loans increased, when compared to 2005, in part due to a high proportion of loans with floating rates which were favorably impacted by the rising interest rates. As of December 31, 2006, approximately 61% of the commercial and construction loans portfolio

Table D
Net Interest Income — Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2006	2005	Variance	2006	2005	Variance		2006	2005	Variance	Rate	Volume

$564	$797	($233)	5.56%	4.18%	1.38%	Money market investments	$31,382	$33,319	($1,937)	$8,592	($10,529)
11,774	12,230	(456)	5.14	4.83	0.31	Investment securities	605,588	591,089	14,499	38,049	(23,550)
513	488	25	6.63	6.65	(0.02)	Trading securities	34,004	32,427	1,577	(123)	1,700

12,851	13,515	(664)	5.22	4.86	0.36		670,974	656,835	14,139	46,518	(32,379)

						Loans:
13,613	11,815	1,798	7.63	6.73	0.90	Commercial and construction	1,038,497	794,899	243,598	113,981	129,617
1,283	1,303	(20)	7.57	7.57	—	Leasing	97,166	98,618	(1,452)	60	(1,512)
12,113	12,238	(125)	6.93	6.53	0.40	Mortgage	839,515	799,332	40,183	48,421	(8,238)
5,070	4,375	695	10.53	10.12	0.41	Consumer	533,692	442,662	91,030	16,012	75,018

32,079	29,731	2,348	7.82	7.18	0.64		2,508,870	2,135,511	373,359	178,474	194,885

$44,930	$43,246	$1,684	7.08%	6.46%	0.62%	Total earning assets	$3,179,844	$2,792,346	$387,498	$224,992	$162,506

						Interest bearing deposits:
$3,878	$3,732	$146	2.06%	1.49%	0.57%	NOW and money market*	$79,820	$55,645	$24,175	$20,257	$3,918
5,440	5,677	(237)	1.43	1.23	0.20	Savings	77,611	69,940	7,671	9,953	(2,282)
9,977	8,776	1,201	4.24	3.48	0.76	Time deposits	422,663	305,228	117,435	72,341	45,094

19,295	18,185	1,110	3.01	2.37	0.64		580,094	430,813	149,281	102,551	46,730

10,677	10,327	350	4.86	3.38	1.48	Short-term borrowings	518,960	349,203	169,757	162,016	7,741
9,868	9,764	104	5.45	4.73	0.72	Medium and long-term debt	537,477	461,636	75,841	73,812	2,029

39,840	38,276	1,564	4.11	3.24	0.87	Total interest bearing liabilities	1,636,531	1,241,652	394,879	338,379	56,500
3,970	4,069	(99)				Non-interest bearing demand deposits
1,120	901	219				Other sources of funds

$44,930	$43,246	$1,684	3.64%	2.87%	0.77%

			3.44%	3.59%	(0.15%)	Net interest margin

						Net interest income on a taxable equivalent basis	1,543,313	1,550,694	(7,381)	($113,387)	$106,006

			2.97%	3.22%	(0.25%)	Net interest spread

						Taxable equivalent adjustment	115,403	126,487	(11,084)

						Net interest income	$1,427,910	$1,424,207	$3,703

Notes: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

*	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

had floating or adjustable interest rates. Also, yields in fixed rate loans originated in 2006 increased due to the higher interest rate scenario, in spite of competitive pressures in new originations.

•	The yield of mortgage loans increased, when compared to 2005, mainly as a result of a decrease in the premium amortization due to a slowdown in the prepayment activity in the U.S. market as well as a decrease in the amount of mortgage loans purchased as part of PFH’s operations. Also, contributing to this variance was a sale by BPPR to a U.S. financial institution of approximately $0.6 billion in low yielding mortgage loans during the third quarter of 2006.

(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2005	2004	Variance	2005	2004	Variance		2005	2004	Variance	Rate	Volume

$797	$835	($38)	4.18%	3.07%	1.11%	Money market investments	$33,319	$25,660	$7,659	$8,058	($399)
12,230	11,162	1,068	4.83	4.54	0.29	Investment securities	591,089	506,785	84,304	33,913	50,391
488	481	7	6.65	5.70	0.95	Trading securities	32,427	27,387	5,040	4,669	371

13,515	12,478	1,037	4.86	4.49	0.37		656,835	559,832	97,003	46,640	50,363

						Loans:
11,815	9,371	2,444	6.73	5.85	0.88	Commercial and construction	794,899	548,318	246,581	89,981	156,600
1,303	1,125	178	7.57	8.56	(0.99)	Leasing	98,618	96,233	2,385	(11,836)	14,221
12,238	10,999	1,239	6.53	6.67	(0.14)	Mortgage	799,332	733,218	66,114	(15,052)	81,166
4,375	3,649	726	10.12	10.62	(0.50)	Consumer	442,662	387,521	55,141	(16,452)	71,593

29,731	25,144	4,587	7.18	7.02	0.16		2,135,511	1,765,290	370,221	46,641	323,580

$43,246	$37,622	$5,624	6.46%	6.18%	0.28%	Total earning assets	$2,792,346	$2,325,122	$467,224	$93,281	$373,943

						Interest bearing deposits:
$3,732	$2,966	$766	1.49%	1.17%	0.32%	NOW and money market*	$55,645	$34,756	$20,889	$9,414	$11,475
5,677	5,408	269	1.23	1.06	0.17	Savings	69,940	57,270	12,670	9,319	3,351
8,776	7,117	1,659	3.48	3.35	0.13	Time deposits	305,228	238,325	66,903	8,917	57,986

18,185	15,491	2,694	2.37	2.13	0.24		430,813	330,351	100,462	27,650	72,812

10,327	8,782	1,545	3.38	1.88	1.50	Short-term borrowings	349,203	165,425	183,778	152,410	31,368
9,764	8,173	1,591	4.73	4.22	0.51	Medium and long-term debt	461,636	344,978	116,658	39,218	77,440

38,276	32,446	5,830	3.24	2.59	0.65	Total interest bearing liabilities	1,241,652	840,754	400,898	219,278	181,620
4,069	3,918	151				Non-interest bearing demand deposits
901	1,258	(357)				Other sources of funds

$43,246	$37,622	$5,624	2.87%	2.23%	0.64%

			3.59%	3.95%	(0.36%)	Net interest margin

						Net interest income on a taxable equivalent basis	1,550,694	1,484,368	66,326	($125,997)	$192,323

			3.22%	3.59%	(0.37%)	Net interest spread

						Taxable equivalent adjustment	126,487	108,857	17,630

						Net interest income	$1,424,207	$1,375,511	$48,696

•	The yield of consumer loans increased, when compared to 2005, mainly as a result of higher rates for the P.R. consumer loan portfolio, including personal loans, a higher balance of credit cards which carry a higher rate, and home equity lines of credit with floating rates.

•	The yield of investment securities also increased mainly due to a high proportion of collateralized mortgage obligations with floating rates. Also contributing to the increase in yields were maturities of low yielding assets during the year, mainly agency securities.
     The decrease in the taxable equivalent adjustment for the year ended December 31, 2006, compared with the previous year, resulted mostly from the rising cost of the Corporation’s interest bearing liabilities. Puerto Rico tax law requires that an interest expense be assigned to the exempt interest income in order to calculate a net benefit. This interest expense is determined by applying the ratio of exempt assets to total assets to the Corporation’s total interest expense in Puerto Rico. To the extent that the cost of funds increases at a faster pace than the yield of earning assets, in part due to the Corporation’s liability sensitive position, the net benefit will be reduced.
     Average tax-exempt earning assets approximated $9.7 billion in 2006, of which 87% represented tax-exempt investment securities, compared with $10.0 billion and 88%, respectively, in 2005.
     As part of its asset / liability management strategies, the Corporation has entered into some activities with derivative financial instruments to protect its exposure to market risk. Refer to the Market Risk — Derivatives section of this MD&A and Note 28 to the consolidated financial statements for additional information regarding the Corporation’s involvement in derivative activities.
     The increase in net interest income from 2004 to 2005, as shown in Table D, was mainly the result of a 15% growth in average earning assets, mainly in loans which increased by 18%. All loan categories increased during 2005, reflecting the Corporation’s efforts to diversify its asset base. The increase in the volume of earning assets was funded primarily through a combination of interest bearing deposits and borrowings. The net interest margin decreased from 2004 to 2005 mainly as a result of a higher cost of interest bearing liabilities. The FED’s tightening policy during 2005, which included an increase in the federal funds target rate by 200 basis points, along with an increase in the cost of interest bearing deposits, the tightening of the yield curve, and a reduction in the yield of leasing, mortgage and consumer loans, exerted pressure in the Corporation’s net interest margin. The increase in the taxable equivalent adjustment for the year 2005, compared with 2004, was mostly related to higher tax-exempt interest income and the higher statutory tax rate in Puerto Rico, partially offset by an increase in the interest expense disallowance resulting from the increase in the cost of funds. Average tax-exempt earning assets approximated $7.0 billion in 2004, of which 88% represented tax-exempt investment securities.
Provision for Loan Losses
The Corporation’s provision for loan losses for the year ended December 31, 2006 increased by $92.5 million, or 47%, compared with 2005, and exceeded net charge-offs by $58 million. This increase was mainly attributed to the growth in the loan portfolio and higher net charge-offs, mainly in the consumer loan portfolio in Puerto Rico. Also, the increase reflects potential losses inherent in the loan portfolio as a result of current economic conditions and deteriorating market trends, primarily in the nonprime mortgage loan sectors and in the commercial portfolio, evidenced by an increase in non-performing assets.
     The net charge-offs to average loans held-in-portfolio ratio deteriorated, increasing to 0.74% in 2006, from 0.62% in 2005 and 0.71% in 2004, mainly due to higher losses in the consumer loan portfolio, mostly in Puerto Rico, and higher losses in the mortgage loan portfolio at PFH.
     The provision for loan losses for the year ended December 31, 2005 increased by $16.6 million, or 9%, and exceeded net-charge offs by $16.7 million, or 9%, compared with 2004. This increase was mostly associated to the growth in the loan portfolio.
     Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of non-performing assets, allowance for loan losses and selected loan losses statistics. Also, refer to Table G and Note 7 to the consolidated financial statements for the composition of the loan portfolio.
Non-Interest Income
     Refer to Table E for information on non-interest income for the past five years. Non-interest income accounted for 36% of total revenues for the years 2006 and 2005, while it represented 31% of total revenues in 2004.
     Service charges on deposit accounts increased $8.3 million, or 5%, from 2005, mostly driven by a rise in commercial account fees, checks paid in commercial accounts with non-sufficient funds in part due to revisions in the charge structure, and successful deposit initiatives and positive results of the customer appreciation program in the U.S. mainland banking subsidiary, BPNA.
     Other service fees for 2006 decreased by $10.6 million, or 3%, from 2005. Table E provides a breakdown by major categories. The principal variances 2006 vs. 2005 and the factors contributing to the result included:
•	Decrease in check cashing fees and “other fees” resulting principally from the inexistent revenue stream from PCE due to the sale of these operations in the fourth quarter of 2005.

•	Lower mortgage servicing fees, net of amortization, due to higher amortization of mortgage servicing rights. During 2006, PFH recorded mortgage servicing rights for on-balance sheet securitizations which are also amortized through other service fees, while the accretion of the related loan discount is recorded as an increase in interest income.
     These unfavorable variances were partially offset by:
•	Higher credit and debit card fees resulting from higher transactional volume at a higher average price. Also, credit card fees increased mostly due to higher merchant business income resulting from increased sales and higher credit

Table E
Non-Interest Income

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.*

Service charges on deposit accounts	$190,079	$181,749	$165,241	$161,839	$157,713	5.28%

Other service fees:
Credit card fees and discounts	89,827	82,062	69,702	60,432	59,199	10.00
Debit card fees	61,643	52,675	51,256	45,811	42,461	10.65
Insurance fees	53,889	50,734	38,924	29,855	24,380	23.55
Processing fees	44,050	42,773	40,169	40,003	36,545	3.26
Sale and administration of investment products	27,873	28,419	22,386	21,174	21,590	5.20
Trust fees	9,316	8,290	8,872	7,830	9,071	(0.49)
Mortgage servicing fees, net of amortization	5,069	13,854	10,392	6,853	11,924	(16.09)
Check cashing fees	737	17,122	21,680	24,420	21,128	(47.33)
Other fees	28,471	35,572	32,170	48,014	39,508	(2.20)

Total other service fees	320,875	331,501	295,551	284,392	265,806	5.76

Net gain (loss) on sale and valuation adjustment of investment securities	4,359	52,113	15,254	71,094	(3,342)	—
Trading account profit (loss)	35,288	30,051	(159)	(10,214)	(804)	—
Gain on sale of loans	117,421	83,297	44,168	53,572	52,077	20.81
Other operating income	141,463	106,564	88,716	65,327	72,313	19.36

Total non-interest income	$809,485	$785,275	$608,771	$626,010	$543,763	10.48%

*	C.G.R. refers to compound growth rate.

card late payment fees derived from higher account volume. This was partially offset by lower credit card membership fees that resulted from promotional campaigns offering no annual fee.
     The results for the year 2005 included $67.4 million in net gains on sale of investment securities, mainly marketable equity securities, compared with net gains of $22.2 million in 2006. Results for 2006 included $13.6 million in gains from sale of marketable equity securities and the remainder was principally associated with the sale of mortgage-backed securities. These gains were offset by unfavorable valuation adjustments in investment securities available-for-sale of $17.9 million in 2006 and $15.8 million in 2005. These other-than-temporary impairments were primarily associated with interest-only securities of PFH. For further information on the conditions that gave rise to the other-than-temporary impairments of the IOs in 2006 refer to the Critical Accounting Policies / Estimates section of this MD&A under the heading of Retained Interests on Transfers of Financial Assets — Nonprime Mortgage Loan Securitizations. The impairment losses in 2005 on the IOs of PFH resulted primarily from higher prepayments than anticipated, as a result of the continued low long-term interest rates at that time.
     Trading account profit in 2006 increased by $5.2 million, compared with results for 2005. The trading account profit in 2006 was associated primarily with the pooling of approximately $0.6 billion in mortgage loans into FNMA mortgage-backed securities by BPPR, which were subsequently sold in the secondary markets with a realized gain of approximately $10.5 million. Also, there were higher trading profits in 2006 as a result of higher unrealized profits on the mark-to-market of outstanding positions available for retail customers of the Corporation’s investment banking subsidiary, and higher realized gains on sale of trading securities from the Corporation’s mortgage banking subsidiary in Puerto Rico. Partially offsetting these favorable variances was a gain of approximately $16 million in 2005 resulting from the pooling of $0.6 billion in mortgage loans into mortgage-backed securities that were sold with servicing retained in that year.
     Gain on sales of loans accounted for an increase of $34.1 million, or 41%, compared with 2005. The increase in gain on sale of loans was mainly due to E-LOAN’s loan production, as this subsidiary was acquired by the Corporation in the fourth quarter of 2005. This subsidiary contributed with approximately $74.0 million in gains on the sale of over $3.4 billion in loans during

2006, primarily residential mortgage loans, compared with gains of $16.7 million in 2005. This favorable variance was partially offset by losses of $20.1 million in the Puerto Rico operations that resulted from the bulk sale of approximately $0.6 billion of mortgage loans to a U.S. financial institution. This sale was part of the strategy to de-leverage the Corporation’s balance sheet and reduce the volume of low-yielding assets. Excluding these factors, the Corporation’s sales volume and price gains were impacted by a slowdown in the housing market. As per data provided by the Mortgage Bankers Association, the mortgage origination market in the United States contracted by an estimated 18% during 2006.
     Other operating income for 2006 rose by $34.9 million, or 33%, compared with the previous year. Factors contributing to this increase included:
•	Higher revenues from E-LOAN by $15.8 million related in part to mortgage loan closing services and business referral fees.

•	Higher dividend income derived from the Corporation’s investment in Telecommunications de Puerto Rico, Inc. (“TelPRI”) by $8.0 million.

•	Higher income derived from securitizations related invested funds by $5.9 million.

•	Higher revenues by $4.3 million from the Corporation’s broker-dealer subsidiary, primarily from services to institutional clients on the structuring of bond issues.

•	Higher bank-owned life insurance income by $2.5 million.

•	Higher gains on the sale of real estate properties by $2.1 million.
     These increases were partially offset by the impact of the $6.0 million recognized in 2005 as gain on the sale of PCE assets to ACE.
     For the year ended December 31, 2005, non-interest income increased by $176.5 million, or 29%, compared with 2004. The increase was primarily due to higher gain on sales of loans by

Table F
Operating Expenses

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.

Salaries	$517,178	$474,636	$427,870	$388,527	$361,957	9.98%
Pension, profit sharing and other benefits	151,493	148,053	143,148	137,917	126,784	7.86

Total personnel costs	668,671	622,689	571,018	526,444	488,741	9.48

Professional fees	141,534	119,281	95,084	82,325	84,660	13.93
Equipment expenses	135,877	124,276	108,823	104,821	99,099	6.89
Business promotion	129,965	100,434	75,708	73,277	61,451	20.68
Net occupancy expenses	116,742	108,386	89,821	83,630	78,503	10.12
Communications	68,283	63,395	60,965	58,038	53,892	6.91
Other taxes	44,543	39,197	40,260	37,904	37,144	2.82
Amortization of intangibles and goodwill impairment losses	26,616	9,579	7,844	7,844	9,104	(0.61)
Printing and supplies	17,741	18,378	17,938	19,111	19,918	(0.07)
Impairment losses on long-lived assets	7,232	—	—	—	—	—
Other operating expenses:
Credit card processing, volume and interchange expenses	30,707	29,700	26,965	23,869	18,033	13.93
Transportation and travel	18,064	19,426	14,968	13,811	13,896	10.51
All other*	79,098	73,459	61,618	82,009	64,561	10.87

Subtotal	816,402	705,511	599,994	586,639	540,261	10.26

Total	$1,485,073	$1,328,200	$1,171,012	$1,113,083	$1,029,002	9.90%

Efficiency ratio**	67.16%	62.30%	59.86%	60.51%	60.42%
Personnel costs to average assets	1.38	1.34	1.43	1.52	1.54
Operating expenses to average assets	3.08	2.86	2.94	3.21	3.23
Employees (full-time equivalent)	12,508	13,210	12,139	11,474	11,037
Assets per employee (in millions)	$3.79	$3.68	$3.66	$3.18	$3.05

*	Includes insurance, sundry losses, FDIC assessment and other real estate expenses, among others.

**	Non-interest expense divided by net interest income plus recurring non-interest income.

$39.1 million mainly related to gains derived from mortgage loan securitizations performed by PFH during 2005 in which the Corporation surrendered control over the assets, and from E-LOAN’s loan sales during the fourth quarter of 2005. Also, there were higher gains on the sale of securities by $52.2 million, mainly marketable equity securities, offset by other-than-temporary impairments in interest-only securities at PFH. The results for 2005 included higher trading profits by $30.2 million driven in part by the pooling of $552 million of mortgage loans into mortgage-backed securities subsequently sold by BPPR. Also, other service fees were higher by $36.0 million, primarily in the categories of credit card fees, insurance fees, sale and administration of investment products fees, among other contributors. Other operating income in 2005 increased by $17.8 million when compared to the preceding year due to higher capital gains derived from the sale of certain real estate properties primarily in Puerto Rico, the gain realized on the sale of PCE operations, higher bank-owned life insurance income, and income derived from securitization related invested funds, among others. Service charges on deposit accounts also contributed with $16.5 million of the increase in non-interest income, mainly derived from the operations acquired from Kislak Financial Corporation (Kislak) and Quaker City Bancorp, which were completed in January 2005 and in the third quarter of 2004, respectively.
Operating Expenses
For a detail of operating expenses and various related ratios for the last five years refer to Table F. Operating expenses totaled $1.5 billion for the year ended December 31, 2006, an increase of $156.9 million, or 12%, compared with the same period in 2005. E-LOAN’s share of the increase in operating expenses for 2006 vs. 2005 approximated $133 million. The sale of PCE contributed with a reduction of $28 million in operation expenses for 2006, which represented the subsidiary’s costs for the year 2005. Isolating the above impact in operating expenses from E-LOAN and PCE, the Corporation’s operating expenses for the year ended December 31, 2006 increased $52 million, or 4%, compared with the previous year.
     As a percentage of average assets, operating expenses increased to 3.08% in 2006, from 2.86% in 2005 and 2.94% in 2004. The Corporation’s efficiency ratio increased from 62.30% in 2005 to 67.16% in 2006. In 2004 this ratio was 59.86%. The efficiency ratio measures how much of a company’s revenue is used to pay operating expenses. As stated in the Glossary of Selected Financial Terms included in this MD&A, in determining the efficiency ratio the Corporation includes recurring non-interest income items, thus isolating income items that may be considered volatile in nature. Management believes that the exclusion of those items would permit greater comparability for analytical purposes. The amounts within non-interest income not considered recurring in nature amounted to $26.0 million in 2006, compared with $77.7 million in 2005 and $28.0 million in 2004, and corresponded principally to capital gains on the sale of real estate, gains on the sale of business operations, net gains (losses) on the sale of investment securities and unfavorable adjustments in the valuation of investment securities. The efficiency ratio was unfavorably impacted by the $9.7 million pre-tax loss described in the Overview section related to the change in fiscal year at certain subsidiaries in 2006. Also, the ratio was unfavorably impacted by the impairment losses that resulted from the evaluation of long-lived assets and goodwill of PFH, also mentioned in the Overview section and thoroughly described in the Restructuring and Integration Plan section of this MD&A. In 2006, the Corporation has taken corporate-wide steps to implement productivity measures and expense management controls, which in the long-run should result in efficiency improvements.
     For the year ended December 31, 2006, personnel costs, the largest category of operating expenses, increased by $46.0 million, or 7%, compared with 2005. E-LOAN contributed with $46.4 million of this increase, while PCE contributed with a reduction of $10.1 million. Isolating the impact of these two subsidiaries, personnel costs increased by $9.7 million, or 2%. This increase was driven mostly by higher salaries and related taxes, bonuses, health insurance costs and savings plan expenses, partially offset by lower incentive compensation, training costs and profit sharing.
     As disclosed in the 2005 Annual Report, in October 2005, the Board of Directors of BPPR adopted an amendment to the Puerto Rico Retirement and Tax Qualified Retirement Restoration Plans to freeze benefits for all employees under age 30 or who had less than 10 years of credited service effective January 1, 2006 and providing 100% vesting to all employees in their accrued benefit as of December 31, 2005. In connection with the amendments to the plans, these employees received a base salary increase according to their age and years of service, effective January 1, 2006. Also, commencing January 1, 2006, BPPR no longer provides a deferred profit sharing plan to all its employees. In connection with this change, employees received a pre-determined increase in base salary effective January 1, 2006, and BPPR raised its matching contribution in the savings and stock plan. These plan changes contributed to the increase in salaries and related taxes, as well as in the saving plan expenses. Incentive compensation declined in part due to unattained financial performance levels at various subsidiaries and at the corporate level.
     Full-time equivalent employees (FTEs) were 12,508 at December 31, 2006, a decrease of 702 employees from December 31, 2005. This decline was mainly reflected at PFH resulting from employee reductions associated with the streamlining of branch operations during the third quarter of 2006. PFH had a workforce reduction of approximately 398 employees when compared to December 31, 2005. Also, the Corporation’s operations of the Puerto Rico reportable segment contributed with a reduction of 313 FTEs due to the freeze in job openings resulting from attrition as a result of the cost control initiatives currently in place.
     For 2006, all other operating expenses, excluding personnel costs, increased by $110.9 million, or 16%, compared with 2005. E-LOAN contributed with approximately $86.1 million of this increase, mostly in business promotion and professional fees. PCE represented a reduction of approximately $17.6 million, principally in net occupancy expenses. Isolating the impact of E-LOAN and PCE, all other operating expenses, excluding personnel costs, rose by $42.4 million, or 6%. The most significant variances and the events giving rise to them included:
•	Higher net occupancy expenses by $11.1 million resulting principally from business expansion in the U.S. mainland, higher energy costs, and $3.7 million in lease buy-outs at PFH.

•	Higher equipment expenses by $8.8 million mostly driven by software maintenance and systems technology investments to support business processes.

•	Increase in other taxes by $5.0 million resulting from higher municipal license taxes and increased personal property taxes.

•	Impact of a change in this fiscal year of certain of the Corporation’s subsidiaries amounting to a pre-tax loss of $9.7 million. This change was described in the Overview section of this MD&A.

•	Increase in the category of amortization of intangibles and goodwill impairment losses by $15.4 million, primarily related to the $14.2 million goodwill impairment at PFH, also described in the Restructuring and Integration Plan section of this MD&A.
     These variances were partially offset by a reduction of $14.9 million in business promotion expenses (excluding E-LOAN and PCE operations) resulting from lower expenses related to the PREMIA rewards program as a result of a lower cost structure and changes in the redemption requirements. Also, the favorable variance is associated with the cost control measures.
     In 2005, total operating expenses increased $157.2 million, or 13%, from 2004. Personnel costs increased $51.7 million, or 9%, mostly due to higher salaries and related taxes, due in part to higher headcount, including new operations in the U.S. mainland, higher annual merit increases and higher costs on stock options and restricted stocks, partially offset by higher deferred salaries and benefits associated with the origination of loans due to increased volume. All other operating expenses, excluding personnel costs, increased by $105.5 million, or 18%, mainly reflected in business promotion principally due to the five-year agreement entered into in 2005 to sponsor the New York Mets baseball team, costs to support E-LOAN’s marketing strategy and other costs related to promotional campaigns to support business initiatives; and in professional services related to higher consulting and computer services, higher collection and other credit related costs, audit fees and legal costs. Other operating expenses categories, which contributed to the rise in operating expenses when comparing 2005 results with 2004, included higher net occupancy expenses associated with the operations acquired in the U.S. mainland and with business expansion, higher equipment expenses driven mostly by the operations acquired and the implementation of new application systems and investments in software technology, and higher other operating expenses related to higher credit and debit cards interchange and processing costs, expenses of the reinsurance business due to growth, charges related with foreclosed properties derived from the lending business and higher traveling costs, among others.
Income Tax Expense
Income tax expense for the year ended December 31, 2006, was $106.9 million compared with $148.9 million in 2005, a decrease of $42.0 million, or 28%. This decline was primarily due to lower pre-tax earnings, partially offset by a decrease in net tax-exempt interest income and by lower income subject to a preferential tax rate on capital gains in Puerto Rico. In addition, income tax expense reflected a change in the statutory tax rate from 41.5% to 43.5% in BPPR effective in 2006 and to lower reversal of certain tax positions during 2006 as compared to 2005.
     The effective tax rate increased from 21.7% in 2005 to 23.0% in 2006 mostly due to the decrease in gains subject to a lower preferential tax rate on capital gains in Puerto Rico and to the increase of such rate during 2006 to 20% as compared to 12.5% and 6.25% in 2005.
     The difference between the effective tax rates and the maximum statutory tax rate for the Corporation is primarily due to the interest income earned on certain investments and loans which are exempt from Puerto Rico income tax, net of the disallowance of related expenses attributable to the exempt income.
     In 2005, income tax expense increased $4.2 million, or 3%, from $144.7 million in 2004. The effective tax rate was 22.8% in 2004. The increase in 2005 was primarily due to higher pre-tax earnings and an unfavorable impact of $7.1 million resulting from the change in the Puerto Rico statutory tax rate from 39% to 41.5%, net of the income tax benefit of $3.6 million which resulted from adjusting the deferred tax asset to reflect the increase in rate. The increase in income tax expense was partially offset by an increase in net tax-exempt interest income.

     Refer to Note 25 to the consolidated financial statements for additional information on income taxes.
     Additional tax events in 2005 and 2006 which had an impact in the Puerto Rico operations included:
•	In August 2005, the Government of Puerto Rico approved an increase in the maximum statutory tax rate from 39.0% to 41.5% for corporations and partnerships for a two-year period. The tax rate was applied retroactively effective January 1, 2005 to all of the Corporation’s subsidiaries doing business in Puerto Rico with fiscal years ended December 31, 2005.

•	In May 2006, the Government of Puerto Rico approved an additional transitory tax applicable only to the banking industry that raised the maximum statutory tax rate to 43.5% for taxable years commenced during calendar year 2006. For taxable years beginning after December 31, 2006, the maximum statutory tax rate will be 39%.

•	In addition, in May 2006, the Government of Puerto Rico enacted a law that imposed a tax of 5% over the 2005 taxable net income applicable to for-profit partnerships and corporations with gross income over $10.0 million, which was required to be paid by July 31, 2006. The Corporation can use the full payment as a tax credit in its income tax returns for future years. This prepayment of tax resulted in a disbursement of approximately $18.2 million. No net income tax expense was recorded since such prepayment will be used as a tax credit in future taxable years.
Fourth Quarter Results
Refer to the Statistical Summary 2005-2006 Quarterly Financial Data presented in this MD&A.
     Net interest margin, on a taxable equivalent basis, increased to 3.52% for the fourth quarter of 2006, from 3.50% in the same period of 2005. Net interest income, on a taxable equivalent basis, declined by $4.5 million, or 1%, compared with the fourth quarter of 2005. The slight increase in the net interest yield was mainly due to greater volume of funding in the fourth quarter of 2006 provided by non-interest bearing deposits and additional capital, resulting from the common stock issuance that was effected in late December 2005. The net interest spread declined from 3.14% in the fourth quarter of 2005 to 3.01% in the same period of 2006. This decline was mostly due to a higher cost of interest bearing liabilities by 76 basis points as a result of the continuing tightening in monetary policy by the Federal Reserve during the first half of 2006, and higher cost in interest bearing deposits. This unfavorable impact was partially offset by an increase in the yield of earning assets by 63 basis points, primarily from commercial and mortgage loans. The average volume of earning assets declined by $0.9 billion, primarily due to a $1.6 billion decline in investment securities as part of the Corporation’s de-leveraging strategy discussed earlier, offset in part by an increase in average loans by $0.9 billion. Earning assets were funded principally through interest bearing deposits, which on average rose by $1.4 billion, and non-interest bearing sources of funds, which rose on average by $0.7 billion. Borrowed funds declined $3.0 billion.
     The provision for loan losses for the fourth quarter of 2006 increased by $57 million compared with the same quarter in 2005, principally due to higher net charge-offs and to higher delinquencies, a trend exhibited throughout the year due to economic conditions. The net charge-offs to average loans held-in-portfolio ratio deteriorated, increasing to 0.93% in the fourth quarter of 2006, from 0.68% for the same quarter in 2005. Net charge-offs for the quarter ended December 31, 2006 were $73.4 million, compared with $51.4 million in the same quarter of the previous year. The increase was mostly in consumer loans in Puerto Rico.
     Non-interest income reached $205.3 million for the quarter ended December 31, 2006, compared with $214.2 million for the same quarter in 2005, a decline of 4%. This decline was driven by lower gain on sale of loans by $19.6 million, resulting primarily from lower volume of mortgage loan sales. This reduction was partially offset by higher trading account profits by $10.1 million in part due to higher volume of mortgage-backed securities sold at higher margins.
     Operating expenses for the fourth quarter of 2006 totaled $378.9 million, representing an increase of $21.2 million compared with the same quarter in 2005. This increase was principally driven by the $21.4 million impairment charge on long-lived assets and goodwill due to PFH’s Restructuring and Integration Plan, which is described in the Restructuring and Integration Plan section in this MD&A.
Reportable Segment Results
The Corporation’s reportable segments for managerial reporting consist of Banco Popular de Puerto Rico, EVERTEC and Popular North America. Also, a Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by this latter group are not allocated to the three reportable segments.
      For a more complete description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 30 to the consolidated financial statements. The Corporate group, which supports the three reportable segments, had a net loss of $28.8 million in 2006, compared with a net income of $9.0 million in 2005 and a net loss of $36.7 million in 2004. In 2006, the Corporation’s holding companies within the Corporate group realized net gains on the sale of securities, mainly marketable equity securities, approximating $14.0 million, while in 2005 these gains amounted to $59.7 million. The variance was partially offset by higher TelPRI dividend income in 2006 and an increase in the tax benefit mainly due to a higher taxable loss and a higher tax rate.
      Highlights on the earnings results for the reportable segments are discussed below:

Banco Popular de Puerto Rico
During 2006, the financial services sector in Puerto Rico was characterized by uncertainty about the government’s financial stability, a recessionary economy, increased tax rates, concern over the regulatory and governance troubles of various local banks, margin compression and a rise in consumer delinquencies. Despite these challenges, Banco Popular de Puerto Rico continued to solidify its strong leadership position in most product categories and population segments in the Island. Banco Popular de Puerto Rico’s deposits grew 3% from December 31, 2005 despite the very competitive environment for deposits pricing due to some local institutions which are being very aggressive in the marketplace. Loan growth in the commercial and consumer loan sectors was strong, experiencing an increase of 13% and 6%, respectively from the end of 2005. Mortgage loan originations were satisfactory despite an overall slowdown in the mortgage market. Meanwhile, Banco Popular de Puerto Rico’s financial services business also grew. Popular’s insurance agency, Popular Insurance, Inc., has become the second largest in Puerto Rico in terms of premiums placed. The brokerage operation, Popular Securities, increased retail assets under management during the year. Banco Popular de Puerto Rico continued to focus efforts on integration and collaboration among business areas to create synergies that could result in cost savings and revenue enhancements. In 2006, this reportable segment successfully achieved a cost control strategy, keeping expenses close to 2005 levels.
     The segment of Banco Popular de Puerto Rico reported net income of $355.9 million in 2006, a decrease of $42.8 million, or 11%, compared with the previous year. Net income amounted to $398.7 million for 2005 and $400.4 million for 2004. The main factors that contributed to the variance 2006 vs. 2005 included:
•	Higher net interest income by $17.9 million, or 2%, primarily related to the commercial banking business, which experienced a $38.3 million, or 13%, growth. This increase in commercial banking net interest income was primarily the result of a greater average volume of commercial loans, coupled with a higher yield. A substantial portion of Banco Popular de Puerto Rico’s commercial portfolio has adjustable or floating rate characteristics, thus was favorably impacted by the higher short-term interest rates experienced in 2006. This favorable variance was partially offset by a decline of $18.1 million, or 3%, in the net interest income of the consumer and retail banking business. This line of business was impacted by a higher cost of funding, both in deposits and short-term borrowings, and a lower interest rate spread on the mortgage business due to the flattening of the yield curve, partially offset by higher volume of consumer loans at a higher yield. In general, the net interest margin in Banco Popular de Puerto Rico’s reportable segment was negatively impacted by the higher cost of funding in the rising rate scenario.

•	Higher provision for loan losses by $42.4 million, or 43%, primarily associated with growth in the commercial loan portfolio, higher non-performing loans in all categories, and higher net charge-offs in the consumer and lease financing portfolios. The allowance for loan losses to loans held-in-portfolio for the Banco Popular de Puerto Rico reportable segment was 2.09% at December 31, 2006, compared with 1.99% at December 31, 2005. The provision for loan losses represented 124% of net charge-offs for 2006, compared with 116% of net charge-offs in 2005. The increase in provision levels for 2006 also considered continued deterioration in the portfolio in Puerto Rico due to the slowdown in the local economy.

•	Rise in non-interest income by $3.7 million, or 1%, mainly due to higher other service fees by $18.3 million, primarily in debit and credit card fees and discounts, insurance and trust fees, and commission income from the brokerage business, among others. This favorable variance was partially offset by a net loss of approximately $6.3 million on the sale of securities, trading account profits and sale of mortgage loans. This net loss was principally related to the sale of mortgage loans to a U.S. financial institution, offset by gains on the pooling and sale of mortgage-backed securities. Also, there were lower gains on the sale of real estate properties in 2006 by approximately $14 million, partially offset by higher investment banking fees from the institutional business.

•	A decrease in operating expenses by $2.2 million, or less than 1%. As mentioned earlier, this reportable segment successfully implemented cost control measures during the year.

•	Higher income taxes by $21.1 million, or 20%, primarily due to a decrease in exempt interest income net of the disallowance of expenses attributed to such exempt income and an increase in the Puerto Rico statutory income tax rate as described in the Income Tax Expense section of this MD&A.

•	Unfavorable variance related to the cumulative effect of accounting change of $3.2 million which resulted from the change of the fiscal year end at some subsidiaries in 2005, as described in the Overview section of this MD&A.
EVERTEC
EVERTEC is the Corporation’s reportable segment dedicated to processing and technology outsourcing services, servicing customers in Puerto Rico, the Caribbean, Central America and the U.S. mainland. EVERTEC provides support internally to the Corporation’s subsidiaries, as well as to third parties.
     During 2006, EVERTEC boosted its revenue-producing sources by achieving new business processing contracts and launching new products geared towards workforce management and the health care industry. In addition, the company successfully entered new ventures and markets to fuel future growth. In August 2006, the Corporation’s ATH Network (automated teller machines and point-of-sale terminals) continued its expansion across Central America with the acquisition of T.I.I. Smart Solutions Inc., based in Costa Rica, a provider of switching, driving, and online transaction processing services that also develops financial processing applications. With this acquisition, EVERTEC is now serving clients in 15 countries, including Guatemala, Peru and Panama, markets entered into in 2006. During 2006, EVERTEC entered the U.S. ticket processing market, a market that has been very successful for the company in Puerto Rico. Also, in 2006, the Corporation incorporated EVERTEC, U.S.A., which should better position the Corporation to further expand its processing services in the U.S. mainland.
     For the year ended December 31, 2006, net income for the reportable segment of EVERTEC totaled $26.0 million, an increase of $1.3 million, or 5%, compared with $24.7 million for 2005. Net income amounted to $14.2 million for 2004. Factors that contributed to the variance in results for 2006 when compared with 2005 included:
•	Higher net interest loss by $1.5 million due to higher intercompany funding requirements, primarily obtained from the holding company.

•	Growth in non-interest income of $7.9 million, or 4%, as a result of higher electronic transactions switch and processing fees related to the ATH network, other item processing fees associated with cash depot services, payment services and others, and technology consulting fees, including disaster recovery and network support, among other services. This was partially offset by lower revenues from the equity investment in CONTADO in the Dominican Republic.

•	Higher operating expenses by $1.7 million, or less than 1%.

•	Lower cumulative effect of an accounting change due to change in fiscal year of $0.4 million.

•	Higher income tax expense by $2.9 million, or 24%, primarily due to higher taxable income.
Popular North America
As described in the Restructuring and Integration Plan and in the Significant Events Subsequent to Year-End 2006 sections of this MD&A, in early 2007, the Corporation reorganized the legal structure of its U.S. operations, which also impacted the Corporation’s determination of reportable segments for managerial reporting purposes. Commencing in the first quarter of 2007, the Corporation’s U.S. operations were combined into a single reportable segment defined as Popular North America. This segment includes the operations of BPNA, including its wholly-owned subsidiary E-LOAN (legally transferred from PFH to BPNA in January 2007), and Popular Financial Holdings.
     In 2006, BPNA accomplished milestones to increase its customer base, expand its position in niche lending markets and improve customer satisfaction. BPNA achieved strong year-over-year growth in loans and in deposits. BPNA became the 4th largest SBA lender in the United States in terms of dollar volume of loans. BPNA’s non-conventional mortgage loans unit also performed positively. Deposit growth was related to new business and retail accounts derived from efforts by BPNA direct sales force, as well as referral by other customers through a sales and marketing initiative. Also, deposit growth derived from deposits gathered by E-LOAN, which deposit platform was launched in September 2006. E-LOAN also provides online consumer direct lending to obtain mortgage, auto and home equity loans.
     PFH caters to the consumer lending market in the United States, principally the nonprime market. PFH faced another difficult year in 2006, a challenge also faced by many competitors in the nonprime mortgage lending arena. Mortgage banking profit margins decreased as a result of a flatter yield curve as well as lower gain on sale margins. The spreads between funding costs and loan yields narrowed. Also, the origination market in the U.S. began to stabilize after a multiyear boom. PFH’s loan production declined in 2006 when compared with 2005 primarily as a result of PFH exiting from wholesale loan acquisitions in late 2005. Also, the volume of originations was impacted by the slowdown in the mortgage market in the U.S. mainland.
      For the year ended December 31, 2006, net income for the reportable segment of Popular North America totaled $5.0 million, a decrease of $103.1 million, or 95%, compared with $108.1 million for 2005. Net income amounted to $112.7 million for 2004. Main factors that contributed to the variance in results for 2006 when compared with 2005 included:
•	Lower net interest income by $7.7 million, or 1%. Profit margins in the mortgage lending segment continued to tighten in 2006 as short-term rates continued to rise while the rates on the mortgage loans originated increased at a lesser rate due to increased competition. Net interest yield declined due to higher costs of deposits due to offering of competitive rates, including the impact of E-LOAN’s deposits, and the higher cost for short-term borrowings due to the interest rate scenario. Also, the cost of funds on long-term debt rose due to higher cost of the on-balance sheet securitizations. This was partially offset by higher yields on earning assets in loans and investment securities. The lower net interest margin was partially offset by an increase in the volume of earning assets, particularly commercial, mortgage and auto loans, as well as home equity lines of credit (HELOCs). Earning asset growth was funded primarily through deposits, mainly certificates of deposits, and short-term borrowings.

•	An increase in the provision for loan losses by $50.2 million, primarily due to higher net charge-offs in the mortgage, consumer and lease financing portfolios, as well as growth in the commercial and construction loan portfolio.

•	Higher non-interest income by $52.8 million, or 26%, mainly due to higher gains on the sale of mortgage loans, primarily from E-LOAN’s mortgage loan production, since this subsidiary was acquired in late 2005, partially offset by lower gains at Equity One. Furthermore, gains on the sale of real estate properties, securitization related income, and E-LOAN’s other revenue sources including fees on loan closing services and referral income, contributed to the rise in non-interest income. These favorable variances were partially offset by higher write-downs in the valuation of IOs in 2006 as explained in the Critical Accounting Policies / Estimates and Non-Interest Income sections of this MD&A. Also, there were lower other service fees as a result of a reduction in check cashing and money transfer fees resulting from the sale of PCE.

•	Higher operating expenses by $157.3 million, mainly as a result of $133 million in operating expenses of E-LOAN. Also, the increase included an unfavorable impact of the change in fiscal year amounting to $6.2 million. In addition, operating expenses include $21.4 million in impairment losses associated with the write-off of goodwill and certain long-lived assets as part of PFH’s branch consolidation efforts and the restructuring and integration plans described in the Restructuring and Integration Plan section. Also, the increase in operating expenses included performance bonuses tied to business volume and higher headcount to support business growth at certain U.S. operations, net occupancy associated with higher rent expense, and business promotion to support direct mail efforts and deposit campaigns.

•	Lower income tax expense by $59.0 million primarily due to lower taxable income.

Restructuring and Integration Plan
     In 2006, the housing market weakened considerably, forcing changes in the mortgage finance industry. The slightly inverted to flat yield curve has made adjustable-rate mortgages (ARMs) much less attractive, a loan product that has been popular among nonprime borrowers. The pace of the housing appreciation has decreased considerably and prices have fallen in a number of regional areas. Competition, the rising short-term interest rates, a flattening of the yield curve and its negative impact on new loan originations, and higher cost of funding from on-balance sheet securitization structures, resulted in a sharp compression of PFH’s net interest margin. Also, because PFH makes a substantial number of loans to nonprime borrowers, the actual rates of delinquencies, foreclosures and losses on these loans have increased and could be expected to increase further in the event of an economic slowdown. Furthermore, PFH’s cost structure was no longer sustainable as a consequence of the underperformance of the business.
     During the third quarter ended September 30, 2006, in light of deteriorating market conditions impacting the profitability of the business, PFH made a strategic decision to scale back its manufactured housing division into one operating office. Also, during that quarter, PFH added two new regions in the broker loan business and at the same time flattened the sales management organization by reducing the number of sales managers in the broker division to enable regional managers to be closer to the market. In addition, broker loan processing centers were reduced to two. Furthermore, PFH’s retail mortgage division consolidated more than 40 branches into five regional hubs. All the above strategies strove to achieve efficiencies and cost savings in the origination channels. As part of these streamlining initiatives,

PFH recorded re-engineering charges consisting of approximately $3.1 million of lease buyouts, $0.8 million of severance and payroll tax charges, and $0.5 million related to fixed asset write-offs. However, the measures taken in 2006 to boost results proved to be insufficient.
     In January 2007, the Corporation announced the adoption of a Restructuring and Integration Plan for PFH and the internet financial services subsidiary E-LOAN. Based on a comprehensive strategic and financial assessment of all the PFH operations by Popular’s management, the Plan calls for PFH to exit the wholesale nonprime mortgage origination business, focus on existing profitable businesses, and consolidate support functions with its sister U.S. banking entity BPNA creating a single integrated North American financial services unit.
     The Restructuring and Integration Plan for 2007 includes the following:
•	Exiting the wholesale nonprime mortgage origination business at PFH during early first quarter 2007 and shutting down the wholesale broker, retail and call center business divisions;

•	Consolidating support activities at PFH (Finance, Credit Risk, Compliance, Human Resources, Facilities) within BPNA;

•	Integrating PFH’s existing commercial lending businesses (mortgage warehouse, mixed use, and construction lending) into BPNA’s business lending groups;

•	Focusing on the core Equity One network of 135 consumer finance branches in 14 states;

•	Growing the third party mortgage servicing business operated by Popular Mortgage Servicing Inc., a subsidiary of PFH (PMSI). PMSI provides the ability to generate income without the collateral risk associated with ownership of the loan portfolio. PMSI was approved as a mortgage servicer by both the Federal Home Loan Mortgage Corp. (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae) during 2006. PFH currently manages $11.1 billion in loans, including the portfolio serviced for the company and for other lenders / investors; and

•	Leveraging the E-LOAN brand, technology and internet financial services platform over the next several years to complement BPNA’s community banking growth strategy.
     The Plan will result in the elimination of approximately 627 positions out of a total of 2,449 at PFH and its subsidiaries. It is anticipated that 90% of these reductions will occur in the first quarter of 2007 and that the reductions will come principally from businesses being exited and the support functions being consolidated within BPNA. The individuals whose jobs will be eliminated will receive 60 days notice, a transitional severance package, professional counseling, outplacement and support during this process.
     It is anticipated that the Restructuring and Integration Plan will result in estimated combined charges of $40.4 million (approximately $19 million representing future cash expenditures) between the fourth quarter of 2006 and the first two quarters of 2007 as follows:

	Fourth
	Quarter	Six Months Ended
(Dollars in millions)	2006	June 30, 2007	Total

Severance Payments	—	$11.0	$11.0
Stay and Retention Bonus		1.0	1.0
Lease Terminations	—	7.0	7.0

Total Restructuring Charges	—	$19.0	$19.0

Impairment of Long-Lived Assets (included in a separate category in the statement of income)	$7.2	—	$7.2
Goodwill Impairment (included within amortization of intangibles and goodwill impairment losses in the statement of income)	14.2	—	14.2

Total restructuring and impairment charges	$21.4	$19.0	$40.4

     The estimates for 2007 are preliminary as management continues working on the Restructuring and Integration Plan. The impairment of long-lived assets is mainly composed of software and leasehold improvements. The goodwill impairment charges are attributable to businesses being exited at PFH.
     It is anticipated that the cost reduction initiatives resulting from the Restructuring and Integration Plan will result in an expense reduction of approximately $39 million on an annualized basis, related to approximately $34 million in salary and benefits, approximately $3 million in occupancy expenses and approximately $2 million in equipment expenses.
     Refer to the Significant Events Subsequent to Year-End 2006 section of this MD&A for further information on the Corporation’s U.S. Reorganization.
Statement of Condition Analysis
Assets
Refer to the consolidated financial statements included in this Annual Report for the Corporation’s consolidated statements of condition as of December 31, 2006 and 2005. Also, refer to the Statistical Summary 2002-2006 in this MD&A for condensed statements of condition for the past five years.
     The portfolio of investment securities, including trading and other securities, totaled $10.6 billion at December 31, 2006, compared with $12.7 billion at December 31, 2005, a decrease of 16%. Notes 4 and 5 to the consolidated financial statements provide additional information on the Corporation’s available-for-sale and held-to-maturity investment portfolios. Also, refer to the Market Risk section of this MD&A which includes a table

Table G
Loans Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.

Commercial*	$14,536,837	$12,757,886	$10,897,747	$8,571,165	$8,129,307	13.61%
Lease financing	1,226,490	1,308,091	1,164,606	1,053,821	886,731	7.38
Mortgage*	11,695,156	12,872,452	12,641,329	9,708,536	7,466,531	12.47
Consumer*	5,278,456	4,771,778	4,038,579	3,268,670	3,099,550	11.00

Total	$32,736,939	$31,710,207	$28,742,261	$22,602,192	$19,582,119	12.50%

* Includes loans held-for-sale.

with the breakdown of the trading portfolio by major types of securities at December 31, 2006. The decline in the Corporation’s investment securities portfolio was mainly associated with maturities of obligations of the U.S. Government and its Agencies with low yields, which were not replaced as they matured, as part of the Corporation’s strategy to de-leverage the balance sheet and direct funding towards loan growth. As indicated previously in the Net Interest Income section of this MD&A, the reduction in arbitrage activity was related to the unfavorable profitability of securities purchases, if they need to be financed with borrowings.
     The Corporation’s loan portfolio, including loans held-for-sale, by major categories is presented in Table G.
     Commercial loans increased 14% from December 31, 2005 to the end of 2006, reflecting continued success of sales efforts, primarily towards new credit lines on the corporate, construction, public and small business sectors. The Corporation has been active, both in Puerto Rico and in the U.S. mainland, in providing financing to developers of residential real estate properties, office buildings, multi-family residential housing, retail space and other commercial development. Construction loans, which are included as part of commercial loans in Table G, totaled $1.4 billion at December 31, 2006, an increase of 70% compared with $836 million at December 31, 2005.
     A breakdown of the Corporation’s consumer loan portfolio at December 31, 2006 and 2005 follows:

(In thousands)	2006	2005	Change	% Change

Personal	$2,457,619	$2,053,175	$404,444	20%
Auto	1,636,415	1,598,634	37,781	2
Credit cards	1,032,546	968,550	63,996	7
Other	151,876	151,419	457	—

Total	$5,278,456	$4,771,778	$506,678	11%

     The increase in consumer loans from December 31, 2005 to the end of 2006 was principally reflected in the personal loans category, primarily due to business generated by E-LOAN and BPPR. E-LOAN contributed with an increase in personal loans of $252 million, primarily home equity lines of credit. This increase resulted in part from a strategic decision made in mid-2006 to retain a substantial part of those loans in portfolio. The increase in personal loans at BPPR of $102 million was associated with favorable customer response to mailing campaigns, cross selling initiatives and competitive pricing. Auto loans also increased from the end of 2005 to the same date in 2006, principally derived from auto loan originations by E-LOAN, whose auto loan portfolio rose $239 million, and from the Corporation’s auto and lease financing subsidiary in Puerto Rico whose auto loan portfolio rose by $39 million. The Puerto Rico operations faced a very competitive environment during 2006, principally due to aggressive market participants competing on the basis of pricing, and the slowdown in the economy. Partially offsetting that growth was a reduction in the auto loan portfolio at the Corporation’s U.S. banking operations by $231 million in part due to a strategic decision to discontinue auto loan originations through broker channels. Credit cards also increased from December 31, 2005 mostly as a result of higher sales volume and an increase in the number of credit card holders attracted by novel campaigns, offers of no annual membership fees, tiered pricing and new products directed to increase Popular’s credit card market share in Puerto Rico. The “other” category of consumer loans includes marine loans and revolving credit lines.
     Mortgage loans at December 31, 2006 declined 9% from December 31, 2005. The decrease experienced was mainly driven by the pooling during the year of $0.6 billion in mortgage loans at BPPR into FNMA mortgage-backed securities that were subsequently sold to investors, a bulk sale of individual loans to a U.S. financial institution involving approximately $0.6 billion in mortgage loans and to the sale of approximately $1.0 billion in residential mortgage loans as part of three off-balance sheet securitizations completed by PFH during the year. The impact of these sales was partially offset by new loan originations.
     The decrease in the lease financing portfolio from December 31, 2005 to the end of 2006 was partly associated to certain strategic moves at the Corporation’s lease financing operations in the U.S. mainland which included the evaluation and runoff of underperforming lease financings, and to lower volumes in the Corporation’s auto and lease financing subsidiary on the Island due to strong competition and the economic slowdown in Puerto Rico’s economy.
     The following table provides a breakdown of the principal categories that comprise the caption of “Other Assets” in the consolidated statements of condition as of December 31, 2006 and 2005.

(In thousands)	2006	2005	Change

Net deferred tax assets	$359,433	$305,723	$53,710
Bank-owned life insurance program	206,331	197,202	9,129
Securitization advances and related assets	181,387	236,719	(55,332)
Prepaid expenses	168,717	153,395	15,322
Servicing rights	164,999	141,489	23,510
Investments under the equity method	66,794	62,745	4,049
Derivative assets	55,413	50,246	5,167
Others	408,816	178,281	230,535

Total	$1,611,890	$1,325,800	$286,090

     Explanations for the most significant variances in other assets follow:
•	Refer to Note 25 to the consolidated financial statements for the composition of deferred tax assets as of December 31, 2006, compared to results a year earlier.

•	The decrease in securitization advances and related assets associated with PFH’s operations was primarily due to the collection during the third quarter of 2006 of excess cash held by the securitization trusts of approximately $69 million. Also, related to on-balance sheet securitizations, funds collected by PFH, as servicer, and remitted to the securitization trusts to be distributed to bond holders in future periods declined. This decline was primarily as a result of a decrease in borrower prepayment rates during the year, as well as unpaid principal balance runoff of securitizations classified as on-balance sheet. These reductions were partially offset by the pre-funded portion of an on-balance sheet securitization performed by PFH in December 2006. In a pre-funded securitization, the principal amount of the asset-backed securities issued in the securitization exceeds the principal balance of loans initially delivered to the securitization trust. In this securitization deal, the Corporation delivered $266 million of mortgage loans, and recorded a pre-funded amount of $66 million. The proceeds from the pre-funded portion are held in trust earning money market yields until released upon delivery of additional loans. The Corporation agreed to deliver additional loans into the securitization trust equal to the amount by which the principal balance of the asset-backed securities exceeded the principal balance of the loans initially delivered. By utilizing pre-funding accounts in connection with securitization transactions, the Corporation mitigated its exposure to interest rate risk by securitizing its loans then held-for-sale along with expected future loans in a pre-funded securitization. However, the Corporation incurred an expense in pre-funding securitizations equal to the difference between the money market yields earned on the proceeds held in trust prior to the subsequent delivery of loans and the interest rate paid on the asset-backed securities. This impact was not significant for the Corporation’s results of operations in 2006.

•	The increase in the “others” caption was mostly due to securities trade receivables outstanding at December 31, 2006 for mortgage-backed securities sold prior to year-end, with a settlement date in January 2007.
     At December 31, 2006, goodwill and other intangible assets reflected an increase of $11.2 million, or less than 2%, from December 31, 2005. This increase includes purchase accounting entries of approximately $26 million related to E-LOAN, which were mostly associated with the recording of a deferred tax liability related to the trademark and accruals for pre-acquisition contingencies for which the final evaluation from management was completed within the one-year allocation period. E-LOAN was acquired during the last quarter of 2005. This increase was partially offset by the write-off of $14.2 million of goodwill due to the impairment that resulted from exiting certain operations of PFH, as described previously in this MD&A. Refer to Note 10 to the consolidated financial statements for further information on goodwill and the composition of other intangible assets by reportable business segments.

Deposits, Borrowings and Other Liabilities
The composition of the Corporation’s financing to total assets at December 31, 2006 and 2005 was as follows:

			% increase (decrease)	% of total assets
(Dollars in millions)	2006	2005	from 2005 to 2006	2006	2005

Non-interest bearing deposits	$4,222	$3,958	6.7%	8.9%	8.1%
Interest-bearing core deposits	14,923	13,699	8.9	31.5	28.2
Other interest-bearing deposits	5,293	4,981	6.3	11.2	10.2
Federal funds and repurchase agreements	5,762	8,702	(33.8)	12.2	17.9
Other short-term borrowings	4,034	2,700	49.4	8.5	5.6
Notes payable	8,737	9,894	(11.7)	18.4	20.3
Others	813	1,241	(34.5)	1.7	2.6
Stockholders’ equity	3,620	3,449	5.0	7.6	7.1

     A breakdown of the Corporation’s deposits by categories for 2006 and previous years is presented in Table H. Deposits increased $1.8 billion, or 8%, from the end of 2005 to December 31, 2006.
Table H
Deposits Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.

Demand deposits*	$4,910,848	$4,415,972	$4,173,268	$3,726,707	$3,367,385	8.40%
Savings, NOW and money market deposits	9,200,732	8,800,047	8,865,831	7,839,291	7,612,856	6.66
Time deposits	10,326,751	9,421,986	7,554,061	6,531,830	6,634,499	9.96

Total	$24,438,331	$22,638,005	$20,593,160	$18,097,828	$17,614,740	8.34%

*	Includes interest and non-interest bearing demand deposits.

     Time deposits rose 10% from December 31, 2005 to the same date in 2006. This increase was mostly related to retail certificates of deposit (CDs) due to competitive pricing associated with specific campaigns and new deposit products launched such as CDs linked to stock market indexes. This growth was achieved despite aggressive pricing by our competitors. Furthermore, $426 million in time deposits at December 31, 2006 were gathered through the E-LOAN on-line platform. Brokered certificates of deposit, included in the category of time deposits, totaled $866 million at December 31, 2006, compared with $1.2 billion at December 31, 2005.
     Savings, NOW and money market deposits increased 5% from year-end 2005 to the same period in 2006, principally due to savings deposits gathered through E-LOAN, which amounted to $842 million at December 31, 2006. This increase was partially offset by lower savings deposits at BPPR in part due to a shift to time deposits, resulting from higher interest rates offered in these instruments through competitive campaigns.
     The increase in demand deposits of 11% from December 31, 2005 to December 31, 2006 was primarily associated with commercial checking accounts and public funds.
     Borrowed funds reached $18.5 billion at December 31, 2006, a decrease of $2.8 billion, or 13%, from December 31, 2005. The decrease in borrowings since December 31, 2005 was mostly comprised of repurchase agreements and federal funds purchased. As indicated earlier, this decline is also associated with the deleveraging strategy followed in 2006 together with the increase in deposits gathered through our new Internet channel in the U.S. mainland. Refer to Notes 12 through 16 to the consolidated financial statements for additional information on the Corporation’s borrowings at December 31, 2006 and 2005. Also, refer to the Liquidity Risk section of this MD&A for additional information on the Corporation’s funding sources at December 31, 2006.
     Other liabilities decreased $429 million, or 35%, from December 31, 2005 to the same date in 2006. At the end of 2005, certain of the Corporation’s non-banking subsidiaries continued to have a fiscal year ended on November 30, 2005. In balancing the consolidated statement of condition at December 31, 2005, management had to reverse an intercompany elimination in order to reinstall loans outstanding to third parties, and as a result of the entry other liabilities increased in 2005 by $429 million. Since all subsidiaries followed the same fiscal year-end at December 31, 2006, there are no significant intervening events or outstanding eliminations impacting the consolidated results at year-end 2006.
Stockholders’ Equity
Total stockholders’ equity at December 31, 2006 was $3.6 billion, compared with $3.4 billion at the same date in 2005. Refer to the consolidated statements of condition and of changes in stockholders’ equity included in the accompanying consolidated financial statements for further information on its composition. Also, the disclosures of accumulated other comprehensive income (loss), an integral

Table I
Capital Adequacy Data

	As of December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Risk-based capital:
Tier I capital	$3,727,860	$3,540,270	$3,316,009	$2,834,599	$2,054,027
Supplementary (Tier II) capital	441,591	403,355	389,638	341,840	346,531

Total capital	$4,169,451	$3,943,625	$3,705,647	$3,176,439	$2,400,558

Risk-weighted assets:
Balance sheet items	$32,519,457	$29,557,342	$26,561,212	$21,384,288	$19,487,339
Off-balance sheet items	2,623,264	2,141,922	1,495,948	1,411,402	1,355,430

Total risk-weighted assets	$35,142,721	$31,699,264	$28,057,160	$22,795,690	$20,842,769

Ratios:
Tier I capital (minimum required - 4.00%)	10.61%	11.17%	11.82%	12.43%	9.85%
Total capital (minimum required - 8.00%)	11.86	12.44	13.21	13.93	11.52
Leverage ratio*	8.05	7.47	7.78	8.00	6.19
Equity to assets	7.75	7.06	7.28	7.34	6.76
Tangible equity to assets	6.25	5.86	6.59	6.76	6.12
Equity to loans	11.66	11.01	11.55	12.28	11.48
Internal capital generation rate	4.48	10.93	10.82	12.84	11.29

*	All banks are required to have a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

component of stockholders’ equity, are included in the consolidated statements of comprehensive income.
     The increase in stockholders’ equity from December 31, 2005 to the same date in 2006 was due to earnings retention and from approximately $41 million in additional capital derived from the issuance of new shares of common stock under a subscription rights offering. Refer to Note 18 to the consolidated financial statements for detailed information on the subscription rights offering. These favorable variances were partially offset by a $40 million reduction in capital resulting from the adoption of SFAS No. 158, which required the recording of the underfunded status of the pension and postretirement employee benefit plans, net of tax, in stockholders’ equity. Also, stockholders’ equity was reduced by a higher unrealized loss position in the valuation of the available-for-sale securities portfolio by approximately $17 million.
     The Corporation offers a dividend reinvestment and stock purchase plan for its stockholders that allows them to reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance, as well as purchase shares of common stock directly from the Corporation by making optional cash payments at prevailing market prices. During 2006, $16.5 million in additional capital was issued under the plan, compared with $17.6 million in 2005.
     The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. At December 31, 2006 and 2005, BPPR, BPNA and Banco Popular, National Association (BP, N.A.) were all well-capitalized. Table I presents the Corporation’s capital adequacy information for the years 2002 to 2006. Note 19 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements.
     Included within surplus in stockholders’ equity at December 31, 2006 was $346 million corresponding to a statutory reserve fund applicable exclusively to Puerto Rico banking institutions. This statutory reserve fund totaled $316 million at December 31, 2005. The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. During 2006, $30 million were transferred to the statutory reserve. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. At December 31, 2006 and 2005, BPPR was in compliance with the statutory reserve requirement. The more relevant capital requirements applicable to the Corporation are the federal banking agencies capital requirements included in Table I.
     The average tangible equity amounted to $3.0 billion and $2.7 billion for the years ended December 31, 2006 and 2005, respectively. Total tangible equity was $2.8 billion at December 31, 2006 and $2.7 billion at the end of 2005. The average tangible

Table J
Common Stock Performance

					Cash	Book
					Dividends	Value	Dividend		Price/	Market/
	Market Price				Declared	Per	Payout	Dividend	Earnings	Book
	High		Low		Per Share	Share	Ratio	Yield *	Ratio	Ratio

2006						$12.32	51.02%	3.26%	14.48x	145.70%
4th quarter	$19	2/3	$17	2/9	$0.16
3rd quarter	20	1/8	17	2/5	0.16
2nd quarter	22		18	1/2	0.16
1st quarter	21	1/5	19	1/2	0.16

2005						11.82	32.31	2.60	10.68	178.93
4th quarter	$24		$20	1/9	$0.16
3rd quarter	27	1/2	24	2/9	0.16
2nd quarter	25	2/3	23		0.16
1st quarter	28		23	4/5	0.16

2004						10.95	32.85	2.50	16.11	263.29
4th quarter	$28	7/8	$24	1/2	$0.16
3rd quarter	26	1/3	21	1/2	0.16
2nd quarter	22		20		0.16
1st quarter	24		21	1/2	0.14

2003						9.66	27.05	2.45	12.93	232.14
4th quarter	$23	7/9	$19	8/9	$0.14
3rd quarter	20	3/5	18	1/3	0.13
2nd quarter	20	2/5	17		0.14
1st quarter	17	1/2	16		0.10

2002						9.10	30.76	2.58	12.95	185.71
4th quarter	$17	1/7	$14	1/3	$0.10
3rd quarter	18		15		0.10
2nd quarter	16	5/6	14	1/3	0.10
1st quarter	15		13	3/4	0.10

*	Based on the average high and low market price for the four quarters.
Note: All per share data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.

equity to average tangible assets ratio for 2006 was 6.25%, compared with 5.86% in 2005.
Off-Balance Sheet Financing Entities
The Corporation, through its subsidiary PFH, conducts asset securitizations that involve the transfer of mortgage loans to qualifying special purpose entities (QSPE), which in turn transfer these assets and their titles to different trusts, thus isolating those loans from the Corporation’s assets. The off-balance sheet mortgage loan securitizations conducted by PFH prior to 2001 and in 2005 and 2006, qualified for sale accounting based on the provisions of SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” and as such, these trusts are not consolidated in the Corporation’s financial statements. The investors and the securitization trusts have no recourse to the Corporation’s assets or revenues. The Corporation’s creditors have no recourse to any assets or revenues of the special purpose entity, or the securitization trust funds. At December 31, 2006 and 2005, these trusts held approximately $2.3 billion and $2.1 billion, respectively, in assets in the form of mortgage loans. Their liabilities in the form of debt principal due to investors approximated $2.3 billion and $2.1 billion at the end of 2006 and 2005, respectively. The Corporation retained servicing responsibilities and certain subordinated interests in

Table K
Interest Rate Sensitivity

	As of December 31, 2006
	By Repricing Dates
			After	After	After
		Within	three months	six months	nine months		Non-interest
	0-30	31-90	but within	but within	but within	After one	bearing
(Dollars in thousands)	days	days	six months	nine months	one year	year	funds	Total

Assets:
Money market investments	$253,517	$46,411	$300	$1,480				$301,708
Investment and trading securities	1,107,308	647,097	426,633	483,466	$277,013	$7,680,404		10,621,921
Loans	10,230,663	1,712,044	1,940,346	1,761,618	1,404,291	15,687,977		32,736,939
Other assets							$3,743,419	3,743,419

Total	11,591,488	2,405,552	2,367,279	2,246,564	1,681,304	23,368,381	3,743,419	47,403,987

Liabilities and stockholders’ equity:
Savings, NOW, money market and other interest bearing demand accounts	2,591,822					7,297,625		9,889,447
Other time deposits	1,262,926	1,801,039	2,172,645	1,177,830	1,045,306	2,867,005		10,326,751
Federal funds purchased and assets sold under agreements to repurchase	3,527,907	1,155,169	148,307		134,135	796,927		5,762,445
Other short-term borrowings	3,318,923	592,009	30,708	92,485				4,034,125
Notes payable	2,307,590	540,351	342,276	330,281	501,617	4,715,131		8,737,246
Non-interest bearing deposits							4,222,133	4,222,133
Other non-interest bearing liabilities and minority interest							811,534	811,534
Stockholders’ equity							3,620,306	3,620,306

Total	$13,009,168	$4,088,568	$2,693,936	$1,600,596	$1,681,058	$15,676,688	$8,653,973	$47,403,987

Interest rate swaps	1,164,563	536,405	(78,133)	(74,702)	(460,694)	(1,087,439)
Interest rate sensitive gap	(253,117)	(1,146,611)	(404,790)	571,266	(460,448)	6,604,254	(4,910,554)
Cumulative interest rate sensitive gap	(253,117)	(1,399,728)	(1,804,518)	(1,233,252)	(1,693,700)	4,910,554
Cumulative interest rate sensitive gap to earning assets	(0.58% )	(3.21% )	(4.13% )	(2.82% )	(3.88% )	11.25%

these securitizations in the form of IOs. Their value is subject to credit, prepayment and interest rate risks on the transferred financial assets. The servicing rights and IOs retained by the Corporation are recorded in the statement of condition at the lower of cost or market, and fair value, respectively. Refer to the Critical Accounting Policies / Estimates section in this MD&A for further information.
Risk Management
Risk identification and monitoring are key elements in overall risk management. The Corporation’s primary risk exposures are market, liquidity, credit and operational risks, all of which are discussed in the following sections.
Market Risk
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments or other assets due to changes in interest rates, currency exchange rates or equity prices. The financial results and capital levels of Popular, Inc. are constantly exposed to market risk. It is a primary responsibility of the Corporation’s Board of Directors (the Board) and management to ensure that the level of market risk assumed throughout all of the subsidiaries of Popular as well as on a consolidated basis, is within policy guidelines approved by the Board. The Board delegates the monitoring of this risk to the Board’s Risk Management Committee, and its management to the Market Risk Committee (the Committee) of Popular, Inc., which is composed of certain executive officers, and senior officers from the business, treasury and finance areas. The Committee’s primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board’s policies.
Interest Rate Risk
Interest rate risk represents the exposure of the Corporation’s profitability or market value to changes in interest rates.

Table L
Maturity Distribution of Earning Assets

	As of December 31, 2006
	Maturities
		After one year
		through five years		After five years
		Fixed	Variable	Fixed	Variable
	One year	interest	interest	interest	interest
(In thousands)	or less	rates	rates	rates	rates	Total

Money market securities	$301,708					$301,708
Investment and trading securities	2,777,406	$3,211,048	$465,198	$2,437,373	$1,359,757	10,250,782
Loans:
Commercial	5,036,975	2,580,326	2,202,295	1,178,920	2,116,926	13,115,442
Construction	835,765	14,444	555,066	4,225	11,895	1,421,395
Lease financing	341,108	831,351		54,031		1,226,490
Consumer	2,417,659	2,182,893	252,984	278,210	146,710	5,278,456
Mortgage	3,780,878	4,092,125	1,180,422	2,124,449	517,282	11,695,156

Total	$15,491,499	$12,912,187	$4,655,965	$6,077,208	$4,152,570	$43,289,429

Notes:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation are not included in this table.

Loans held-for-sale have been allocated according to the expected sale date.

Management considers interest rate risk (IRR) a predominant market risk in terms of its potential impact on earnings.
     The Corporation is subject to interest rate risk because of numerous causes, including:
•	Assets and liabilities may mature or reprice at different times. For example, if assets reprice slower than liabilities and interest rates are generally rising, earnings could initially decline.

•	Assets and liabilities may reprice at the same time but by different amounts. For example, when the general level of interest rates is rising, the Corporation may increase rates charged on loans by an amount that is less than the general increase in market interest rates because of intense pricing competition. Also, basis risk occurs when assets and liabilities have similar repricing frequencies but are tied to different market interest rate indexes.

•	Short-term and long-term market interest rates may change by different amounts; for example, the shape of the yield curve may affect new loan yields and funding costs differently.

•	The remaining maturity of various assets and liabilities may shorten or lengthen as interest rates change. For example, if long-term mortgage interest rates decline sharply, mortgage-backed securities classified as available-for-sale may prepay significantly earlier than anticipated, which could reduce portfolio income. In such scenario, the Corporation would be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income.

•	Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Conversely, the opposite would occur in a rising interest rate scenario.

•	Interest rates may have an indirect impact on loan demand, credit losses, loan origination volume, the value of our securities holdings, including IOs, gains and losses on sales of securities and loans, the value of MSRs and other sources of earnings.
     In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.
     The Corporation maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist management in maintaining stability in the net interest income under varying interest rate environments.
     The Committee implements the market risk policies approved by the Board as well as the risk management strategies reviewed and adopted in Committee meetings. The Committee measures and monitors the level of short and long-term IRR assumed by the Corporation and its subsidiaries. It uses simulation analysis and static gap estimates for measuring short-term IRR. Duration analysis is used to quantify the level of long-term IRR assumed, and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated value of financial liabilities. Due to the importance of critical assumptions in measuring market risk, the risk models incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage-related products, and estimates on the duration of the Corporation’s deposits and interest rate scenarios.
     Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table K presents the static gap estimate for the Corporation as of December 31, 2006. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. Neither do they incorporate possible action that could be taken to manage the Corporation’s IRR.
     The interest rate sensitivity gap is defined as the difference between earning assets and interest bearing liabilities maturing or repricing within a given time period. At December 31, 2006, the Corporation’s one-year cumulative negative gap was $1.7 billion or 3.88% of total earning assets.
     Net interest income simulation analysis performed on a consolidated basis is another tool used by the Corporation in estimating the potential change in future earnings resulting from hypothetical changes in interest rates. Sensitivity analysis is calculated on a monthly basis using a simulation model, which incorporates actual balance sheet figures detailed by maturity and interest yields or costs, the expected balance sheet dynamics, reinvestments, and other non-interest related data. Simulations are processed using various interest rate scenarios to estimate how sensitive is future net interest income to changes in interest rates. The asset and liability management group also performs validation procedures on various assumptions used as part of the sensitivity analysis.
     Simulation analyses are based on many assumptions, including relative levels of market interest rates, interest rate spreads, loan prepayments and deposit decay. Thus, they should not be relied upon as indicative of actual results. Further, the estimates do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what may actually occur in the future.
     Based on the results of the simulation analyses as of December 31, 2006, the Corporation’s net interest income for the next twelve months is estimated to decrease by $15.7 million in a hypothetical 200 basis points parallel rising rate scenario, and the change for the same period, utilizing a similar size declining rate scenario, is an estimated increase of $7.5 million. Both hypothetical rate scenarios consider the gradual change to be achieved during a twelve-month period from the prevailing rates at December 31, 2006.
     The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third party to repay debt obligations prior to maturity. At December 31, 2006 and 2005, net premiums associated with loans acquired represented less than 1% of the total loan portfolio, while net premiums associated with portfolios of AFS and HTM securities approximated 2% of these investment securities portfolios. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Table L, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions as determined by management based on the expected interest rate scenario.
     Duration analysis measures longer-term IRR, in particular the duration of market value of equity. It expresses in general terms the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market value of the cash flows from the Corporation’s financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates all expected future cash flows from net interest income as well as principal repayments, whereas other measures of IRR focus primarily on short-term net interest income.
     The duration of the market value of portfolio equity (“MVPE”) is a measure of its riskiness. The MVPE is equal to the estimated market value of the Corporation’s assets minus the estimated market value of the liabilities. The duration of MVPE is equal to the product of the market value of assets times its duration, minus the product of the market value of liabilities times its duration, divided by the market value of equity. In general, the longer the duration of MVPE, the more sensitive is its market value to changes in interest rates.
     Duration measures the expected length of a financial asset or liability. In particular, it equals the weighted average maturity of the present value of all the cash flows of a financial asset or liability where the weights are equal to the present value of each cash flow. The present value of cash flows occurring in the future is the estimated market value as of a certain date. The sensitivity of the market value of a financial asset or liability to changes in interest rates is primarily a function of its duration. In general terms, the longer the duration of an asset or liability, the greater is the sensitivity of its market value to interest rate changes. Since duration measures the term of a financial asset or liability, it is usually expressed in terms of years or months.
     Duration of equity is evaluated by management on a monthly basis. The duration of equity at December 31, 2006 was in compliance with the Corporation’s established MVPE policy limits in a most likely interest rate scenario.
Trading
The Corporation’s trading activities are another source of market risk and are subject to sound policies and risk guidelines approved by the Board of Directors. Most of the Corporation’s trading activities are limited to mortgage banking activities and the market-making activities of the Corporation’s broker-dealer business. In anticipation of customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices to and trading with other market makers and clients. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are conducted by the Corporation to provide customers with securities inventory and liquidity. Also, as indicated in the Critical Accounting Policies / Estimates in this MD&A, in 2006, the Corporation began to classify the IOs derived from new off-balance sheet mortgage loan securitizations as trading securities.
     Trading instruments are recognized at market value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period income. Further information on the Corporation’s risk management and trading activities is included in Note 28 to the consolidated financial statements.
     In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation.
     At December 31, 2006, the trading portfolio of the Corporation amounted to $382 million and represented 0.8% of total assets, compared with $519 million and 1.1% a year earlier. Mortgage-backed securities represented 55% of the trading portfolio at the end of 2006, compared with 77% in 2005. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2006:

		Weighted
(Dollars in thousands)	Amount	Average Yield*

Mortgage-backed securities	$211,183	5.91%
Commercial paper	1,741	4.86
U.S. Treasury and agencies	445	5.00
Puerto Rico and U.S. Government obligations	125,574	4.84
Interest-only strips	39,321	15.93
Other	4,061	1.41

	$382,325	6.53%

*	Not on a taxable equivalent basis.

     At December 31, 2006, the trading portfolio of the Corporation had an estimated duration of 3.1 years and a one-month value at risk (VAR) of approximately $2.3 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation can expect to lose with 95% confidence within one month in the course of its risk taking activities. Its purpose is to describe the amount of capital needed to absorb potential losses from adverse market volatility. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates.
     The Corporation enters into forward contracts to sell mortgage-backed securities with terms lasting less than a month which are accounted for as trading derivatives. These contracts are recognized at fair value with changes directly reported in current period income. Refer to the Derivatives section that follows in this MD&A for additional information. At December 31, 2006, the fair value of these forward contracts was not significant.
     The Corporation does not participate in any trading activities involving commodity contracts.
Derivatives
The Corporation uses various derivatives to maximize stability in net interest income and cash flows as part of its overall interest rate risk management strategy. Derivative instruments that the Corporation may use include, among others, interest rate swaps and caps, index options, forwards and future contracts. The Corporation does not use highly leveraged derivative instruments in its interest rate risk management strategy. The Corporation also enters into foreign exchange contracts and interest rate swaps and caps for the benefit of commercial customers. The Corporation economically hedges its exposure related to these commercial customer derivatives by entering into offsetting third-party contracts with approved, reputable counterparties with substantially matching terms and currencies. Refer to Note 28 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation’s derivatives activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivatives transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2006, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.
     Certain derivative contracts also present credit risk because the counterparties may not meet the terms of the contract. If a counterparty fails to perform, the Corporation’s credit risk is equal to the net fair value of the derivative contract. The Corporation minimizes credit risk through approvals, limits and monitoring procedures. The Corporation deals exclusively with counterparties that have high quality credit ratings. Further, as applicable under the terms of the master arrangements, the Corporation may obtain collateral, where appropriate, to reduce risk. The Corporation has not incurred losses from counterparty nonperformance on derivatives. Credit risk related to derivatives is not considered significant at December 31, 2006.
Cash Flow Hedges
In a cash flow hedging strategy, the Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges as of December 31, 2006 amounted to $580 million. At December 31, 2006, the cash flow hedges outstanding related to forward contracts or “to be announced” (TBA) mortgage-backed securities that are sold and bought for future settlement to hedge the sale of mortgage-backed securities and loans prior to securitization, had a notional amount of $190 million. The seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting.
     During 2006, in conjunction with the issuance of medium-term notes, the Corporation entered into interest rate swaps to convert floating rate debt to fixed rate debt with the objective of minimizing the exposure to changes in cash flows due to higher interest rates. These contracts had a notional amount of $390 million at December 31, 2006. Refer to Note 28 to the consolidated financial statements for additional quantitative information on these derivative contracts.
Fair Value Hedges
The Corporation did not have any outstanding derivatives designated as fair value hedges at December 31, 2006. During 2005, the Corporation entered into interest rate swaps designated as fair value hedges to protect its exposure to the changes in fair value resulting from movements in the benchmark interest rate of fixed rate assets, particularly loans and investment securities. The notional amount of these contracts approximated $535 million at December 31, 2005. These interest rate swaps matured or were terminated during the first quarter of 2006. Refer to Note 28 to the consolidated financial statements for additional information on these derivative instruments designated as fair value hedges.
Trading and Non-Hedging Derivative Activities
The Corporation takes positions based on market expectations or to benefit from price differentials between financial instruments and markets. Also, to a lesser extent, the Corporation may also enter into various derivatives to provide these types of products to customers. These free-standing derivatives are carried at fair value with changes in fair value recorded as part of the results of operations for the period.
     Below is a description of the most significant of the Corporation’s derivative activities that do not qualify for hedge accounting as defined in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (as amended). Refer to Note 28 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.
     The Corporation has interest rate caps in conjunction with a series of securitizations of mortgage loans in order to limit the interest rate payable to the security holders. These contracts are designated as non-hedging derivatives and are currently marked-to-market, thus impacting earnings. As of December 31, 2006, the notional amount of these interest rate caps was $839 million with a favorable fair value (asset) of $4.0 million. During 2006, the Corporation recognized an increase in interest expense of $8.2 million due to unfavorable changes in fair value associated with interest rate caps. For the year ended December 31, 2005, the loss recognized as additional interest expense amounted to $3.7 million.
     At December 31, 2006, the Corporation also had outstanding $2.4 billion in notional amount interest rate swap agreements with a positive fair value (asset) of $482 thousand, which were not designated as accounting hedges, some of which had offsetting positions. The agreements seek various strategies, including among others:
•	utilizing the instruments in the Corporation’s capacity as an intermediary on behalf of its customers;

•	economically hedge the cost of short-term borrowings;

•	economically hedge the payments of the bond certificates offered as part of an on-balance sheet securitization;

•	economically convert to a fixed-rate the cost of funding a portion of the auto loans held-in-portfolio; and

•	economically hedge the changes in fair value of loans acquired and originated prior to securitization.
     For the year ended December 31, 2006, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net decrease in earnings of approximately $1.8 million, primarily in the trading profit (loss) category of the statement of income, compared with an earnings reduction of approximately $2.4 million in 2005.
     Furthermore, the Corporation enters into interest rate lock commitments (IRLCs) in connection with one of its subsidiary’s mortgage banking activities to fund mortgage loans at interest rates previously agreed (locked) by both the Corporation and the borrower for specified periods of time. When the borrower locks its interest rate, the Corporation effectively extends a put option to the borrower, whereby the borrower is not obligated to enter into the loan agreement but the Corporation must honor the interest rate for the specified time period. The Corporation is exposed to interest rate risk during the period of the IRLC through the sale of the underlying loan due to changes in interest rates. These IRLCs are recognized at fair value with changes in fair value recorded in the consolidated statement of income. Outstanding IRLCs expose the Corporation to the risk that the price of the loans associated with the commitments might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates. To protect against this risk, the Corporation utilizes forward loan sales commitments to economically hedge the risk of potential changes in the value of the loans that would result from the commitments. The Corporation expects that the changes in the fair value of these derivative instruments will offset changes in the fair value of the IRLCs. At December 31, 2006, the Corporation had outstanding IRLCs with a notional amount of $216 million and a negative fair value (liability) of $622 thousand.
     At December 31, 2006, the Corporation had forward contracts with a notional amount of $401 million and a positive fair value (asset) of $1.2 million not designated as accounting hedges. These forward contracts are considered derivatives under SFAS No. 133 and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the statement of income. These forward contracts are principally used to economically hedge the changes in fair value of mortgage loans held-for-sale and mortgage pipeline through both mandatory and best efforts forward sale agreements. These forward contracts are entered into in order to optimize the gain on sales of loans and / or mortgage-backed securities. For the year ended December 31, 2006, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to earnings of $1.9 million, which was included in the categories of trading account profit and gain on sale of loans in the consolidated statement of income. In 2005, the unfavorable impact to earnings was $1.6 million.
     Additionally, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or Puerto Rico Stock Index (PRSI), or to certain equity securities or commodity indexes. The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with IRA accounts and certificates of deposit. At December 31, 2006, these deposits amounted to $198 million, or less than 1% of the Corporation’s total deposits. These certificates have an initial maturity of five years and the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.
     The risk of issuing certificates of deposit with returns tied to the applicable indexes is hedged by BPPR. BPPR purchases index options from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposit issued. By hedging the risk in this manner, the effective cost of the deposits raised by this product is fixed. The contracts have a maturity and an index equal to the terms of the pool of client’s deposits they are economically hedging.

     The purchased option contracts are initially accounted for at cost (i.e., amount of premium paid) and recorded as a derivative asset. The derivative asset is marked-to-market on a monthly basis with changes in fair value charged to earnings. The deposits are hybrid instruments containing embedded options that must be bifurcated in accordance with SFAS No. 133. The initial value of the embedded option (component of the deposit contract that pays a return based on changes in the applicable indexes) is bifurcated from the related certificate of deposit and is initially recorded as a derivative liability and a corresponding discount on the certificate of deposit is recorded. Subsequently, the discount on the deposit is accreted and included as part of interest expense while the bifurcated option is marked-to-market with changes in fair value charged to earnings. The purchased option contracts are marked-to-market based on valuations received from a third party on a quarterly basis.
     The purchased index options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting in accordance with the provisions of SFAS No. 133 and therefore cannot be designated as accounting hedges. At December 31, 2006, the notional amount of the index options on deposits approximated $205 million with a fair value of $38 million (asset) while the embedded options had a notional value of $198 million with a fair value of $38 million (liability).
     Refer to Note 28 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2006 and 2005.
Foreign Exchange
The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive income (loss) in the consolidated statements of condition, except for highly inflationary environments in which the effects are included in other operating income in the consolidated statements of income, as described below.
     The Corporation has been monitoring the inflation levels in the Dominican Republic to evaluate whether it still meets the “highly inflationary economy” test prescribed by SFAS No. 52, “Foreign Currency Translation.” Such statement defines highly inflationary as a “cumulative inflation of approximately 100 percent or more over a 3-year period.” In accordance with the provisions of SFAS No. 52, the financial statements of a foreign entity in a highly inflationary economy are remeasured as if the functional currency were the reporting currency.
     Since June 2004, the Corporation’s interests in the Dominican Republic have been remeasured into the U.S. dollar. As of December 31, 2006, the cumulative inflation rate in the Dominican Republic over a 3-year period was below 100 percent, approximating 49.5%. The Corporation continues to remeasure the financial statements of those foreign entities until formal guidance is issued by the International Practices Task Force (“IPTF”) of the SEC Regulations Committee of the American Institute of Certified Public Accountants during 2007 concluding that the Dominican Republic would cease being regarded as highly inflationary.
     During the year ended December 31, 2006, approximately $0.8 million in net remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive loss. Net remeasurement gains totaled $0.6 million for the year ended December 31, 2005. These net gains relate to improvement in the Dominican peso’s exchange rate to the U.S. dollar from $45.50 at June 30, 2004, when the economy reached the “highly inflationary” threshold, to $33.35 and $33.14 at the end of 2006 and 2005, respectively. The unfavorable cumulative translation adjustment associated with these interests at the reporting date in which the economy became highly inflationary approximated $32 million. At December 31, 2006, the Corporation had approximately $37 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared to $36 million at December 31, 2005 and 2004.
Liquidity Risk
For a financial institution, liquidity risk may arise whenever the institution cannot generate enough cash from either assets or liabilities to meet its obligations when they become due, without incurring unacceptable losses. Cash requirements for a financial institution are primarily made up of deposit withdrawals, contractual loan funding, the repayment of borrowings as they mature and the ability to fund new and existing investments as opportunities arise. An institution’s liquidity may be pressured if, for example, its credit rating is downgraded, it experiences a sudden and unexpected substantial cash outflow, or some other event causes counterparties to avoid exposure to the institution. An institution is also exposed to liquidity risk if markets on which it depends are subject to loss of liquidity. The objective of effective liquidity management is to ensure that the Corporation remains sufficiently liquid to meet all of its financial obligations, finance expected future growth and maintain a reasonable safety margin for cash commitments under both normal operating conditions and under unpredictable circumstances of industry or market stress.

     To achieve this objective, the Board of Directors, through the Risk Management Committee, is responsible for approving policies regarding liquidity risk management as well as approving operating and contingency procedures, and supervising their implementation. Liquidity is managed at the level of the holding companies that own the banking and non-banking subsidiaries. Also, it is managed at the level of the banking and non-banking subsidiaries. The Corporation’s Corporate Treasurer is responsible for implementing the policies and procedures approved by the Risk Management Committee and for monitoring the liquidity position on an ongoing basis.
     Primary sources of funding for the banking subsidiaries include retail and commercial deposits, purchased funds, institutional borrowings, and to a lesser extent, loan sales. The principal uses of funds for the banking subsidiaries include loan and investment portfolio growth, repayment of obligations as they become due, dividend payments to the holding company, and operational needs. In addition, the Corporation’s banking subsidiaries maintain borrowing facilities with the Federal Home Loan Banks (FHLB) and at the discount window of the Federal Reserve Bank of New York (FED) as well as committed lines of credit, and have a considerable amount of collateral that can be used to raise funds under these facilities. This is a secured source of funding, accepting securities or whole loans as collateral. The banking subsidiaries must maintain their FHLB memberships to continue accessing this source of funding.
     The principal sources of funding for the holding companies include dividends received from its banking and non-banking subsidiaries and proceeds from the issuance of medium-term notes, commercial paper, junior subordinated debentures and equity. Banking laws place certain restrictions on the amount of dividends a bank may make to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations. The principal uses of these funds include the repayment of maturing debt, dividend payments to shareholders and subsidiary funding through capital or debt.
     The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, borrowed funds from the holding companies or their direct parent companies, wholesale funding and asset securitizations, loan sales repurchase agreements and warehousing lines of credit. The principal uses of funds for the non-banking subsidiaries include loan portfolio growth, repayment of maturing debt and operational needs.
     The Corporation’s non-banking subsidiaries may be subject to a higher degree of liquidity risk than the banking subsidiaries, due to the latter’s access to federally insured deposits and the FED discount window. In the event of a downgrade in the credit ratings of the Corporation, the non-banking subsidiaries may experience an increase in their cost of funds and reduced availability of financing.
     The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of an extended economic slowdown in Puerto Rico, the credit quality of the Corporation could be affected, and as a result of higher credit costs, profitability may decrease. The substantial integration of Puerto Rico with the U.S. economy may limit the probability of a prolonged recession in Puerto Rico (except if there is a U.S. national recession) and its related risks to the Corporation.
     Factors that the Corporation does not control, such as the economic outlook of its principal markets and regulatory changes, could affect its ability to obtain funding. In order to prepare for the possibility of such a scenario, management has adopted contingency plans for raising financing under stress scenarios when important sources of funds that are usually fully available, the entities are temporarily not willing to lend to the Corporation. These plans call for using alternate funding mechanisms such as the pledging or securitization of certain asset classes, committed credit lines, and loan facilities put in place with the FHLB and the FED. The Corporation has a substantial amount of assets available for raising funds through non-traditional channels and is confident that it has adequate alternatives to rely on under a scenario where some primary funding sources are temporarily unavailable.
     Maintaining adequate credit ratings on Popular’s debt obligations is an important factor for liquidity, because the credit ratings influence the Corporation’s ability to borrow, the cost at which it can raise financing and access to funding sources. The credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Corporation’s ability to access a broad array of wholesale funding sources, among other factors. Changes in the credit rating of the Corporation or any of its subsidiaries to a level below “investment grade” may affect the Corporation’s ability to raise funds in the capital markets. The Corporation’s counterparties are sensitive to the risk of a rating downgrade. In the event of a downgrade, it may be expected that the cost of borrowing funds in the institutional market would increase. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult.
     In early August 2005, Fitch, a nationally recognized credit rating agency, changed the Corporation’s rating outlook from “stable” to “negative”. This rating outlook continued to be in effect as of December 31, 2006. In the opinion of management, this does not necessarily imply that a change in the actual rating of the Corporation is imminent, but does suggest that the agency has identified financial and / or business trends, which if left unchanged, may result in a rating change. Following the announcement by the Corporation of the acquisition of E-LOAN, Fitch expressed concerns indicating that, while the Corporation’s capital profile is acceptable for current ratings, the level of tangible common equity would fall following the E-LOAN acquisition as a result of the intangibles recorded, primarily goodwill and trademark. Also, the outlook change considered the risk of greater exposure to the nonprime lending business. Management evaluated such concerns and has taken and continues to evaluate actions to address them. In the fourth quarter of 2005 and the first quarter of 2006, the Corporation issued additional shares of common stock to strengthen the level of tangible equity capital. Furthermore, strategic changes have been implemented at PFH that should have the effect of decreasing the growth of the nonprime loan portfolio at the Corporation. Refer to the Restructuring and Integration Plan section in this MD&A for information on this Plan. The Corporation is also rated by two other nationally recognized credit rating agencies. In recent exchanges with these two agencies, the Corporation was advised that they are becoming concerned with two recent trends in the Corporation’s business. One concern is the decline in the profitability of the U.S. business during 2006 and the impact of the restructuring on future financial results. The second concern is the deterioration of general credit quality in the Puerto Rico economy and its possible impact on the level of future credit losses. As of December 31, 2006, the Corporation’s ratings under both agencies had a stable outlook.
     The Corporation and BPPR’s debt ratings at December 31, 2006 were as follows:

	Popular, Inc.		BPPR
	Short-term	Long-term	Short-term	Long-term
	debt	debt	debt	debt

Fitch	F-1	A	F-1	A
Moody’s	P-2	A3	P-1	A2
S&P	A-2	BBB+	A-2	A-

     The ratings above are subject to revisions or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.
     The consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.
     On an ongoing basis, management monitors the Corporation’s liquidity position for compliance with internal policies and believes that available sources of liquidity are adequate to meet the funding needs in the normal course of business. The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities.
Deposits
Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Core deposits are generated from a large base of consumer, corporate and institutional customers, which over the past several years have become more geographically diverse as a result of the Corporation’s business expansion.
     Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $19.1 billion, or 78% of total deposits, at December 31, 2006. Core deposits financed 44% of the Corporation’s earning assets at December 31, 2006 and 39% at December 31, 2005. Certificates of deposits with denominations of $100,000 and over at December 31, 2006 totaled $5.3 billion, or 22% of total deposits. Their distribution by maturity was as follows:

(In thousands)

3 months or less	$1,968,328
3 to 6 months	1,034,277
6 to 12 months	1,069,613
Over 12 months	1,220,503

$5,292,721

     The Corporation had $866 million in brokered certificates of deposit at December 31, 2006, which represented 4% of its total deposits. Approximately 9% of the brokered certificates of deposit outstanding at December 31, 2006 are callable, but only at the option of the Corporation. Brokered certificates of deposit, which are typically sold through an intermediary to small retail investors, provide access to longer-term funds that could be available in the market area and provide the ability to raise additional funds without pressuring retail deposit pricing. In the event that any of the Corporation’s banking subsidiaries fall under the regulatory capital ratios of a well-capitalized institution, that banking subsidiary faces the risk of not being able to replace this source of funding. The banking subsidiaries comply with all applicable FDIC regulations at December 31, 2006. Although the utilization of these wholesale deposits is an alternative funding source, the Corporation has established limits in its involvement with this less stable source of funding and does not anticipate placing undue reliance in this source of liquidity in the foreseeable future.
     Average deposits for the year ended December 31, 2006 represented 52% of average earning assets, compared with 51% and 52% for the years ended December 31, 2005 and 2004,

Table M
Average Total Deposits

	For the Year
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.

Non-interest bearing demand deposits	$3,969,740	$4,068,397	$3,918,452	$3,495,099	$3,226,758	5.40%

Savings accounts	5,440,101	5,676,452	5,407,600	5,190,527	4,775,115	5.46
NOW, money market and other interest bearing demand accounts	3,877,678	3,731,905	2,965,941	2,550,480	2,502,272	13.03

Certificates of deposit:
Under $100,000	3,768,653	3,382,445	3,067,220	2,877,946	2,809,305	6.49
$100,000 and over	4,963,534	4,266,983	3,144,173	2,881,836	2,918,375	11.87

Certificates of deposit	8,732,187	7,649,428	6,211,393	5,759,782	5,727,680	9.35

Other time deposits	1,244,426	1,126,887	905,669	762,080	752,821	13.43

Total interest bearing deposits	19,294,392	18,184,672	15,490,603	14,262,869	13,757,888	9.04

Total deposits	$23,264,132	$22,253,069	$19,409,055	$17,757,968	$16,984,646	8.35%

respectively. Table M summarizes average deposits for the past five years.
     The Corporation’s ability to compete successfully in the marketplace for deposits depends on various factors, including pricing, service, convenience and financial stability as reflected by operating results and credit ratings (by nationally recognized credit rating agencies). Although a downgrade in the credit rating of the Corporation may impact its ability to raise deposits, management does not believe that the impact should be material. Deposits at all of the Corporation’s banking subsidiaries are federally insured and this is expected to mitigate the effect of a downgrade in credit ratings.
Borrowings
Liquidity on the liability side is also generated through the ability to obtain wholesale funding through a variety of sources, including advances from FHLB, federal funds purchased, repurchase agreements whereby investment securities and loans are pledged as collateral, and advances under lines of credit with correspondent banks, among other sources.
     The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB at competitive prices. At December 31, 2006, Popular had short-term and long-term credit facilities authorized with the FHLB aggregating $897 million based on assets pledged with the FHLB at that date. Outstanding borrowings under these credit facilities totaled $781 million at December 31, 2006, compared with $1.6 billion at year-end 2005. Such advances are collateralized by securities and mortgage loans and do not have restrictive covenants. Refer to Note 15 to the consolidated financial statements for additional information.
     At December 31, 2006, BPPR and BPNA had approved, but uncommitted, federal funds lines with authorized counterparties approximating $8.5 billion. As of that date, $3.8 billion of these lines was used. These lines are uncommitted and are available at the option of the counterparty.
     To provide further liquidity, at December 31, 2006, BPPR maintained a bank note program with a borrowing capacity of $1.0 billion with the full amount available for future issuance. Under this program, BPPR has the requisite agreements in place to issue and sell its bank notes to institutional investors.
     At December 31, 2006, the Corporation had a borrowing capacity at the FED discount window of approximately $2.9 billion, which remained unused. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
     At December 31, 2006, the Corporation maintained certain committed lines of credit with unaffiliated banks under formal agreements that provide for financing of auto, mortgage and consumer loans. The maximum committed amount available under these borrowing facilities approximated $1.8 billion at December 31, 2006, of which approximately $0.8 billion remained unused. These committed lines of credit expire or have renewal dates in 2007.
     Another financing source that has been used by the Corporation, particularly to fund PFH’s loan growth, has been secured borrowings under “on-balance sheet securitizations” of mortgage loans. The asset-backed securities issued by the securitization trust receive interest out of the interest collected on the securitized loans and generally pay down as the securitized loans are paid off.

As of December 31, 2006, borrowings outstanding associated with on-balance sheet securitizations performed by PFH amounted to $4.4 billion.
     At December 31, 2006, the Corporation had a committed credit facility from a syndicate of institutions in the amount of up to $555 million, which also serves as back-up for the commercial paper program, and can be utilized for general liquidity purposes. The facility has never been drawn upon and management does not anticipate doing so in the future.
     The national markets represent a further source of liquidity. In 2005, the SEC adopted amendments to its rules with respect to the registration, communications and offerings processes under the Securities Act of 1933. The rules, which became effective December 1, 2005, facilitate access to the capital markets by well-established public companies, modernize the existing restrictions on corporate communications during a securities offering and further integrate disclosure under the Securities Exchange Act of 1933 and the Securities Exchange Act of 1934. The amended rules provide the most flexibility to “well-known seasoned issues” (the seasoned issuers), including the option of automatic effectiveness upon filing of shelf registration statements and relief under the less restrictive communication rules. Seasoned issuers generally include those companies with a public float of common equity of at least $700 million or those companies that have at least issued $1 billion in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. Based on each of these criteria, Popular, Inc. met the eligibility requirements to qualify as a seasoned issuer as of December 31, 2006.
     A more detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 12 through 16 to the consolidated financial statements.
     Total lines of credit outstanding are not necessarily a measure of the total credit available on a continuing basis. Certain of these lines could be subject to collateral requirements, standards of creditworthiness, leverage ratios and other regulatory requirements, among other factors.
     Some of the Corporation’s borrowings and deposits are subject to “rating triggers”, contractual provisions that accelerate the maturity of the underlying obligations in the case of a change in rating. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers that could accelerate the maturity of the underlying obligations was $15 million at December 31, 2006.
     In the course of borrowing from institutional lenders, the Corporation has entered into contractual agreements to maintain certain levels of debt, capital and asset quality, among other financial covenants. If the Corporation were to fail to comply with those agreements, it may result in an event of default. Such failure may allow lenders to accelerate the repayment of the related borrowings. An event of default could also affect the ability of the Corporation to raise new funds or renew maturing borrowings. At December 31, 2006, the Corporation had $1.4 billion in outstanding obligations subject to covenants, including those which are subject to rating triggers and those outstanding under the commercial paper program. As of year-end 2006, two of the Corporation’s subsidiaries had breached certain covenants in two credit facilities for which the Corporation obtained written waivers. Obligations outstanding subject to the covenant waivers as of December 31, 2006 approximated $170 million.
Other Funding Sources
The investment securities portfolio provides additional enhancement to the Corporation’s liquidity position, which may be created through either securities sales or repurchase agreements. The Corporation’s portfolio consists primarily of liquid U.S. Treasury and government sponsored agency securities that can be used to raise funds in the repo markets. At December 31, 2006, the investment and trading securities portfolios, as shown in Table L, totaled $10.3 billion, of which $2.8 billion, or 27%, had maturities of one year or less. Mortgage-related investments in Table L are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to the available un-pledged collateral at the time the transactions are to be consummated. The Corporation’s un-pledged investment and trading securities, excluding other investment securities, amounted to $3.7 billion as of December 31, 2006. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets.
     Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, and to a lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. The maturity distribution of the loan portfolio as of December 31, 2006 is presented in Table L. As of that date $12.4 billion or 38% of the loan portfolio is expected to mature within one year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.
     Another component of liquidity and an important source of funding is the Corporation’s capital. During the fourth quarter of 2005 and first quarter of 2006, the Corporation issued $216 million in newly issued common stock under a subscription rights offering.

Contractual Obligations and Commercial Commitments
The Corporation has various financial obligations, including contractual obligations and commercial commitments, which require future cash payments on debt and lease agreements. Also, in the normal course of business, the Corporation enters into contractual arrangements whereby it commits to future purchases of products or services from third parties. Obligations that are legally binding agreements whereby the Corporation agrees to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations.
     At December 31, 2006, the aggregate contractual cash obligations including purchase obligations and borrowings maturities were:

	Payments Due by Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Certificates of deposit	$7,472	$1,967	$748	$140	$10,327
Fed funds and repurchase agreements	4,835	202	677	48	5,762
Other short-term borrowings	4,034	—	—	—	4,034
Long-term debt	2,836	4,048	849	1,004	8,737
Purchase obligations	151	98	40	11	300
Annual rental commitments under operating leases	56	86	49	140	331
Capital leases	—	1	1	20	22

Total contractual cash obligations	$19,384	$6,402	$2,364	$1,363	$29,513

     Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2006, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases to secure favorable pricing concessions, the Corporation has committed to contracts that may extend to several years.
     As of December 31, 2006, the Corporation’s liability on its pension and postretirement benefit plans amounted to $179 million. During 2007, the Corporation expects to contribute $3.2 million to the pension and benefit restoration plans, and $6.4 million to the postretirement benefit plan to fund current benefit payment requirements. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 22 to the consolidated financial statements for further information on these plans. Management believes the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition.
     A number of business and asset acquisition agreements to which the Corporation is a party may require the Corporation to make contingent payments in future years if certain predetermined goals, such as revenue or loan origination targets, are achieved within a specified time. Management estimates that the maximum future payments under these agreements at December 31, 2006 approximated $4.6 million.
     The Corporation also utilizes lending-related financial instruments in the normal course of business to accommodate the financial needs of its customers. The Corporation’s exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual notional amount of these instruments. The Corporation uses credit procedures and policies in making those commitments and conditional obligations as it does in extending loans to customers. Since many of the commitments may expire without being drawn upon, the total contractual amounts are not representative of the Corporation’s actual future credit exposure or liquidity requirements for these commitments.
     At December 31, 2006 the contractual amounts related to the Corporation’s off-balance sheet lending and other activities were:

	Amount of Commitment – Expiration Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Commitments to extend credit	$6,030	$993	$516	$196	$7,735
Commercial letters of credit	20	1	—	—	21
Standby letters of credit	140	30	11	—	181
Commitments to originate mortgage loans	544	4	—	—	548
Unfunded investment obligations	—	3	40	—	43

Total	$6,734	$1,031	$567	$196	$8,528

     The Corporation also enters into derivative contracts under which it is required either to receive cash or pay cash, depending on changes in interest rates. These contracts are carried at fair value on the consolidated statements of condition with the fair value representing the net present value of the expected future cash receipts and payments based on market rates of interest as of the statement of condition date. The fair value of the contract changes daily as interest rates change.
     Refer to the notes to the consolidated financial statements for further information on the Corporation’s contractual obligations, commercial commitments, and derivative contracts.

Credit Risk Management and Loan Quality
Credit risk represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract. Credit risk arises primarily from the Corporation’s lending activities, as well as from other on- and off-balance sheet credit instruments.
     The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating loan portfolio quality, its trends and collectibility, and assessing reserves and loan concentrations. Also, credit risk is mitigated by recruiting qualified and highly skilled credit officers, implementing and monitoring lending policies and collateral requirements, and instituting credit review procedures to ensure appropriate actions to comply with laws and regulations. The Corporation’s credit policies require prompt identification and quantification of asset quality deterioration or potential loss in order to ensure the adequacy of the allowance for loan losses. Included in these policies, primarily determined by the amount, type of loan and risk characteristics of the credit facility, are various approval levels and lending limit constraints, ranging from the branch or department level to those that are more centralized. When considered necessary, the Corporation requires collateral to support credit extensions and commitments, which is generally in the form of real estate and personal property, cash on deposit and other highly liquid instruments.
     At December 31, 2006, the Corporation’s credit exposure was centered in its $32.7 billion total loan portfolio, which represented 75% of its earning assets. The portfolio composition for the last five years is presented in Table G.
     The Corporation’s Credit Strategy Committee (CRESCO) oversees all credit-related activities and is responsible for managing the Corporation’s overall credit exposure and developing credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, management reviews asset quality ratios, trends and forecasts, problem loans, evaluates the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a monthly basis. The analysis of the allowance adequacy is presented to the Risk Management Committee of the Board of Directors for review, consideration and ratification on a quarterly basis.
     The Corporation also has a Corporate Credit Risk Management Division (CCRMD), which is centralized and independent of the lending function. It oversees the credit risk rating system and reviews the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. In addition, there is a Credit Risk Management (CRM) function at the reportable segments. The CCRMD’s functions include managing and controlling the Corporation’s credit risk, which is accomplished through various techniques applied at different stages of the credit-granting process. A CRM representative, who is a permanent member of the Executive Credit Committee, oversees adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CRM performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and / or geographic regions. The CRM strives to identify problem loans early and has specialized workout officers, who are independent of the originating unit, that handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or are considered problem loans based on their risk profile.
     The Corporation also has a Credit Process Review Group within the CRM, which performs annual comprehensive credit process reviews of several middle markets, construction, asset-based and corporate banking lending groups in BPPR. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating representative of the current credit quality of the loans, and the evaluation of collateral documentation. The monitoring performed by this group contributes to assess compliance with credit policies and underwriting standards, to determine the current level of credit risk, to evaluate the effectiveness of the credit management process and to identify control deficiencies that may arise in the credit-granting process. Based on their findings, the Credit Process Review Group recommends corrective actions, if necessary, that help in maintaining a sound credit process. CCRMD has contracted an outside loan review firm to perform the credit process reviews in the U.S. mainland operations. The CCRMD and CRM participate in defining the review plan with the outside loan review firm and actively participate in the discussions of the results of the loan reviews with the business units. The CRM may periodically review the work performed by the outside loan review firm. CRM reports the results of the loan process reviews to the Audit Committee of the Corporation’s Board of Directors.
     The Corporation issues certain credit-related off-balance sheet financial instruments, including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract, and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty’s creditworthiness and the value of any collateral held. Refer to Note 26 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this MD&A for the Corporation’s involvement in these credit-related activities.
     The Corporation is also exposed to credit risk by using derivative instruments, but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 28 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation manages exposures to a single borrower, industry or product type through participations and loan sales. The Corporation maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.
     The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses as well as corporate borrowers engaged in a wide variety of industries. The Corporation has approximately 952,600 consumer loans and 34,600 commercial lending relationships. Only 302 of these commercial borrowers have credit relations with an aggregate exposure of $10 million or more. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits. Approximately 62% of total commercial loans outstanding, including construction, are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $2.5 billion or 47% of the total consumer portfolio at December 31, 2006.
     The Corporation makes a substantial number of loans to nonprime borrowers mainly through its subsidiary PFH. The actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Rising unemployment, higher interest rates or declines in housing prices tend to have a greater negative effect on the ability of such borrowers to repay their mortgage loans. At December 31, 2006, approximately 71% of PFH’s mortgage loan portfolio was nonprime, meaning that those borrowers have a credit score of 660 or below. This represented approximately 44% of the Corporation’s mortgage loan portfolio as of such date. Any sustained period of increased delinquencies, foreclosures or losses could harm the Corporation’s ability to sell loans, the prices received for its loans, the values of its mortgage loans held-for-sale or the residual interests in securitizations. In addition, any material decline in real estate values would weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, the Corporation would be subject to the risk of loss on such mortgage asset arising from borrower defaults to the extent not covered by third-party credit enhancement. As indicated previously in this MD&A, in January 2007, the Corporation announced the adoption of a Restructuring and Integration Plan for PFH that calls for PFH to exit the wholesale nonprime mortgage origination business.
Geographical and Government Risk
The Corporation is also exposed to geographical and government risk. In the past years, Popular has diversified its geographical risk as a result of its growth strategy in the United States and the Caribbean. Puerto Rico’s share of the Corporation’s total loan portfolio has decreased from 59% at the end of 1999 to approximately 45% at December 31, 2006. The Corporation’s assets and revenue composition by geographical area and by business segment is presented in Note 30 to the consolidated financial statements.
     The economy of Puerto Rico deteriorated throughout 2006. The weakened fiscal position of the P.R. Government and pressured consumer finances which were increasingly feeling the effects of rising oil prices, utilities and taxes, affected the P.R. economy considerably. Most economic sectors weakened when compared with the previous year. These factors may also have an adverse effect in the credit quality of the Corporation’s loan portfolios, as delinquency rates could increase in the short-term, until the economy stabilizes.
     Even though Puerto Rico’s Government and many of its instrumentalities are investment-grade rated borrowers in the U.S. capital markets, the current fiscal situation of the Commonwealth’s government (P.R. Government) led nationally recognized rating agencies to downgrade the credit rating of the P.R. Government debt obligations during 2006. After the approval in July 2006 of the P.R. Government’s fiscal year 2006-2007 budget and the adoption of a sales tax, the rating agencies removed the P.R. Government obligations from their respective watch lists, thus reducing the possibility of an immediate additional downgrade. The rating agencies have maintained the negative outlook for the Puerto Rico obligation bonds. Factors such as the government’s ability to implement meaningful steps to curb operating expenditures, improve managerial and budgetary controls, and eliminate the government’s reliance on loans from the Government Development Bank of Puerto Rico to cover budget deficits will be key determinants of future rating stability and restoration of the long-term outlook.
     At December 31, 2006, the Corporation had $901 million of credit facilities granted to or guaranteed by the P.R. Government and its political subdivisions, of which $50 million are uncommitted lines of credit. Of these total credit facilities granted, $735 million in loans were outstanding at December 31, 2006. A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico is either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from the central Government. The Corporation also has loans to various municipalities for which the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consist of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities. The full good faith and credit obligations of the municipalities have a first lien on the basic property taxes.

Table N
Non-Performing Assets

	As of December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Non-accrual loans:
Commercial	$158,214	$133,746	$122,593	$168,266	$170,039
Lease financing	11,898	2,562	3,665	7,494	10,648
Mortgage	499,402	371,885	395,749	344,916	279,150
Consumer	48,074	39,316	32,010	36,350	40,019

Total non-performing loans	717,588	547,509	554,017	557,026	499,856
Other real estate	84,816	79,008	59,717	53,898	39,399

Total non-performing assets	$802,404	$626,517	$613,734	$610,924	$539,255

Accruing loans past-due 90 days or more	$99,996	$86,662	$79,091	$75,557	$67,828

Non-performing assets to loans held-in-portfolio	2.51%	2.02%	2.19%	2.74%	2.92%
Non-performing loans to loans held-in-portfolio	2.24	1.77	1.98	2.49	2.70
Non-performing assets to assets	1.69	1.29	1.38	1.68	1.60
Interest lost	$58,223	$46,198	$45,089	$45,541	$35,820

     Furthermore, as of December 31, 2006, the Corporation had outstanding $187 million in Obligations of Puerto Rico, States and Political Subdivisions as part of its investment portfolio. Refer to Notes 4 and 5 to the consolidated financial statements for additional information. Of that total, $164 million is exposed to the creditworthiness of the P.R. Government and its municipalities. Of that portfolio, $58 million are in the form of Puerto Rico Commonwealth Appropriation Bonds, which are currently rated Ba1, one notch below investment grade, by Moody’s and BBB-, the lowest investment grade rating, by Standard & Poor’s Rating Services (S&P), another nationally recognized credit rating agency. At December 31, 2006, the Appropriation Bonds indicated above represented approximately $3.0 million in unrealized losses in the Corporation’s portfolio of investment securities available-for-sale. The Corporation is closely monitoring the political and economic situation of the Island and evaluates the portfolio for any declines in value that management may consider being other-than-temporary. Management has the intent and ability to hold these investments for a reasonable period of time or up to maturity for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     As further detailed in Notes 4 and 5 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government sponsored entities. In addition, $94 million of residential mortgages and $313 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2006.
Non-Performing Assets
A summary of non-performing assets by loan categories and related ratios is presented in Table N. Non-performing assets include past-due loans that are no longer accruing interest, renegotiated loans and real estate property acquired through foreclosure. During 2004, the Corporation adopted the standard industry practice of placing commercial and construction loans on non-accrual status if payments of principal or interest are delinquent 90 days or more, instead of 60 days or more, which was its previous policy.
     Non-performing commercial loans as of December 31, 2006 reflected an 18% increase from December 31, 2005, mainly due to deteriorating economic conditions in Puerto Rico. The percentage of non-performing commercial loans to commercial loans held-in-portfolio rose from 1.06% at the end of 2005 to 1.09% at the same date in 2006. For December 31, 2004, this ratio was 1.13%. Although non-performing commercial loans at December 31, 2005 reflected an increase from 2004, they declined as a percentage of loans held-in-portfolio mainly due to portfolio growth and the acquisition of Kislak’s portfolio which had low levels of non-performing loans.
     Non-performing financing leases represented 0.97% of the lease financing portfolio at December 31, 2006, compared with 0.20% at the end of 2005. The increase in non-performing leases for 2006 was mainly the impact of a system conversion. The new lease system identifies non-accruing leases at actual days past due instead of installments past due, which was the previous system parameter. The impact in interest reversals or charge-offs as a result of this system conversion was not significant. Also, the non-performing leases to lease portfolio ratio was unfavorably impacted by a decrease in the lease portfolio, mainly in the U.S. leasing subsidiary. Non-performing financing leases represented 0.31% of the lease financing portfolio at December 31, 2004. The decline in ratio from 2004 to 2005 was associated with improved delinquency levels combined with portfolio growth.
     Non-performing mortgage loans, which increased by $127.5 million, or 34%, since December 31, 2005, represented 62% of total non-performing assets and 4.51% of total mortgage loans held-in-portfolio at December 31, 2006, compared with 59% and 3.02%, respectively, at December 31, 2005, and 64% and 3.33%, respectively, at December 31, 2004. The increase in non-performing mortgage loans since December 31, 2005 was mostly due to higher delinquencies in the U.S. mainland portfolio, primarily in the nonprime market, and to a lesser extent, in Puerto Rico resulting from deteriorating economic conditions. Contributing to the rise in the non-performing mortgage loans to mortgage loans held-in-portfolio ratio since December 31, 2005 was a decrease in the mortgage loan portfolio at BPPR in 2006 mostly associated with the pooling of mortgage loans into FNMA mortgage-backed securities and the bulk sale of individual mortgage loans to a U.S. financial institution, transactions previously described in the Non-Interest Income section of this MD&A. Historically, the Corporation has experienced a low level of losses in its mortgage portfolio, principally in Puerto Rico. Ratios of mortgage loans net charge-offs as a percentage of the average mortgage loans held-in-portfolio are presented later in the Allowance for Loan Losses section of this MD&A. The decrease in non-performing mortgage loans from 2004 to 2005 was partly influenced by the shift from delinquent loans to other real estate, as a result of higher foreclosures. Also, the mortgage loan portfolio at PFH declined since the end of 2004 due to a higher volume of off-balance sheet securitization transactions performed during 2005, in which the Corporation surrendered control over the loans.
     Non-performing consumer loans represented 0.92%, 0.83% and 0.79% of consumer loans held-in-portfolio at December 31, 2006, 2005 and 2004, respectively. The increase in this ratio resulted from higher delinquency levels, partially offset by portfolio growth.
     Other real estate assets at December 31, 2006 reflected an increase of $5.8 million, or 7%, compared with December 31, 2005. This increase was primarily associated with PFH’s nonprime mortgage business. With the slowdown in the U.S. housing market, the Corporation has seen some deterioration in certain geographic areas in which it lends. Specifically, these are areas impacted by challenges facing the automobile and related industries and a slowing of the market for resale of other real estate properties. As a result, defaulted loans in PFH’s mortgage portfolio have increased, which have moved these loans through the default process to the other real estate classification. The combination of increased flow of defaulted loans from the loan portfolio to other real estate owned and the slowing of the liquidation market has resulted in an increase in the number of units on hand.
     Under the standard industry practice, closed-end consumer loans are not customarily placed on non-accrual status prior to being charged-off. Excluding the closed-end consumer loans from non-accruing at December 31, 2006, adjusted non-performing assets would have been $754 million or 2.36% of loans held-in-portfolio, compared with $587 million or 1.89%, respectively, at December 31, 2005. The allowance to non-performing loans ratio at December 31, 2006 and 2005 would have been 78.00% and 90.85%, respectively. The decline in this ratio reflects a higher proportion of real estate secured loans in non-performing status. Given the change in policy in 2004 for placing commercial loans on non-accrual status previously discussed, and excluding the closed-end consumer loans from non-accruing at December 31, 2004, adjusted non-performing assets would have been $582 million or 2.08% of loans held-in-portfolio, and the allowance to non-performing loans ratio would have been 83.73%.
     Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Refer to Table N for information on the interest income that would have been realized had these loans been performing in accordance with their original terms.
     In addition to the non-performing loans discussed earlier, there were $103 million of loans at December 31, 2006, which in management’s opinion are currently subject to potential future classification as non-performing, and therefore are considered impaired for purposes of the analysis under SFAS No. 114. At December 31, 2005 and 2004, these potential problem loans approximated $30 million and $32 million, respectively. The increase from December 31, 2005 to the same date in 2006 was principally associated with a particular commercial lending relationship in the Corporation’s Puerto Rico banking operations.

     Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2006 and 2005 are presented below.

(Dollars in millions)	2006	2005

Loans delinquent 30 days or more	$1,917	$1,502
Total delinquencies as a percentage of total loans:
Commercial	2.93%	2.73%
Lease financing	9.30	2.52
Mortgage	9.97	7.51
Consumer	4.00	3.23

Total	5.86%	4.74%

     Accruing loans past due 90 days or more at December 31, 2006 are composed primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans included in the Corporation’s financial statements pursuant to the GNMA’s buy-back option program. Under SFAS No. 140, servicers of loans underlying GNMA mortgage-backed securities must report as their own assets defaulted loans that they have the option to purchase, even when they elect not to exercise the option. Also, accruing loans 90 days or more include residential conventional loans purchased from other financial institutions that, although delinquent, the Corporation has received timely payment from the sellers / servicers, and in most instances have limited guarantees under recourse agreements.
Allowance for Loan Losses
The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluations of inherent risks in the loan portfolio. The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis. Some of the factors that management considers in determining the allowance are current economic conditions and the resulting impact on Popular’s loan portfolio, the composition of the portfolio by loan types and risk profiles, historical loss experience, the current level of the allowance in relation to total loans and to historical loss levels, results of periodic credit reviews of individual loans, collateral values of properties securing certain loans, regulatory requirements and loan impairment measurement, among others.
     The Corporation’s methodology to determine its allowance for loan losses follows the guidance in SFAS No. 114 (as amended by SFAS No. 118) and SFAS No. 5. Under SFAS No. 114, commercial loans over a predetermined amount are identified for impairment evaluation on an individual basis and specific impairment reserves are calculated. SFAS No. 5 provides for the recognition of a loss contingency for a group of homogeneous loans, which are not individually evaluated under SFAS No. 114, when it is probable that a loss has been incurred and the amount can be reasonably estimated. To determine the allowance for loan losses under SFAS No. 5, the Corporate Credit Risk Management Division calculates the Corporation’s loan losses based on historical net charge-offs and volatility experience segregated by loan type and legal entity.
     The result of the exercise described above is compared to stress-tested levels of historic losses over a period of time, recent tendencies of losses and industry trends. Management considers all indicators derived from the process described herein, along with qualitative factors that may cause estimated credit losses associated with the loan portfolios to differ from historical loss experience. The final outcome of the provision for loan losses and the appropriate level of the allowance for loan losses for each subsidiary and the Corporation is a determination made by the CRESCO, which actively reviews the Corporation’s allowance for loan losses.
     Management’s evaluation of the quantitative factors (historical net charge-offs, statistical loss estimates, etc.) as well as qualitative factors (current economic conditions, portfolio composition, delinquency trends, etc.) results in the final determination of the provision for loan losses to maintain a level of allowance for loan losses which is deemed to be adequate. Since the determination of the allowance for loans losses considers projections and assumptions, actual losses can vary from the estimated amounts.
     Refer to Table O for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years. The increase in the allowance for loan losses to loans held-in-portfolio ratio since 2005 reflects deteriorating credit quality trends.
     Table P details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.
     Also, the following table presents net charge-offs to average loans held-in-portfolio by loan category for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004

Commercial	0.28%	0.36%	0.48%
Lease financing	1.08	0.74	2.29
Mortgage	0.51	0.42	0.29
Consumer	2.38	1.81	2.05

Total	0.74%	0.62%	0.71%

     The decline in commercial, including construction loans, net charge-offs to average loans-held-in-portfolio ratio in 2006

Table O
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)	2006	2005	2004	2003	2002

Balance at beginning of year	$461,707	$437,081	$408,542	$372,797	$336,632
Allowances acquired	—	6,291	27,185	13,697	2,327
Provision for loan losses	287,760	195,272	178,657	195,939	205,570
Impact of change in reporting period*	2,510	1,586	—	—	—

	751,977	640,230	614,384	582,433	544,529

Losses charged to the allowance:
Commercial	55,605	64,559	64,931	80,069	89,426
Lease financing	24,526	20,568	37,125	22,995	32,037
Mortgage	59,613	48,212	33,032	29,495	14,701
Consumer	149,776	108,110	103,393	100,040	103,056

	289,520	241,449	238,481	232,599	239,220

Recoveries:
Commercial	17,283	22,067	19,778	20,594	23,891
Lease financing	10,643	10,939	11,385	11,477	18,084
Mortgage	979	775	1,440	467	714
Consumer	30,870	29,145	28,575	26,170	24,799

	59,775	62,926	61,178	58,708	67,488

Net loans charged-off:
Commercial	38,322	42,492	45,153	59,475	65,535
Lease financing	13,883	9,629	25,740	11,518	13,953
Mortgage	58,634	47,437	31,592	29,028	13,987
Consumer	118,906	78,965	74,818	73,870	78,257

	229,745	178,523	177,303	173,891	171,732

Balance at end of year	$522,232	$461,707	$437,081	$408,542	$372,797

Loans held-in-portfolio:
Outstanding at year end	$32,017,017	$31,011,026	$27,991,533	$22,330,600	$18,489,192
Average	31,246,079	28,830,965	24,881,341	20,258,913	17,861,152
Ratios:
Allowance for loan losses to year end loans held-in-portfolio	1.63%	1.49%	1.56%	1.83%	2.02%
Recoveries to charge-offs	20.65	26.06	25.65	25.24	28.21
Net charge-offs to average loans held-in-portfolio	0.74	0.62	0.71	0.86	0.96
Net charge-offs earnings coverage	4.24x	4.94x	4.59x	4.59x	3.93x
Allowance for loan losses to net charge-offs	2.27	2.59	2.47	2.35	2.17
Provision for loan losses to:
Net charge-offs	1.25	1.09	1.01	1.13	1.20
Average loans held-in-portfolio	0.92%	0.68%	0.72%	0.97%	1.15%
Allowance to non-performing assets	65.08	73.69	71.22	66.87	69.13
Allowance to non-performing loans	72.78	84.33	78.89	73.34	74.58

*	Represents the net effect of provision for loan losses, less net charge-offs corresponding to the impact of the change in fiscal period at certain subsidiaries described in the overview section (change from fiscal to calendar reporting year for non-banking subsidiaries).

Table P
Allocation of the Allowance for Loan Losses

	As of December,
(Dollars in millions)	2006		2005		2004		2003		2002
		Percentage of		Percentage of		Percentage of		Percentage of		Percentage of
	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each
	for	Category to	for	Category to	for	Category to	for	Category to	for	Category to
	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*

Commercial	$204.0	45.3%	$184.4	40.7%	$179.0	38.9%	$171.5	38.4%	$163.9	43.9%
Lease financing	24.8	3.8	27.6	4.2	28.7	4.2	29.8	4.7	29.6	4.8
Mortgage	92.2	34.6	72.7	39.7	67.7	42.5	55.5	42.3	34.6	34.5
Consumer	201.2	16.3	177.0	15.4	161.7	14.4	151.7	14.6	144.7	16.8

Total	$522.2	100.0%	$461.7	100.0%	$437.1	100.0%	$408.5	100.0%	$372.8	100.0%

* Note: For purposes of this table the term loans refers to loans held-in-portfolio (excludes loans held-for-sale).

compared with 2005 was mostly associated with portfolio growth and the continuing identification and monitoring of potential problem loans. The allowance for loan losses corresponding to commercial loans held-in-portfolio represented 1.41% of that portfolio at December 31, 2006, compared with 1.46% in 2005 and 1.64% in 2004. The ratio of allowance to non-performing loans in the commercial loan category was 129.0% at the end of 2006, compared with 137.9% in 2005 and 146.0% in 2004. The decrease in this ratio from 2005 to 2006 was related to the composition of the commercial portfolio which is mostly secured by real estate and other adequate collateral, thus resulting in a lower level of losses. The portion of the allowance for loan losses related to impaired loans at December 31, 2006, 2005 and 2004, was $37 million, $20 million and $31 million, respectively. Further disclosures with respect to impaired loans are included in Note 7 to the consolidated financial statements.
     The increase in lease financing net charge-offs from 2005 to 2006 was related principally to higher delinquencies in Puerto Rico and increased charge-offs in the U.S. leasing subsidiary related to a particular customer lending relationship. The allowance for loan losses to the lease financing portfolio was 2.03% at December 31, 2006, compared with 2.11% at the same date in 2005 and 2.46% in 2004.
     Consumer loans net-charge offs for 2006 showed an increase of 51% when compared to 2005 and also increased as a percentage of the average consumer loan portfolio. The increase in this ratio was associated with higher delinquencies in Puerto Rico and growth in unsecured consumer loans, primarily personal loans and credit cards. The allowance for loan losses for consumer loans held-in-portfolio represented 3.86% of that portfolio at December 31, 2006, compared with 3.71% in 2005 and 4.00% in 2004. The increase in this ratio was the result of higher loan volumes coupled with increased levels of delinquencies and charge-offs.
     Mortgage loans net charge-offs for the year ended December 31, 2006 experienced an increase of 24% when compared with the previous year, mostly related with PFH. The mortgage loans net charge-offs to average mortgage loans held-in-portfolio ratio at this subsidiary as of December 31, 2006 was 0.77%, compared with 0.62% in 2005 and 0.38% in 2004. This increase was due to higher delinquency levels in the Corporation’s nonprime mortgage loan portfolio. Although deteriorating economic conditions have impacted the mortgage delinquency rates in Puerto Rico increasing the levels of non-accruing mortgage loans, historically the Corporation has experienced a low level of losses in its P.R. mortgage loan portfolio. This portfolio consists primarily of loans with adequate collateral coverage. The Corporation’s allowance for loan losses for mortgage loans held-in-portfolio represented 0.83% of that portfolio at December 31, 2006, compared with 0.59% in 2005 and 0.57% in 2004. The increase in this ratio from 2005 to 2006 was the result of higher trend of net charge-offs, the inherent losses in the nonprime portfolio due to economic conditions and the slowdown in that sector’s housing market.
Operational Risk Management
Operational risk can manifest itself in various ways, including errors, fraud, business interruptions, inappropriate behavior of employees, and failure to perform in a timely manner, among others. These events can potentially result in financial losses and other damages to the Corporation, including reputational harm. The successful management of operational risk is particularly important to a diversified financial services company like Popular because of the nature, volume and complexity of its various businesses.
     To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Corporation’s Operational Risk Committee (ORCO), which is composed of senior level representatives from the business lines and corporate functions, provides executive oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. The Operational Risk Management Division, within the Corporation’s Risk Management Group, serves as ORCO’s operating arm and is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk. In addition, the Internal Audit Division provides oversight about policy compliance and ensures adequate attention is paid to correct issues identified.
     Operational risks fall into two major categories, business specific and corporate-wide affecting all business lines. The primary responsibility for the day-to-day management of business specific risks relies on business unit managers. Accordingly, business unit managers are responsible to ensure that appropriate risk containment measures, including corporate-wide or business segment specific policies and procedures, controls and monitoring tools, are in place to minimize risk occurrence and loss exposures. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis and contingency plans for systems interruptions. To manage corporate-wide risks, specialized groups such as Legal, Information Security, Business Continuity, Finance and Compliance, assist the business units in the development and implementation of risk management practices specific to the needs of the individual businesses.
     Operational risk management plays a different role in each category. For business specific risks, the Operational Risk Management Group works with the segments to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business continuity, legal and compliance, the risks are assessed and a consolidated corporate view is developed and communicated to the business level.
Significant Events Subsequent to Year-End 2006
U.S. Reorganization
As part of the Restructuring and Integration Plan of PFH, discussed previously in this MD&A, the Corporation actively worked in an internal corporate reorganization of its U.S. subsidiaries (the “Reorganization”). After notifying the Board of Governors of the Federal Reserve System and obtaining approval of the Corporation’s Board of Directors in January 2007, E-LOAN, as well as all of its direct and indirect subsidiaries, with the exception of E-LOAN Insurance Services, Inc. and E-LOAN International, Inc., became operating subsidiaries of BPNA. Prior to the consummation of this Reorganization, E-LOAN was a direct wholly-owned subsidiary of PFH. E-LOAN continues to offer its full range of products and conduct its direct activities through its online platform. As indicated previously in this MD&A, PFH business will be focused on consumer financing through its branch network and growing its third party mortgage servicing business.
     The Reorganization integrates a significant portion of Popular’s U.S. mainland lending operations into BPNA with the goal of centralizing similar business lines and facilities. This integration will benefit BPNA and E-LOAN and the direct and indirect subsidiaries of each by combining the knowledge and experience of the two entities in the lending business. E-LOAN will also benefit from lower cost funding. BPNA expects to strengthen the services it provides to customers and expand its operations and profitability. All U.S. mainland operations of Popular North America (BPNA, PFH and E-LOAN) will report to a single corporate senior executive vice-president that reports directly to the Chief Executive Officer.
     The Reorganization did not cause any disruption or interruption in the delivery of services and products offered by the Corporation’s banking and non-banking subsidiaries to existing and potential customers in each of the markets served.
Recently Issued Accounting Pronouncements and Interpretations
The following is a list of recently issued accounting pronouncements and interpretations that were adopted in 2006 or that are applicable in subsequent years. Refer to Note 1 to the consolidated financial statements for a description of each statement and management’s assessment as to the impact of the adoptions.
SFAS No. 123-R “Share-Based Payment” - This Statement focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting of transactions in which an entity obtains goods or services in share-based payment transactions. The impact of the adoption of SFAS 123-R in January 2006 was not significant for the results of the year ended December 31, 2006. Refer to Notes 1 and 23 to the consolidated financial statements for required disclosures and further information on the impact of this accounting pronouncement.
SFAS No. 153 “Exchanges of Nonmonetary Assets” - In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The entity’s future cash flows are expected to significantly change if either of the following criteria is met: a) the configuration (risk, timing, and amount) of the future cash flows of the asset(s) received differs significantly from the configuration of the future cash flows of the asset(s) transferred; or b) the entity-specific value of the asset(s) received differs from the entity-specific value of the asset(s) transferred, and the difference is significant in relation to the fair values of the assets exchanged. A qualitative assessment will, in some cases, be conclusive in determining that the estimated cash flows of the entity are expected to significantly change as a result of the exchange. SFAS No. 153 was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This Statement did not have a material impact on the Corporation’s financial condition, results of operations, or cash flows upon adoption in 2006.
SFAS No. 154 “Accounting Changes and Error Corrections” - In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle. SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. SFAS No. 154, effective in 2006, did not have a significant impact on the statement of condition or results of operations of the Corporation.
SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” - In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140. SFAS No. 155 permits companies to elect, on a transaction-by-transaction basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS No. 133. The statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Corporation elected to adopt SFAS No. 155 commencing in January 2007. The adoption of SFAS No. 155 is not expected to have a material impact on the Corporation’s consolidated financial statements.
SFAS No. 156 “Accounting for Servicing of Financial Assets — an amendment of FASB No. 140” — SFAS No. 156 requires that all separately recognized servicing assets and liabilities be initially measured at fair value, if practicable. For subsequent measurements, SFAS No. 156 permits companies to choose between using an amortization method or a fair value measurement method for reporting purposes by class of servicing asset or liability. The Corporation elected to adopt SFAS No. 156 commencing in January 2007. The adoption of SFAS No. 156 is not expected to have a material impact on the Corporation’s consolidated financial statements.
SFAS No. 157 “Fair Value Measurements” — SFAS No. 157, issued in September 2006, defines fair value, establishes a framework of measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are: (1) quoted market prices for identical assets or liabilities in active markets; (2) observable market-based inputs or unobservable inputs that are corroborated by market data; and (3) unobservable inputs that are not corroborated by market data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation plans to adopt the provisions of SFAS No. 157 commencing with the first quarter of 2008. The Corporation is evaluating the impact that this accounting pronouncement may have in its consolidated financial statements and disclosures.
SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” - This accounting standard requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements.
     The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for the Corporation as of December 31, 2006. Refer to Note 22 to the consolidated financial statements and to the Overview section of this MD&A for further information.
SFAS No. 159 “Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities” - In February 2007, the FASB issued SFAS No. 159 which provides companies with an option to report selected financial assets and liabilities at fair value. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. Management is evaluating the impact that this recently issued accounting standard may have on its consolidated financial statements.
FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” (FIN 48) - In 2006, the FASB issued FIN 48 which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The accounting provisions of FIN 48 will be effective for the Corporation beginning January 1, 2007. The Corporation is currently evaluating the effects of FIN 48, but based on the analysis performed at the time, management does not anticipate that its adoption will have a material impact to the consolidated financial statements.
EITF Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation,” (EITF 06-03) - In June 2006, the EITF reached a consensus on EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 will be effective for the Corporation as of January 1, 2007. The adoption of EITF 06-03 is not expected to have a material impact on the Corporation’s consolidated financial statements.
EITF Issue No. 06-5 “Accounting for Purchases of Life Insurance –Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (EITF 06-5) - EITF 06-5 focuses on how an entity should determine the “amount that could be realized under the insurance contract” at the balance sheet date in applying FTB 85-4, and whether the determination should be on an individual or group policy basis. At the September 2006 meeting, the Task Force affirmed as a final consensus that the cash surrender value and any additional amounts provided by the contractual terms of the insurance policy that are realizable at the balance sheet date should be considered in determining the amount that could be realized under FTB 85-4, and any amounts that are not immediately payable to the policyholder in cash should be discounted to their present value. Additionally, the Task Force affirmed as a final consensus the tentative conclusion that in determining “the amount that could be realized,” companies should assume that policies will be surrendered on an individual-by-individual basis, rather than surrendering the entire group policy. Also, the Task Force reached a consensus that contractual limitations on the ability to surrender a policy do not affect the amount to be reflected under FTB 85-4, but, if significant, the nature of those restrictions should be disclosed. The consensus would be effective for fiscal years beginning after December 15, 2006. The guidance should be adopted with a cumulative effect adjustment to beginning retained earnings for all existing arrangements or retrospectively in accordance with SFAS No. 154. The Corporation is currently evaluating any impact that the adoption of EITF 06-5 may have on its statement of financial condition or results of operations as it relates to the bank-owned life insurance policy for which the Corporation is beneficiary. Management does not expect such impact to be material.
Staff Accounting Bulletin No. 108 — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108) - In September 2006, the Securities and Exchange Commission (SEC) issued SAB No. 108 expressing the SEC staff’s views regarding the process of quantifying financial statement misstatements and the build up of improper amounts on the balance sheet. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. The adoption of SAB 108 in 2006 did not result in a material impact on the Corporation’s consolidated financial statements.

Glossary of Selected Financial Terms
Allowance for Loan Losses - The reserve established to cover credit losses inherent in loans held-in-portfolio.
Asset Securitization - The process of converting receivables and other assets that are not readily marketable into securities that can be placed and traded in capital markets.
Basis Point - Equals to one-hundredth of one percent. Used to express changes or differences in interest yields and rates.
Book Value Per Common Share - Total common shareholders’ equity divided by the total number of common shares outstanding.
Cash Flow Hedge - A derivative designated as hedging the exposure to variable cash flows of a forecasted transaction.
Common Shares Outstanding - Total number of shares of common stock issued less common shares held in treasury.
Core Deposits - A deposit category that includes all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000. These deposits are considered a stable source of funds.
Cumulative Total Return to Common Stockholders - Was obtained by dividing (i) the cumulative amount of dividends per share, assuming dividend reinvestment since the measurement point December 31, 2001 plus (ii) the change in the per share price since the measurement date, by the share price at the measurement date.
Derivative - A contractual agreement between two parties to exchange cash or other assets in response to changes in an external factor, such as an interest rate or a foreign exchange rate.
Dividend Payout Ratio - Dividends paid on common shares divided by net income applicable to shares of common stock.
Duration - Expected life of a financial instrument taking into account its coupon yield / cost, interest payments, maturity and call features. Duration attempts to measure actual maturity, as opposed to final maturity. Duration measures the time required to recover a dollar of price in present value terms (including principal and interest), whereas average life computes the average time needed to collect one dollar of principal.
Earning Assets - Assets that earn interest, such as loans, investment securities, money market investments and trading account securities.
Effective Tax Rate - Income tax expense divided by income before taxes.
Efficiency Ratio - Non-interest expense divided by net interest income plus recurring non-interest income.
Fair Value Hedge - A derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment.
Gap - The difference that exists at a specific period of time between the maturities or repricing terms of interest-sensitive assets and interest-sensitive liabilities.
Goodwill - The excess of the purchase price of net assets over the fair value of net assets acquired in a business combination.
Interest-only Strip - The holder receives interest payments based on the current value of the loan collateral. High prepayments can return less to the holder than the dollar amount invested.
Interest Rate Caps / Floors - An interest rate cap is a contractual agreement between two counterparties in which the buyer, in return for paying a fee, will receive cash payments from the seller at specified dates if rates go above a specified interest rate level known as the strike rate (cap). An interest rate floor is a contractual agreement between two counterparties in which the buyer, in return for paying a fee, will receive cash payments from the seller at specified dates if interest rates go below the strike rate.
Interest Rate Swap - Financial transactions in which two counterparties agree to exchange streams of payments over time according to a predetermined formula. Swaps are normally used to transform the market exposure associated with a loan or bond borrowing from one interest rate base (fixed-term or floating rate).
Interest-Sensitive Assets / Liabilities - Interest-earning assets / liabilities for which interest rates are adjustable within a specified time period due to maturity or contractual arrangements.
Net Charge-Offs - The amount of loans written-off as uncollectible, net of the recovery of loans previously written-off.
Net Income Applicable to Common Stock - Net income less dividends paid on the Corporation’s preferred stock.

Net Income Per Common Share - Basic - Net income applicable to common stock divided by the number of weighted-average common shares outstanding.
Net Income Per Common Share - Diluted - Net income applicable to common stock divided by the sum of weighted-average common shares outstanding plus the effect of common stock equivalents that have the potential to be converted into common shares.
Net Interest Income -The difference between the revenue generated on earning assets, less the interest cost of funding those assets.
Net Interest Margin - Net interest income divided by total average earning assets.
Net Interest Spread - Difference between the average yield on earning assets and the average rate paid on interest bearing liabilities, and the contribution of non-interest bearing funds supporting earning assets (primarily demand deposits and stockholders’ equity).
Non-Performing Assets - Includes loans on which the accrual of interest income has been discontinued due to default on interest and / or principal payments or other factors indicative of doubtful collection, loans for which the interest rates or terms of repayment have been renegotiated, and real estate which has been acquired through foreclosure.
Option Contract - Conveys a right, but not an obligation, to buy or sell a specified number of units of a financial instrument at a specific price per unit within a specified time period. The instrument underlying the option may be a security, a futures contract (for example, an interest rate option), a commodity, a currency, or a cash instrument. Options may be bought or sold on organized exchanges or over the counter on a principal-to-principal basis or may be individually negotiated. A call option gives the holder the right, but not the obligation, to buy the underlying instrument. A put option gives the holder the right, but not the obligation, to sell the underlying instrument.
Overcollaterization - A type of credit enhancement by which an issuer of securities pledged collateral in excess of what is needed to adequately cover the repayment of the securities plus a reserve. By pledging collateral with a higher face value than the securities being offered for sale, an issuer of mortgage-backed bonds can get a more favorable rating from a rating agency and also guard against the possibility that the bonds may be called before maturity because of mortgage prepayments.
Overhead Ratio - Operating expenses less non-interest income divided by net interest income.
Provision For Loan Losses - The periodic expense needed to maintain the level of the allowance for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends, and taking into account loan impairment and net charge-offs.
Return on Assets - Net income as a percentage of average total assets.
Return on Equity - Net income applicable to common stock as a percentage of average common stockholders’ equity.
Servicing Right - A contractual agreement to provide certain billing, bookkeeping and collection services with respect to a pool of loans.
Tangible Equity - Consists of stockholders’ equity less goodwill and other intangible assets.
Tier 1 Leverage Ratio - Tier 1 Risk-Based Capital divided by average adjusted quarterly total assets. Average adjusted quarterly assets are adjusted to exclude non-qualifying intangible assets and disallowed deferred tax assets.
Tier 1 Risk — Based Capital - Consists of common stockholders’ equity (including the related surplus, retained earnings and capital reserves), qualifying noncumulative perpetual preferred stock, qualifying trust preferred securities and minority interest in the equity accounts of consolidated subsidiaries, less goodwill and other disallowed intangible assets, disallowed portion of deferred tax assets and the deduction for nonfinancial equity investments.
Total Risk-Adjusted Assets - The sum of assets and credit equivalent off-balance sheet amounts that have been adjusted according to assigned regulatory risk weights, excluding the non-qualifying portion of allowance for loan and lease losses, goodwill and other intangible assets.
Total Risk-Based Capital - Consists of Tier 1 Capital plus the allowance for loan losses, qualifying subordinated debt and the allowed portion of the net unrealized gains on available-for-sale equity securities.
Treasury Stock - Common stock repurchased and held by the issuing corporation for possible future issuance.

Statistical Summary 2002-2006
Statements of Condition

	As of December 31,
(In thousands)	2006	2005	2004	2003	2002

Assets
Cash and due from banks	$950,158	$906,397	$716,459	$688,090	$652,556

Money market investments:
Federal funds sold and securities purchased under agreements to resell	286,531	740,770	879,321	764,780	1,091,435
Time deposits with other banks	15,177	8,653	319	8,046	3,057
Bankers’ acceptances	—	—	—	67	154

	301,708	749,423	879,640	772,893	1,094,646

Trading securities, at fair value	382,325	519,338	385,139	605,119	510,346
Investment securities available-for-sale, at fair value	9,850,862	11,716,586	11,162,145	10,051,579	10,310,656
Investment securities held-to-maturity, at amortized cost	91,340	153,104	340,850	186,821	180,751
Other investment securities, at lower of cost or realizable value	297,394	319,103	302,440	233,144	221,247
Loans held-for-sale, at lower of cost or market	719,922	699,181	750,728	271,592	1,092,927

Loans held-in-portfolio:	32,325,364	31,308,639	28,253,923	22,613,879	18,775,847
Less - Unearned income	308,347	297,613	262,390	283,279	286,655
Allowance for loan losses	522,232	461,707	437,081	408,542	372,797

	31,494,785	30,549,319	27,554,452	21,922,058	18,116,395

Premises and equipment, net	595,140	596,571	545,681	485,452	461,177
Other real estate	84,816	79,008	59,717	53,898	39,399
Accrued income receivable	248,240	245,646	207,542	176,152	184,549
Other assets	1,611,890	1,325,800	1,046,374	769,037	578,091
Goodwill	667,853	653,984	411,308	191,490	182,965
Other intangible assets	107,554	110,208	39,101	27,390	34,647

	$47,403,987	$48,623,668	$44,401,576	$36,434,715	$33,660,352

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,222,133	$3,958,392	$4,173,268	$3,726,707	$3,367,385
Interest bearing	20,216,198	18,679,613	16,419,892	14,371,121	14,247,355

	24,438,331	22,638,005	20,593,160	18,097,828	17,614,740
Federal funds purchased and assets sold under agreements to repurchase	5,762,445	8,702,461	6,436,853	5,835,587	6,684,551
Other short-term borrowings	4,034,125	2,700,261	3,139,639	1,996,624	1,703,562
Notes payable	8,737,246	9,893,577	10,180,710	6,992,025	4,298,853
Subordinated notes	—	—	125,000	125,000	125,000
Preferred beneficial interest in Popular North America’s junior subordinated deferrable interest debentures guaranteed by the Corporation	—	—	—	—	144,000
Other liabilities	811,424	1,240,002	821,491	633,129	677,605

	43,783,571	45,174,306	41,296,853	33,680,193	31,248,311

Minority interest in consolidated subsidiaries	110	115	102	105	1,162

Stockholders’ equity:
Preferred stock	186,875	186,875	186,875	186,875	—
Common stock	1,753,146	1,736,443	1,680,096	837,566	834,799
Surplus	526,856	452,398	278,840	314,638	278,366
Retained earnings	1,594,144	1,456,612	1,129,793	1,601,851	1,300,437
Treasury stock — at cost	(206,987)	(207,081)	(206,437)	(205,527)	(205,210)
Accumulated other comprehensive (loss) income, net of tax	(233,728)	(176,000)	35,454	19,014	202,487

	3,620,306	3,449,247	3,104,621	2,754,417	2,410,879

	$47,403,987	$48,623,668	$44,401,576	$36,434,715	$33,660,352

Statistical Summary 2002-2006
Statements of Income

	For the year ended December 31,
(In thousands, except per
common share information)	2006	2005	2004	2003	2002

Interest Income:
Loans	$2,486,453	$2,116,299	$1,751,150	$1,550,036	$1,528,903
Money market investments	29,626	30,736	25,660	25,881	32,505
Investment securities	516,237	488,814	413,492	422,295	445,925
Trading securities	32,125	30,010	25,963	36,026	16,464

Total interest income	3,064,441	2,665,859	2,216,265	2,034,238	2,023,797
Less — Interest expense	1,636,531	1,241,652	840,754	749,550	863,553

Net interest income	1,427,910	1,424,207	1,375,511	1,284,688	1,160,244
Provision for loan losses	287,760	195,272	178,657	195,939	205,570

Net interest income after provision for loan losses	1,140,150	1,228,935	1,196,854	1,088,749	954,674
Net gain (loss) on sale and valuation adjustment of investment securities	4,359	52,113	15,254	71,094	(3,342)
Trading account profit (loss)	35,288	30,051	(159)	(10,214)	(804)
Gain on sale of loans	117,421	83,297	44,168	53,572	52,077
All other operating income	652,417	619,814	549,508	511,558	495,832

	1,949,635	2,014,210	1,805,625	1,714,759	1,498,437

Operating Expenses:
Personnel costs	668,671	622,689	571,018	526,444	488,741
All other operating expenses	816,402	705,511	599,994	586,639	540,261

	1,485,073	1,328,200	1,171,012	1,113,083	1,029,002

Income before tax, minority interest and cumulative effect of accounting change	464,562	686,010	634,613	601,676	469,435
Income tax	106,886	148,915	144,705	130,326	117,255
Net gain of minority interest	—	—	—	(435)	(248)

Income before cumulative effect of accounting change	357,676	537,095	489,908	470,915	351,932
Cumulative effect of accounting change, net of tax	—	3,607	—	—	—

Net Income	$357,676	$540,702	$489,908	$470,915	$351,932

Net Income Applicable to Common Stock	$345,763	$528,789	$477,995	$460,996	$349,422

Basic EPS Before Cumulative Effect of Accounting Change*	$1.24	$1.97	$1.79	$1.74	$1.31

Diluted EPS Before Cumulative Effect of Accounting Change*	$1.24	$1.96	$1.79	$1.74	$1.31

Basic EPS After Cumulative Effect of Accounting Change*	$1.24	$1.98	$1.79	$1.74	$1.31

Diluted EPS After Cumulative Effect of Accounting Change*	$1.24	$1.97	$1.79	$1.74	$1.31

Dividends Declared per Common Share	$0.64	$0.64	$0.62	$0.51	$0.40

*	The average common shares used in the computation of basic earnings per common share were 278,468,552 for 2006; 267,334,606 for 2005; 266,302,105 for 2004; 265,481,840 for 2003 and 267,830,164 for 2002. The average common shares used in the computation of diluted earnings per common share were 278,703,924 for 2006; 267,839,018 for 2005; 266,674,856 for 2004; 265,595,832 for 2003 and 267,830,550 for 2002.

Statistical Summary 2002-2006
Average Balance Sheet and
Summary of Net Interest Income

On a Taxable Equivalent Basis*
(Dollars in thousands)	2006			2005
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Money market investments	$564,423	$31,382	5.56%	$797,166	$33,319	4.18%

U.S. Treasury securities	521,917	22,930	4.39	551,328	25,613	4.65
Obligations of U.S. Government entities	7,527,841	368,738	4.90	7,574,297	364,081	4.81
Obligations of Puerto Rico, States and political subdivisions	188,690	13,249	7.02	247,220	14,954	6.05
Collateralized mortgage obligations and mortgage-backed securities	3,063,097	177,206	5.79	3,338,925	163,853	4.91
Other	472,746	23,465	4.96	518,516	22,588	4.36

Total investment securities	11,774,291	605,588	5.14	12,230,286	591,089	4.83

Trading account securities	512,960	34,004	6.63	487,319	32,427	6.65

Loans (net of unearned income)	32,078,716	2,508,870	7.82	29,730,913	2,135,511	7.18

Total interest earning assets/ Interest income	44,930,390	$3,179,844	7.08%	43,245,684	$2,792,346	6.46%

Total non-interest earning assets	3,364,176			3,116,645

Total assets	$48,294,566			$46,362,329

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$9,317,779	$157,431	1.69%	$9,408,358	$125,585	1.33%
Time deposits	9,976,613	422,663	4.24	8,776,314	305,228	3.48
Short-term borrowings	10,677,161	518,960	4.86	10,327,417	349,203	3.38
Notes payable	9,868,385	537,477	5.45	9,644,925	453,489	4.70
Subordinated notes				119,178	8,147	6.84
Preferred beneficial interest in junior subordinated deferrable interest debentures guaranteed by the Corporation

Total interest bearing liabilities/ Interest expense	39,839,938	1,636,531	4.11	38,276,192	1,241,652	3.24

Total non-interest bearing liabilities	4,713,355			4,811,329

Total liabilities	44,553,293			43,087,521

Stockholders’ equity	3,741,273			3,274,808

Total liabilities and stockholders’ equity	$48,294,566			$46,362,329

Net interest income on a taxable equivalent basis		$1,543,313			$1,550,694

Cost of funding earning assets			3.64%			2.87%

Net interest margin			3.44%			3.59%

Effect of the taxable equivalent adjustment		115,403			126,487

Net interest income per books		$1,427,910			$1,424,207

*	Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

2004			2003			2002
Average		Average	Average		Average	Average		Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

$835,139	$25,660	3.07%	$833,237	$25,881	3.11%	$1,012,357	$32,505	3.21%

550,997	26,600	4.83	472,114	24,615	5.21	467,517	34,055	7.28

6,720,329	322,854	4.80	6,451,157	356,008	5.52	5,971,610	354,035	5.93

255,244	13,504	5.29	201,505	13,570	6.73	188,883	11,911	6.31

3,233,378	128,421	3.97	3,062,564	118,097	3.86	3,021,564	119,887	3.97
402,112	15,406	3.83	407,105	16,267	4.00	439,800	19,028	4.33

11,162,060	506,785	4.54	10,594,445	528,557	4.99	10,089,374	538,916	5.34

480,890	27,387	5.70	623,632	37,887	6.08	363,963	16,961	4.66

25,143,559	1,765,290	7.02	20,730,041	1,562,083	7.54	18,729,220	1,539,032	8.22

37,621,648	$2,325,122	6.18%	32,781,355	$2,154,408	6.57%	30,194,914	$2,127,414	7.05%

2,277,127			1,893,406			1,627,476

$39,898,775			$34,674,761			$31,822,390

$8,373,541	$92,026	1.10%	$7,741,007	$102,293	1.32%	$7,277,387	$160,314	2.20%

7,117,062	238,325	3.35	6,521,861	240,598	3.69	6,480,501	272,101	4.20
8,782,042	165,425	1.88	8,390,874	147,456	1.76	7,787,011	185,343	2.38
8,047,867	336,415	4.18	5,124,604	234,776	4.58	4,132,811	224,800	5.44
125,000	8,563	6.85	125,000	8,539	6.83	125,000	8,536	6.83

			194,959	15,888	8.15	145,254	12,459	8.58

32,445,512	840,754	2.59	28,098,305	749,550	2.67	25,947,964	863,553	3.33

4,550,126			4,031,343			3,724,040

36,995,638			32,129,648			29,672,004

2,903,137			2,545,113			2,150,386

$39,898,775			$34,674,761			$31,822,390

	$1,484,368			$1,404,858			$1,263,861

		2.23%			2.29%			2.86%

		3.95%			4.28%			4.19%

	108,857			120,170			103,617

	$1,375,511			$1,284,688			$1,160,244

Statistical Summary 2005-2006
Quarterly Financial Data

	2006				2005
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Summary of Operations
Interest income	$778,863	$781,331	$762,037	$742,210	$719,395	$666,088	$647,096	$633,280
Interest expense	418,534	439,293	396,258	382,446	358,014	317,978	289,666	275,994

Net interest income	360,329	342,038	365,779	359,764	361,381	348,110	357,430	357,286
Provision for loan losses	108,272	63,445	67,096	48,947	51,040	49,960	49,936	44,336
Net (loss) gain on sale and valuation adjustment of investment securities	(680)	7,123	(14,424)	12,340	1,222	(920)	561	51,250
Other non-interest income	205,997	184,226	198,410	216,493	212,958	175,968	189,897	154,339
Operating expenses	378,916	359,923	362,980	383,254	357,754	329,413	324,199	316,834

Income before income tax and cumulative effect of accounting change	78,458	110,019	119,689	156,396	166,767	143,785	173,753	201,705
Income tax	18,826	27,859	22,308	37,893	36,520	28,569	41,393	42,433

Income before cumulative effect of accounting change	59,632	82,160	97,381	118,503	130,247	115,216	132,360	159,272
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	—	3,607

Net income	$59,632	$82,160	$97,381	$118,503	$130,247	$115,216	$132,360	$162,879

Net income applicable to common stock	$56,654	$79,181	$94,403	$115,525	$127,269	$112,237	$129,382	$159,901

Net income per common share:
Basic before cumulative effect of accounting change	$0.20	$0.28	$0.34	$0.42	$0.48	$0.42	$0.48	$0.59
Diluted before cumulative effect of accounting change*	0.20	0.28	0.34	0.42	0.47	0.42	0.48	0.58
Basic after cumulative effect of accounting change	0.20	0.28	0.34	0.42	0.48	0.42	0.48	0.60
Diluted after cumulative effect of accounting change	0.20	0.28	0.34	0.42	0.47	0.42	0.48	0.60

Selected Average Balances
(In millions)
Total assets	$47,299	$48,376	$48,565	$48,957	$48,330	$46,048	$45,599	$45,439
Loans	32,171	32,273	31,941	31,924	31,266	29,297	29,035	29,326
Interest earning assets	43,992	44,948	45,196	45,604	44,903	42,925	42,596	42,547
Deposits	24,204	23,217	22,976	22,644	22,501	22,567	22,339	21,592
Interest bearing liabilities	38,732	39,841	40,094	40,714	40,315	38,110	37,315	37,335

Selected Ratios
Return on assets	0.50%	0.67%	0.80%	1.02%	1.07%	0.99%	1.16%	1.43%
Return on equity	6.20	8.75	10.72	14.04	15.66	14.21	17.06	21.62

*	Quarterly amounts for 2005 do not add to the year-to-date total due to rounding.